     As filed with the Securities and Exchange Commission on August 6, 1998


                                                      REGISTRATION NO. 333-56461
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          TALON AUTOMOTIVE GROUP, INC.
             (Exact name of registrant as specified in its charter)

              MICHIGAN                                3465                               38-3382174
  (State or other jurisdiction of         (Primary Standard Industrial      (I.R.S. Employer Identification No.)
   incorporation or organization)         Classification Code Number)

                               900 WILSHIRE DRIVE
                                   SUITE 203
                              TROY, MICHIGAN 48084
                                 (248) 362-7600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DAVID J. WOODWARD
        VICE PRESIDENT OF FINANCE, CHIEF FINANCIAL OFFICER AND TREASURER
                          TALON AUTOMOTIVE GROUP, INC.
                               900 WILSHIRE DRIVE
                                   SUITE 203
                              TROY, MICHIGAN 48084
                                 (248) 362-7600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                WITH COPIES TO:

                            RICHARD M. BOLTON, ESQ.
                             MARK A. DENSMORE, ESQ.
                             DICKINSON WRIGHT PLLC
                              500 WOODWARD AVENUE
                                   SUITE 4000
                          DETROIT, MICHIGAN 48226-3425
                                 (313) 223-3500
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF               AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED            UNIT(1)             PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
9 5/8% Senior Subordinated Notes due 2008,
  Series B.................................    $120,000,000            100%             $120,000,000          $35,400.00
-----------------------------------------------------------------------------------------------------------------------------
Guarantees of 9 5/8% Senior Subordinated
  Notes due 2008...........................         (2)                 (2)                  (2)                  (2)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f) solely for the purposes of calculating the registration fee.
(2) Pursuant to Rule 457(n), no registration fee is required with respect to the Guarantees of the Senior Subordinated Notes registered hereby.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
                            ------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                                                       PRIMARY STANDARD
 EXACT NAME OF GUARANTOR REGISTRANT AS                                          I.R.S. EMPLOYER           INDUSTRIAL
        SPECIFIED IN ITS CHARTER             JURISDICTION OF ORGANIZATION     IDENTIFICATION NO.   CLASSIFICATION CODE NO.
---------------------------------------------------------------------------------------------------------------------------
VS Holdings, Inc........................               Michigan                   38-3382174                 3465
---------------------------------------------------------------------------------------------------------------------------
Veltri Holdings USA, Inc................               Indiana                    35-1849474                 3465
---------------------------------------------------------------------------------------------------------------------------
Veltri Metal Products Co................             Nova Scotia                  38-3354143                 3465
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                          TALON AUTOMOTIVE GROUP, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


                     FORM S-4 ITEM NUMBER                         HEADING OR SUBHEADING IN PROSPECTUS
                     --------------------                         -----------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
    1.   Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus....  Facing Page of Registration Statement; Cross Reference
                                                     Sheet; Outside Front Cover Page of Prospectus.

    2.   Inside Front and Outside Back Cover Pages
         of Prospectus.............................  Inside Front Cover Page of Prospectus; Outside Back Cover
                                                     Page of Prospectus.

    3.   Risk Factors, Ratio of Earnings to Fixed
         Charges, and Other Information............  Prospectus Summary; Risk Factors; Selected Financial Data;
                                                     Unaudited Pro Forma Condensed Combined Financial
                                                     Information; Notes to Unaudited Pro Forma Condensed Combined
                                                     Financial Information; Unaudited Pro Forma Condensed
                                                     Combined Interim Financial Information; Notes to Unaudited
                                                     Pro Forma Condensed Combined Interim Financial Information

    4.   Terms of the Transaction..................  Prospectus Summary; The Exchange Offer; Description of New
                                                     Notes; Federal Income Tax Consequences Relating to the
                                                     Exchange Offer; Description of Senior Debt; Old Notes;
                                                     Registration Rights; Book Entry; Delivery and Form; Plan of
                                                     Distribution.

    5.   Pro Forma Financial Information...........  Prospectus Summary; Unaudited Pro Forma Condensed Combined
                                                     Financial Information; Notes to Unaudited Pro Forma
                                                     Condensed Combined Financial Information; Unaudited Pro
                                                     Forma Condensed Combined Interim Financial Information;
                                                     Notes to Unaudited Pro Forma Condensed Combined Interim
                                                     Financial Information

    6.   Material Contracts With the Company Being
         Acquired..................................  Not Applicable.

    7.   Additional Information Required For
         Reoffering by Persons and Parties Deemed
         to be Underwriters........................  Not Applicable.

    8.   Interests of Named Experts and Counsel....  Legal Matters; Experts.

    9.   Disclosure of Commission Position on
         Indemnification For Securities Act
         Liabilities...............................  Not Applicable.

B.  INFORMATION ABOUT THE REGISTRANT

    10.  Information With Respect to S-3
         Registrants...............................  Not Applicable.

    11.  Incorporation of Certain Information by
         Reference.................................  Not Applicable.

    12.  Information With Respect to S-2 or S-3
         Registrants...............................  Not Applicable.

    13.  Incorporation of Certain Information by
         Reference.................................  Not Applicable.

    14.  Information With Respect to Registrants
         Other Than S-2 or S-3 Companies...........  Prospectus Summary; Capitalization; Selected Financial Data;
                                                     Management's Discussion and Analysis of Financial Condition
                                                     and Results of Operations; Unaudited Pro Forma Condensed
                                                     Combined Financial Information; Notes to Unaudited Pro Forma
                                                     Condensed Combined Financial Information; Unaudited Pro
                                                     Forma Condensed Combined Interim Financial Information;
                                                     Notes to Unaudited Pro Forma Condensed Combined Interim
                                                     Financial Information; Business; Certain Relationships and
                                                     Related Transactions; Description of New Notes; Combined
                                                     Financial Statements.
C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

    15.  Information With Respect to S-3
         Companies.................................  Not Applicable.

    16.  Information With Respect to S-2 or S-3
         Companies.................................  Not Applicable.

    17.  Information With Respect to Companies
         Other Than S-2 or S-3 Companies...........  Not Applicable.

D.  VOTING AND MANAGEMENT INFORMATION

    18.  Information if Proxies, Consents or
         Authorizations Are to be Solicited........  Not Applicable.

    19.  Information if Proxies, Consents or
         Authorizations Are Not to be Solicited, or
         in an Exchange Offer......................  Management.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED AUGUST 6, 1998

  PROSPECTUS

                          TALON AUTOMOTIVE GROUP, INC.

TALON LOGO                     OFFER TO EXCHANGE
          9 5/8% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B FOR ALL OUTSTANDING 9 5/8% SENIOR SUBORDINATED NOTES DUE 2008, SERIES A

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                      ON           , 1998, UNLESS EXTENDED

     THE NOTES ARE GUARANTEED BY VELTRI METAL PRODUCTS CO., VS HOLDINGS, INC. AND VELTRI HOLDINGS USA, INC.
                               ------------------

     Talon Automotive Group, Inc., a Michigan corporation (the "Company"), hereby offers, upon the terms and subject to conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" together with the Prospectus constitute the "Exchange Offer"), to exchange up to an aggregate principal amount of $120 million of its 9 5/8% Senior Subordinated Notes Due 2008, Series B (the "New Notes") for up to an aggregate principal amount of $120 million of its outstanding 9 5/8% Senior Subordinated Notes Due 2008, Series A (the "Old Notes"). The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined herein) governing the Old Notes. The New Notes and the Old Notes are sometimes referred to herein collectively as the "Notes".

     The New Notes will be unsecured obligations of the Company ranking subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company. The New Notes will be guaranteed (the "Guarantees"), on a senior subordinated basis, jointly and severally, fully and unconditionally, by each of the Company's existing subsidiaries identified above (the "Guarantors"). The Guarantee of each Guarantor will be subordinate in right of payment to all Guarantor Senior Debt (as defined) of such Guarantor.

     The New Notes will be subordinated in right of payment to all existing and future secured indebtedness of the Company and its subsidiaries. The New Notes will rank pari passu in right of payment with the Old Notes.

     As of December 31, 1997, on a pro forma basis after giving effect to the offering of the Old Notes (the "Offering"), the Company and the Guarantors would have had approximately $5.1 million of Senior Debt and Guarantor Senior Debt outstanding, and, in addition, would have had no amounts outstanding under the $100.0 million Senior Credit Facility (as defined).

     The New Notes will bear interest at the rate of 9 5/8% per annum, payable semiannually on May 1 and November 1, commencing November 1, 1998. Holders of the New Notes will receive interest on November 1, 1998 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

     The New Notes are subject to redemption on or after May 1, 2003, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to May 1, 2001, the Company may, at its option, redeem up to $35 million aggregate principal amount of the Notes originally issued with the net proceeds from one or more Public Equity Offerings (as defined) at the redemption price set forth herein plus accrued and unpaid interest to the date of redemption; provided that at least 65% of the principal amount of Notes originally issued would remain outstanding after giving effect to any such redemption. In the event of a Change of Control (as defined), the Company will be obligated to make an offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. In addition, the Company will be obligated to make an offer to purchase the Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase in the event of certain asset sales. See "Description of New Notes."
                               ------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF THE OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                The date of this Prospectus is August   , 1998.

(Continued from Cover)

     The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time,
on                     , 1998, unless extended by the Company in its sole
discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes with respect to the Exchange Offer, the Company will promptly return the Old Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Old Notes may be tendered only in integral multiples of $1,000.

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Guarantors contained in the Registration Rights Agreement dated April 28, 1998 (the "Registration Rights Agreement") by and among the Company, the Guarantors, Salomon Smith Barney Inc and Credit Suisse First Boston Corporation as the initial purchasers (the "Initial Purchasers"), with respect to the initial sale of the Old Notes. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by respective holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"), provided that the New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and is not engaged in and does not intend to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for Old Notes if such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the New Notes. There can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. Future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the New Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the New Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice.

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses incident to the Exchange Offer.

                             AVAILABLE INFORMATION

     The Company and the Guarantors have filed with the Commission a registration statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Copies of such material can be obtained from the Company or the Guarantors upon request. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is: http://www.sec.gov.

     As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information and documents specified in Sections 13 and 15(d) of the Exchange Act, so long as the New Notes are outstanding, whether or not the Company is subject to such informational requirements of the Exchange Act. While any New Notes remain outstanding, the Company will make available, upon request, to any holder of the New Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Company's principal executive offices located at 900 Wilshire Drive, Suite 203, Troy, Michigan 48084 (telephone number 248-362-7600), Attention: David J. Woodward, Vice President of Finance, Chief Financial Officer and Treasurer.

                          FORWARD-LOOKING INFORMATION

     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on beliefs of the Company and/or management as well as assumptions made by the Company based on information currently available to the Company's management. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and "intend" and similar expressions, as they relate to the Company, its subsidiaries or management, are intended to identify forward-looking statements. The Company cautions holders of the Notes and prospective purchasers of the Notes that such statements are not guarantees of future events. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, those set forth under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those described in this Prospectus as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

     Statements made concerning ongoing business strategies and possible future action which the Company intends to pursue to achieve strategic objectives constitute forward-looking information. The implementation of these strategies and of such future action and the achievement of such financial performance are each subject to numerous conditions, uncertainties, and risk factors. Accordingly, no assurance can be given that the Company will be able to successfully accomplish its strategic objectives or achieve such financial performance. In addition to the specific risk factors described in this Prospectus, other important risk factors which could cause actual performance and future actions to differ materially from the forward-looking statements made in this Prospectus include domestic and international economic conditions, product demand and market acceptance, government action, competition, ability to achieve cost reductions and avoid cost increases in supply and production, technological risk and interruptions to production attributable to causes outside the Company's control.

     In addition, market data used throughout this Prospectus were obtained from industry publications and internal Company surveys. Industry publications generally stated that the information contained therein has been obtained from sources believed to be reliable. The Company has not independently verified these market data. Similarly, internal Company surveys, while believed by the Company to be reliable, have not been verified by any independent sources.

                               PROSPECTUS SUMMARY


     As used in this Prospectus, unless the context indicates otherwise, the "Company" means (i) for periods prior to the Mergers (as defined), the business and operations of each of Talon Automotive Group, L.L.C. ("Talon"), Hawthorne Metal Products Company ("Hawthorne"), Production Stamping, Inc. ("PSI"), J&R Manufacturing, Inc. ("J&R"), Veltri Metal Products Co. ("Veltri"), Veltri Holdings USA, Inc., VS Holdings, Inc., and VS Holdings No. 2 Inc., (collectively, the "Talon Entities") and (ii) for periods after the Mergers, Talon Automotive Group, Inc. and its subsidiaries, which collectively owns the business and operations of the Talon Entities.



     Immediately preceding the consummation of the Offering, Hawthorne and J&R merged with and into PSI, which changed its name to Talon Automotive Group, Inc. ("TAG, Inc."). Immediately thereafter, Talon, which was owned by Hawthorne and J&R, also merged with and into PSI. Hawthorne, J&R, and PSI each operate as separate unincorporated divisions of TAG, Inc.



     Simultaneously, VS Holdings No. 2 Inc. sold its 1% interest in Veltri Metal Products Co. back to such company. VS Holdings No. 2 Inc. then merged with and into VS Holdings, Inc., which owned all of the remaining outstanding stock of Veltri Metal Products Co., such that, Veltri Metal Products Co. became a wholly owned subsidiary of VS Holdings, Inc. The shareholders of VS Holdings, Inc. then exchanged their shares in VS Holdings, Inc. for shares in TAG, Inc., and VS Holdings, Inc. thereupon became a wholly owned subsidiary of TAG, Inc. Accordingly, Veltri Metal Products Co. is an indirect, wholly owned subsidiary of TAG, Inc. Also, immediately thereafter, the shareholders of Veltri Holdings USA, Inc. exchanged their shares in Veltri Holdings USA, Inc. for shares in TAG, Inc., and Veltri Holdings USA, Inc. also became a wholly owned subsidiary of TAG, Inc. (VS Holdings, Inc., Veltri Holdings USA, Inc., and Veltri are collectively referred to in this Prospectus as the "Veltri Group"). Collectively, the above actions are referred to in this Prospectus as the "Mergers." See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Mergers."



     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and combined financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.


                                  THE COMPANY

GENERAL

     The Company is a leading full-service Tier 1 designer and manufacturer of high-quality, stamped metal components and assemblies used by North American automotive original equipment manufacturers ("OEMs"). The Company specializes in, and derives the majority of its revenue from, underbody/chassis and unexposed body structure assemblies which constitute major structural components of passenger cars, light trucks, and vans. The Company's products include frame rail, inner quarter panel, crossmember, cowl, bumper, rear back panel, and trailer hitch assemblies. On a pro forma basis, assuming the acquisition of PSI (the "PSI Acquisition") had occurred on January 1, 1997, the Company would have had net sales of $229.4 million and Adjusted EBITDA (as defined herein) of $26.2 million for the year ended December 31, 1997.


     The Company believes its focus on underbody/chassis and unexposed body structure assemblies, full-service capabilities, commitment to quality, and key customer relationships has positioned it well to benefit from current industry trends. OEMs are focusing their in-house stamping operations on the production of Class A exposed surface panels and are increasingly relying on outside suppliers with full-service engineering and program management capabilities to design, engineer and manufacture complex underbody/chassis and unexposed body structure assemblies. In addition, OEMs are reducing the number of their stamping suppliers by focusing on companies that can manufacture high value-added assemblies. The Company believes that its ability to anticipate and respond to these trends was a significant factor in the award of major assemblies on the 1998 Chrysler LH Concorde/Intrepid and the 2001 Chrysler KJ Jeep Cherokee programs. Based on internal Company surveys, the Company believes the 1998 Chrysler LH Concorde/Intrepid award could generate approximately $50 to $55 million of sales by the Company during the 1999 model year, however, no assurance can be given that such sales will actually be achieved. See "Forward-Looking Information."


     Based on industry news publications available to the public, the Company believes its products were used on nine of the ten best selling vehicles in North America during 1997. The Company's four largest customers, General Motors Corporation ("General Motors"), Chrysler Corporation ("Chrysler"), Ford Motor Company ("Ford"), and Honda Motor Co., Ltd. ("Honda"), accounted for approximately 33%, 32%, 11% and 3%, respectively, of the Company's pro forma net sales for the year ended December 31, 1997 assuming the PSI Acquisition had occurred on January 1, 1997. The Company also sells its products to targeted Tier 1 suppliers. Platforms on which the Company had its most significant content in 1997 included: Chrysler's LH Concorde/Intrepid, NS Minivan and AB Ram Van, General Motors' GMT 400 Full-size Pickup/Tahoe/Suburban and GMT 325/330 Blazer/Jimmy, Ford's Explorer and Lincoln Continental, and Honda's LS Accord and VC Civic. Based on internal Company surveys, the Company believes its products are present on every General Motors truck platform, and also believes it is Chrysler's largest independent supplier of front frame rail assemblies for passenger cars, vans, and sport utility vehicles. The Company has received quality and delivery awards from its customers, including, most recently, Chrysler's Platinum Pentastar Award in 1997.


     The Company has grown rapidly through a combination of strategic acquisitions and new platform awards. As a result of these efforts, net sales have increased at a compound annual growth rate ("CAGR") of 41.6% from approximately $39.5 million in 1993 to $158.7 million in 1997. On a pro forma basis assuming the PSI Acquisition had occurred on January 1, 1997, the Company would have had net sales of $229.4 million. Since 1996, the Company's management team has completed three strategic acquisitions which it believes have strengthened the Company's market position with key customers, expanded its core product lines and enhanced its design, engineering and manufacturing capabilities. The Company's acquisition strategy focuses on companies with strong management which can strengthen the Company's position as a Tier 1 supplier and allow it to further capitalize on industry trends.

     The Company is a Michigan corporation. The principal executive offices of the Company are located at 900 Wilshire Drive, Suite 203, Troy, Michigan 48084, and its telephone number is (248) 362-7600.

BUSINESS STRATEGY


     Based on pro forma 1997 net sales after giving effect to the PSI Acquisition and internal Company surveys, the Company believes it is one of the leading independent suppliers in its core product segment of underbody/chassis and unexposed body structure assemblies. The Company's strategic objective is to become one of the top two competitors in this market segment. The Company believes it has developed a strategy to enhance its market position by capitalizing on industry trends and leveraging its core competencies. Key elements of the Company's strategy include the following:


     Supply Complex High Value-Added Modules and Systems. In an effort to reduce costs, OEMs are increasingly seeking suppliers capable of providing assemblies and complete systems or modules, rather than suppliers which only provide individual stampings. Typically, such complex products result in higher dollar content per vehicle and generate higher margins as compared to simple, individual stampings. After giving effect to the PSI Acquisition, value-added assemblies represented approximately 75% of the Company's pro forma 1997 net sales. The Company seeks to gain new business of modules and systems, which typically include even greater content than assemblies. The Company believes its capabilities and current industry trends have created an opportunity for it to provide multiple assemblies and integrated modules such as front-end systems (including frame rail, bumper, radiator support, wheel house inner panel, and control arm assemblies), front floor pan systems (including floor pan, crossmember, and tunnel reinforcement assemblies), and rear/back panel systems (including back panel, quarter panel, rear frame rail, rear wheel house, and rear floor pan assemblies). For example, the Company increased its dollar content on the 1998 LH Concorde/Intrepid platform versus the 1993 platform from approximately $115 per vehicle to $180 per vehicle. This was achieved primarily through stamping and welding additional components, thereby producing a higher value-added assembly.

     Enhance Full-Service Engineering and Program Management Capabilities. The Company seeks to continuously enhance its design, engineering, prototyping, testing, program management, product development and assembly capabilities to further strengthen its preferred position with key customers. The Company believes these capabilities enable it to participate in the product development process during the concept and prototype development stages as well as throughout the design and manufacturing stages. As OEMs continue to outsource complex, unexposed stamped assemblies to fewer suppliers, the Company believes Tier 1 suppliers with proven full-service capabilities will be better positioned to secure such business. To capitalize on this trend, in 1996 the Company acquired J&R which enabled the Company to become one of a limited number of independent full-service stamping suppliers with prototyping capabilities. The Company believes that further expanding its full-service capabilities will enable it to better manage larger programs, reduce time to market and customer costs, and improve the Company's margins.


     Focus on Key Customers. As OEMs continue to consolidate their supplier base, the Company believes that strong customer relationships are increasingly important. As a result, the Company focuses on a limited number of customers which the Company believes will enable it to anticipate and better service such customers' needs. Furthermore, the Company anticipates the need to follow its key customers as they move to globally source their stampings. As examples of its close relationships with its key customers, members of the Company's design team are currently working on-site at Chrysler helping to complete the design of the front-end system assemblies for the 2001 KJ Jeep Cherokee. In addition, the Company proposed the successful redesign of General Motors' 1999 GMT 800 Full-size Pickup/Tahoe/Suburban trailer hitch assembly. As further evidence of the Company's key customer business and based, on internal Company surveys, the Company believes its products are present on every General Motors truck platform, and also believes it is Chrysler's largest independent supplier of front frame rail assemblies for passenger cars, vans, and sport utility vehicles.


     Pursue Strategic Acquisitions. The Company intends to continue to seek acquisitions of companies with strong management which will further improve the Company's position as a Tier 1 supplier by creating opportunities for it to: (i) strengthen its relationships with key customers; (ii) add new model platforms;
(iii) expand core product lines; (iv) enhance its full-service capabilities; and
(v) expand globally. Consistent with this strategy, the Company's management team has completed three acquisitions since the beginning of 1996. See "-- Recent Acquisitions."

COMPETITIVE STRENGTHS

     The Company believes it has the following competitive strengths:

     Engineering and Product Expertise. The Company believes it has developed expertise in the design, development, and production of underbody/chassis and unexposed body structure assemblies, such as frame rail, inner quarter panel, crossmember, cowl, bumper, rear back panel, and trailer hitch assemblies. This expertise has contributed to its stature as a preferred full-service stamping supplier to its key customers. For example, the Company's design involvement in the 1998 Chrysler LH Concorde/Intrepid frame rail assembly produced significant piece cost, tooling, and performance savings for Chrysler by eliminating twelve part numbers. This was achieved by combining multiple parts and commonizing right- and left-hand parts into identical stampings. The Company believes its performance in producing complex frame rail assemblies for Chrysler's LH Concorde/Intrepid vehicles and AB Ram Van, and its cooperative advance product development efforts with Chrysler, contributed to the Company's award of frame rail and other front-end system assemblies for the 2001 Chrysler KJ Jeep Cherokee.


     Successful Launch Performance Record. The Company has significant experience in managing and executing new programs from the concept and prototype development stages through the design and manufacturing stages. In 1997, the Company successfully launched seven new programs comprising approximately 54 assemblies and 185 parts. These launches met all customer delivery requirements and were within the Company's launch budget. The Company's most significant launch, the 1998 Chrysler LH Concorde/ Intrepid, consisted of approximately 26 assemblies and 133 parts and had total defective parts per million ("PPM") of only ten. Based on internal Company surveys, the Company believes that the successful performance in the launch phase of a new platform is a critical factor in satisfying its key customers and securing additional platform work. The Company's program management organization and methodology is being benchmarked by Chrysler.

     Quality Commitment. The Company believes its quality performance in 1997 is a significant competitive advantage. For example, the Company's 1998 model year PPM performance with Chrysler through March 1998 was 26 PPM, which is below Chrysler's benchmark of 50 PPM for world class suppliers. Partially as a result of such performance, the Company has received certain quality and delivery awards from its key OEM customers, including, most recently, Chrysler's Platinum Pentastar Award in December 1997, awarded to only nine production suppliers.

     Acquisition Track Record. Since 1996, the Company's management team has completed three strategic acquisitions. The management team has a disciplined approach to evaluating acquisition opportunities and believes that these acquisitions have strengthened the Company's market position with its key customers, expanded its core product lines and enhanced its design, engineering and manufacturing capabilities. Through these acquisitions, the Company's management team has gained experience in acquiring and integrating businesses while incurring only minimal disruption in current operations.

RECENT ACQUISITIONS

     In December 1997, the Company acquired PSI, a supplier of automotive stampings and finished assemblies, including trailer hitch, airbag canister, crossmember and other welded assemblies. For its fiscal year ended June 30, 1997, PSI reported net sales of $72.0 million. Through the PSI Acquisition, the Company added progressive and line die manufacturing capabilities and state-of-the-art welding capabilities. PSI's expertise in these areas is expected to enhance the Company's presence as a manufacturer of underbody/chassis and unexposed body structure assemblies. As a result of the PSI Acquisition, sales to General Motors represented approximately 33% of pro forma 1997 net sales, as compared to 9% of 1997 historical net sales.

     In addition, the Company completed two other strategic acquisitions in 1996:

     - In November 1996, the Company acquired the Veltri Group, a manufacturer of high value-added assemblies and detailed stampings, which recorded net sales of $79.5 million for the fiscal year ended December 31, 1996. The acquisition of the Veltri Group expanded the Company's product offering of underbody/chassis and unexposed body structure assemblies, increased its product content at Chrysler, and added new customers, including Honda.

     - In September 1996, the Company acquired J&R, a manufacturer of stamped metal prototype parts and short-run production stampings, weldments and assemblies which recorded net sales of $14.7 million for its fiscal year ended October 31, 1996. J&R is an integrated prototyping company, capable of managing a program from math data through soft tooling and production of finished components and assemblies. The J&R acquisition enabled the Company to become one of a limited number of independent full-service stamping suppliers with in-house prototyping capabilities.

                               THE EXCHANGE OFFER

THE NEW NOTES.................   The forms and terms of the New Notes are
                                 identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Old Notes described under "--Terms of New Notes."

THE EXCHANGE OFFER............   The Company is offering to exchange up to $120
                                 million aggregate principal amount of 9 5/8%
                                 Senior Subordinated Notes due 2008, Series B
                                 (the "New Notes") for up to $120 million aggregate principal amount of its outstanding
                                 9 5/8% Senior Subordinated Notes due 2008,
                                 Series A (the "Old Notes"). Old Notes may be exchanged only in integral multiples of $1,000.

EXPIRATION DATE; WITHDRAWAL OF
TENDER........................   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on                     ,
                                 1998, or such later date and time to which it is extended by the Company (the "Expiration
                                 Date"). The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange
                                 Offer.

CERTAIN CONDITIONS TO THE NOTE
EXCHANGE OFFER................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Company. See "The Exchange Offer--Certain
                                 Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING OLD
NOTES.........................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation to the Exchange
                                 Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution of the New
                                 Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

INTEREST ON THE NEW NOTES.....   The New Notes will bear interest at the rate of
                                 9 5/8% per annum, payable semiannually on May 1 and November 1, commencing November 1, 1998, to holders of record on the immediately preceding
                                 April 15 and October 15, respectively. Holders of the

                                 New Notes will receive interest on November 1, 1998 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   Any beneficial owner whose Old Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old
                                 Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Notes who wish to tender their Old
                                 Notes and whose Old Notes are not immediately available or who cannot deliver their Old
                                 Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent, prior to the Expiration
                                 Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                                 Procedures."

REGISTRATION REQUIREMENTS.....   The Company has agreed to use its best efforts
                                 to consummate by September 25, 1998 the
                                 registered Exchange Offer pursuant to which holders of the Old Notes will be offered an opportunity to exchange their Old Notes for the New Notes which will be issued without legends restricting the transfer thereof. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or in certain other circumstances, the Company has agreed to file a Shelf Registration Statement covering resales of the Old Notes and to use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and, subject to certain exceptions, keep such Shelf Registration Statement effective until three years after the effective date thereof.


FEDERAL INCOME TAX
CONSIDERATIONS................   For a summary of the material anticipated
                                 federal income tax considerations relating to the exchange of the New Notes for the Old
                                 Notes, see "Federal Income Tax Considerations
                                 Relating to the Exchange Offer."


USE OF PROCEEDS...............   There will be no proceeds to the Company from
                                 the exchange of Notes pursuant to the Exchange
                                 Offer.

EXCHANGE AGENT................   U.S. Bank Trust National Association is the
                                 Exchange Agent. The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent."

PARTICIPATION BY
BROKER-DEALERS................   Any broker-dealer that resells New Notes that
                                 were received by it for its own account
                                 pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

                             TERMS OF THE NEW NOTES

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes are registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. See "Description of the New Notes."

New Notes.....................   $120 million aggregate principal amount of
                                 9 5/8% Senior Subordinated Notes due 2008,
                                 Series B of the Company.

Maturity Date.................   May 1, 2008.

Interest Payment Dates........   May 1 and November 1 of each year, commencing
                                 November 1, 1998.

Ranking.......................   The New Notes will be general unsecured
                                 obligations of the Company ranking subordinate in right of payment with all existing and future Senior Debt (as defined). As of December
                                 31, 1997, on a pro forma basis after giving effect to the Offering, the Company and the Guarantors would have had approximately $5.1 million of Senior Debt and Guarantor Senior
                                 Debt outstanding. See "Description of Senior
                                 Debt."


Guarantors....................   The New Notes will be guaranteed, on a senior
                                 subordinated basis, jointly and severally, fully and unconditionally, (each, a
                                 "Guarantee") by each of the Company's existing subsidiaries and by certain of the Company's future subsidiaries (the "Guarantors"). The
                                 Guarantees will be subordinate in right of payment to all Guarantor Senior Debt (as defined), including all indebtedness under the Senior Credit Facility. The Senior Credit
                                 Facility is secured by a first lien on
                                 substantially all of the assets of the Company.
                                 See "Description of New Notes -- Certain
                                 Definitions -- Guarantors."


Optional Redemption...........   Except as provided below, the New Notes are not
                                 redeemable at the Company's option prior to May
                                 1, 2003. Thereafter, the New Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, prior to May 1, 2001, the Company may, at its option, redeem up to an aggregate of 35% of the principal amount of Notes originally issued with the net proceeds from one or more Public
                                 Equity Offerings (as defined herein) at the redemption price set forth herein plus accrued interest to the date of redemption. See
                                 "Description of New Notes -- Redemption."

Change of Control.............   In the event of a Change of Control (as
                                 defined), the Company will be obligated to make an offer to purchase all of the outstanding
                                 Notes at a redemption price of 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. In the event a Change of Control were to occur, there can be no assurance that the Company will have available funds sufficient to repurchase all of the Notes that holders elect to tender. See
                                 "Description of New Notes -- Change of
                                 Control."

Offer to Purchase.............   The Company will be required in certain
                                 circumstances to make an offer to purchase the New Notes, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of purchase, with the net cash proceeds of certain asset sales. See

                                 "Description of New Notes -- Certain Covenants -- Limitation on Asset Sales."

Certain Covenants.............   The indenture under which the Old Notes were
                                 issued and the New Notes will be issued (the
                                 "Indenture") contains covenants including, but not limited to, covenants with respect to limitations on the following matters: (i) the incurrence of additional indebtedness, (ii) the issuance of preferred stock by subsidiaries,
                                 (iii) the creation of liens, (iv) restricted payments, (v) the sales of assets and subsidiary stock, (vi) incurrence of other series subordinated indebtedness, (vii) mergers and consolidations, (viii) payment restrictions affecting subsidiaries and (ix) transactions with affiliates. The covenants are subject to a number of important exceptions and qualifications. See "Description of New Notes
                                 -- Certain Covenants."

Risk Factors..................   Holders of Old Notes should carefully consider
                                 the matters set forth under the caption "Risk
                                 Factors" prior to making a decision with respect to the Exchange Offer. See "Risk
                                 Factors."

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


     The following table sets forth (i) summary historical financial data of the Company for the five years ended December 31, 1997 and the quarters ended April 4, 1998 and 1997 and (ii) summary pro forma financial data for the year ended December 31, 1997 and the quarter ended April 4, 1998. The summary historical financial data for the three year period ended December 31, 1997 and the summary pro forma financial data for 1997 are derived from the audited combined financial statements of the Company included elsewhere in this Prospectus. The summary financial data for the two year period ended December 31, 1994 are derived from audited combined financial statements not included herein. The summary financial data for the quarters ended April 4, 1998 and 1997 are derived from the unaudited combined interim financial statements of the Company included elsewhere in this Prospectus. The summary pro forma statement of operations data and other financial data for the year ended December 31, 1997 give effect to the Offering and the PSI Acquisition as if each transaction had occurred on January 1, 1997, and the summary pro forma balance sheet data at December 31, 1997 gives effect to the Offering as if it had occurred on such date. The summary pro forma statement of operations data and other financial data for the fiscal first quarter ended April 4, 1998 give effect to the Offering as if it had occurred on January 1, 1997 and the summary pro forma balance sheet data at April 4, 1998 gives effect to the Offering as if it had occurred on such date. The unaudited condensed pro forma summary financial data does not purport to represent what the Company's results of operations or financial position would have actually been had the transactions occurred on the dates indicated above, or to project the Company's results of operations or financial position for any future date or period. The following table should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Condensed Combined Financial Information," "Unaudited Pro Forma Condensed Combined Interim Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements of the Company, including the notes thereto, presented elsewhere in this Prospectus.



                                                     YEAR ENDED DECEMBER 31,                          QUARTER ENDED APRIL 4,
                                   ------------------------------------------------------------   -------------------------------
                                                                                      UNAUDITED              UNAUDITED
                                                       AUDITED                        PRO FORMA       HISTORICAL        PRO FORMA
                                   ------------------------------------------------   ---------   -------------------   ---------
                                    1993      1994      1995      1996       1997       1997        1997       1998       1998
                                    ----      ----      ----      ----       ----       ----        ----       ----       ----
STATEMENT OF OPERATIONS DATA
  Net sales......................  $39,467   $43,035   $56,835   $71,029   $158,718   $229,417    $ 45,349   $ 71,071   $ 71,071
  Gross profit...................    7,144     5,735     9,935    12,909     24,421     35,810       7,313     11,153     11,153
  Selling, general and
    administrative expenses(a)...    4,259     4,699     6,041     8,490     16,241     21,794       4,328      6,752      6,589
  Special compensation(b)........       --        --        --        --      1,343      2,702          --         --         --
  Income from operations.........    2,886     1,036     3,894     4,419      6,837     11,314       2,985      4,401      4,564
  Interest.......................      806       714     1,192     1,754      4,599     12,569       1,050      2,390      3,302
  Income (loss) before income
    taxes(c).....................    2,023       610     2,702     2,363      2,121     (1,049)      2,153      2,055      1,306
  Net income (loss)..............    2,023       610     2,702     2,269        796     (2,374)      1,456      1,284        535
BALANCE SHEET DATA (END OF
  PERIOD)
  Cash and cash equivalents......  $     5   $     6   $    18   $ 1,090   $  1,233   $  3,208    $      0   $  7,046   $ 10,204
  Total assets...................   29,345    33,618    37,206    91,110    166,494    173,264     124,889    174,586    182,395
  Total debt.....................   10,480    14,089    17,555    49,468    107,315    125,106      52,114    106,459    125,796
  Shareholders' equity...........   10,511    10,786    12,736    14,401     14,601      3,921      15,477     15,246      4,465
OTHER FINANCIAL DATA
  Depreciation and
    amortization.................  $ 2,484   $ 2,639   $ 2,907   $ 3,419   $  6,279   $ 10,586    $  1,381   $  2,705   $  2,705
  Capital expenditures...........    1,925     5,494     5,009     3,942      9,389     13,400       3,018      1,588      1,588
  Cash provided by operating
    activities...................    5,332     2,110     2,288     6,317      6,166      6,166          63      9,344      9,344
  Cash used in investing
    activities...................   (1,878)   (5,339)   (4,980)   (9,402)   (61,171)   (61,171)     (3,018)    (1,273)    (1,273)
  Cash provided by (used in)
    financing activities.........   (3,454)    3,230     2,704     4,233     55,302     57,277       2,058     (2,095)    57,277
  EBITDA(d)......................    5,313     3,963     6,801     7,536     12,999     22,106       4,584      7,150      7,313
  Adjusted EBITDA(e).............                                                       26,222
  Ratio of earnings to fixed
    charges(f)...................      3.5x      1.9x      2.9x      2.2x       1.4x        --         2.8x       1.8x       1.4x
  Ratio of Adjusted EBITDA to
    interest(e)(g)...............                                                          2.1x                              2.2x
  Ratio of debt to Adjusted
    EBITDA(e)(g).................                                                          4.8x

-------------------------

(a) Included in historical selling, general and administrative expenses are business services fees paid to Talon L.L.C., an affiliate of the Company, of $1,150, $850, and $717 for 1997, 1996 and 1995, respectively. Effective
    April 1, 1998, such fees were reduced to $500 annually. See "Certain Relationships and Related Transactions." Business services fees paid to Talon L.L.C. totalled $287 for the quarters ended April 4, 1998 and 1997, respectively.

(b) Certain members of the Company's management team participate in a deferred compensation arrangement which awards the employee for increases in shareholder value. Approximately $1,343 was recorded in 1997 under this arrangement. An additional amount of $1,359 was recorded upon consummation of the Offering on April 28, 1998. Effective with the Offering, all future allocations under these agreements, were discontinued, excluding up to $300 in additional deferred compensation which can be earned by Delmar O. Stanley, President and Chief Executive Officer of the Company, and annual increases for interest on all vested amounts at the rate of 6% per year. See "Management -- Deferred Compensation Agreements."

(c) Except for the Canadian subsidiary, the shareholders have elected under the provisions of the Internal Revenue Code to be treated as S Corporations. As a result, the taxable income of the companies is included in the taxable income of the individual shareholders, and no provision for federal income taxes has been included in income. The Canadian subsidiary is subject to Canadian income tax.

(d) EBITDA is defined as income from continuing operations before the effect of changes in accounting principles and extraordinary items plus interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. EBITDA measures presented may not be comparable to similarly-titled measures of other companies. For the fiscal first quarter of 1998, EBITDA includes a $186 gain on sale of assets and a foreign currency exchange loss of $142.


(e) The Company's EBITDA has been adjusted for certain expenses that the Company believes are non-recurring in nature as well as certain increases in income related to the synergies from the acquisitions of PSI, J&R, and Veltri.



EBITDA...............................................  $ 22,106
Expenses under deferred compensation arrangements.
  See "Management -- Deferred Compensation
  Agreements.".......................................     2,702
Purchasing cost savings as a result of increased
  volumes............................................       130
Work force reduction.................................     1,284
                                                       --------
Adjusted EBITDA......................................  $ 26,222
                                                       ========



    Adjusted EBITDA measures presented will not be comparable to similarly-titled measures of other companies.


(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent net income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of capital leases, and the portion of rental expense that the Company believes to be representative of interest. For pro forma 1997, earnings were insufficient to cover fixed charges by $1,049.

(g) The ratio of Adjusted EBITDA to interest is intended to show the extent to which EBITDA, adjusted for certain non-recurring expenses, can decline before the Company is unable to meet its annual debt service obligations. The ratio of debt to Adjusted EBITDA is intended to show the extent to which the Company is leveraged and measures the extent to which an entity's total debt, including capital leases, exceeds the entity's Adjusted EBITDA. These ratios are shown because they are financial indicators of an entity's ability to incur and service debt.

                                  RISK FACTORS

     This Prospectus contains statements which constitute forward-looking statements. These statements appear in a number of places in this Prospectus and include statements regarding intent, belief, outlook, estimates, anticipation or expectations of the Company and management primarily with respect to future events and actions of the Company. Holders of the Old Notes are cautioned that any such forward-looking statements are not guarantees of future events or performance and involve risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those described in the forward-looking statements. In addition to other information included in this Prospectus, Holders of the Old Notes should consider carefully the specific considerations set forth below in connection with the Exchange Offer. For information regarding forward-looking statements and information contained in this Prospectus generally, see "Forward-Looking Information."

SUBSTANTIAL LEVERAGE


     As of December 31, 1997, on a pro forma basis after giving effect to the Offering, the Company would have had $125.1 million of combined indebtedness and $3.9 million of combined shareholders' equity. The Company's annual debt service requirements would have totalled $13.3 million and this would have constituted approximately 60.1% of the Company's pro forma cash flow from operations of approximately $6.2 million.


     The Company's indebtedness will have several important consequences for the holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be used for debt service requirements on its indebtedness and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for any purpose may be impaired; (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures; and (iv) the Company's ability to capitalize on business opportunities may be limited.

     The Company's ability to make payments with respect to the Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, competition, cost, business and other factors, some of which are beyond the Company's control. The Company believes, based on current circumstances, that its operating cash flow, together with available borrowings under the Senior Credit Facility, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and there will be no material adverse developments in the business, financial condition, results of operations, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness (including the Notes) or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on terms satisfactory to the Company, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The indenture under which the Old Notes were issued and the New Notes will be issued (the "Indenture") restricts the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. In addition, the Senior Credit Facility contains other (and sometimes more restrictive) covenants. The Senior

Credit Facility requires the Company to maintain specified financial ratios and satisfy certain financial tests. As of December 31, 1997, on a pro forma basis after giving effect to the Offering, the Company would have had approximately $125.1 million of debt outstanding. The Company would also have the ability to borrow approximately an additional $74.2 million under the Senior Credit Facility borrowing base and could actually borrow up to $20.7 million given borrowing covenants. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such ratios and tests. A breach of any of these covenants could result in an event of default under the Senior Credit Facility. If an event of default under the Senior Credit Facility occurs, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and the lenders under the Senior Credit Facility could terminate all future commitments thereunder. If any such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the Notes. See "Description of Senior Debt" and "Description of New Notes -- Certain Covenants."


SUBORDINATION OF NOTES AND SUBSIDIARY GUARANTEES

     The payment of principal and interest on, and any premium or other amounts owing in respect of, the Notes will be subordinated to the prior payment in full of all existing and future Senior Debt of the Company, including all amounts owing or guaranteed under the Senior Credit Facility. The Guarantees will be similarly subordinated to Guarantor Senior Debt. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company or a Guarantor, assets of the Company or such Guarantor will be available to pay obligations on the Notes or Guarantees only after all Senior Debt of the Company or Guarantor Senior Debt of such Guarantor, as applicable, has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on any or all of the Notes. In addition, neither the Company nor any Guarantor may pay principal, premium, interest or other amounts on account of the Notes or any Guarantee in the event of a payment default (or, with respect to a non-payment default, on Designated Senior Debt (as defined), for a specified period) in respect of Senior Debt or the Guarantor Senior Debt. See "Description of Notes -- Subordination." As of December 31, 1997, on a pro forma basis after giving effect to the Offering, the Company and the Guarantors would have had $5.1 million of Senior Debt and Guarantor Senior Debt outstanding.

DEPENDENCE ON PRINCIPAL CUSTOMERS


     The Company's primary customers are General Motors, Chrysler and Ford, which accounted for approximately 33%, 32% and 11%, respectively, of the Company's 1997 pro forma net sales assuming the PSI Acquisition had occurred on January 1, 1997. The loss of any one of such customers, or an unanticipated significant reduction in business generated by them, would have a material adverse effect on the Company's business, financial condition or results of operations. Due to changes in supply procurement policies at Ford, the Company anticipates a gradual decline in its existing business with Ford over the next five years. See "Business -- Customers and Marketing." The Company's arrangements with the OEMs are typically in the form of purchase orders, which are generally competitively awarded for specific projects in the case of both platform and factory assist work and which may be canceled by the OEMs. However, the Company believes that cancellation of purchase orders is rare, due, in part, to the OEM production interruptions likely to be caused by changing suppliers. Strong customer relationships are critical to platform revenues, which are increasingly contingent on whether the Company is chosen by an OEM to participate on a platform development team. There can be no assurance that business from these OEMs will continue at comparable levels in the future or that any one of such customers will not experience setbacks in their operations, such as labor difficulties, unsuccessful vehicle models, loss of business due to foreign or domestic competition, or other unforeseen developments. For example, the Company expects that its earnings for the second and third fiscal quarters of 1998 will be adversely affected by recent labor difficulties at General Motors. See "Effect of Strike at General Motors -- Management's Discussion and Analysis of Financial Condition and Results of Operations." Moreover, changing consumer vehicle preferences could have a material adverse effect on the Company's business, financial condition or results of operations.

PLATFORM CONCENTRATION

     The Company currently expects to derive a substantial portion of its 1998 net sales from the Chrysler LH platform. As a result, the Company's future operating results are significantly dependent upon continued market acceptance of the LH platform vehicles, namely the Concorde, Intrepid, 300M and LHS vehicles. There can be no assurance that these vehicles will achieve continued market acceptance. A declining demand for, or acceptance of, these vehicles as a result of competition, technical change or other factors would have a material adverse effect on the Company's business, results of operation and financial position. Additionally, the OEM manufactures these vehicles in a single facility. There can be no assurance such facility will not experience downturns related to labor relations issues, problems with critical suppliers and other factors. The occurrence of one or more of such events could have a material adverse affect on the Company's business, financial condition or results of operations. Moreover, changing consumer vehicle preferences could also have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products."

CYCLICALITY; OEM SUPPLIERS


     The automobile industry is highly cyclical, dependent on consumer spending and subject to the impact of domestic and international economic conditions. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. There can be no assurance that the automotive industry for which the Company supplies components will not experience downturns in the future. An economic recession may impact substantially leveraged companies such as the Company more than similarly situated companies with less leverage. A decline in automotive sales or production could materially adversely affect the Company's business, financial condition or results of operations.


SEASONALITY

     The Company's business is subject to seasonal fluctuations in sales and profitability due to the impact of plant shutdowns in July and December for OEM holidays and model changeovers.

COMPETITION

     The automotive component supply industry in which the Company operates is highly fragmented and highly competitive. The Company's ability to compete is dependent upon successful implementation of its current and future business strategies and ability to successfully adopt new strategies in response to changes in the marketplace. The Company's competitors include companies that are larger and have substantially greater resources than the Company as well as divisions of OEMs with internal stamping and assembly operations. There can be no assurance that the Company's business will not be adversely affected by increased competition in the market in which it operates or that the Company's products will be able to compete successfully with those of its competitors.

     The automotive industry is characterized by a small number of OEMs that are able to exert considerable pressure on component suppliers to reduce costs and improve quality. In the past, OEMs have generally demanded and received price reductions and measurable increases in quality by implementing competitive selection processes, rating programs and various other arrangements. Also, through increased partnering on platform work, OEMs have generally required component suppliers to provide more design and engineering input at earlier stages of the product development process, the costs of which, in some cases, have been absorbed by the suppliers. There can be no assurance that the Company will be able to improve or maintain its profit margins on sales to OEMs or that future price reductions, increased quality standards or additional design and engineering capabilities required by OEMs will not have a material adverse effect on the business, financial condition or results of operations of the Company. The Company principally competes for new business both at the beginning of the development of new models and upon the redesign of existing models by its major customers. New model development generally begins two to four years prior to the marketing of such models to the public. Although the Company has been successful in obtaining significant new business on new models, there can be no assurance that the Company will continue to be able to obtain such new business. Furthermore, although the general trend of the OEMs is to outsource component manufacturing, OEMs have, from time to time, brought their stamping work back in-house. There can be no assurance of the character and magnitude of the OEM's stamping work which will be outsourced in the future. See "Business -- Competition."

CONTROL BY PRINCIPAL SHAREHOLDERS

     Randolph J. Agley and Michael T. Timmis (the "Principal Shareholders"), together with their family members, beneficially own or control approximately 98% of the Company's outstanding voting common stock. Circumstances may occur in which the interests of the Principal Shareholders could be in conflict with the interests of the holders of the Notes. For example, if the Company encounters financial difficulties, or is unable to pay certain of its debts as they mature, the interests of the Principal Shareholders might conflict with those of the holders of the Notes. In addition, the Principal Shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Notes. See "Principal Securityholders" and "Certain Relationships and Related Transactions."

CONTINUING TRANSACTIONS WITH RELATED PARTIES

     Following the Exchange Offer, the Company will continue to engage in certain transactions with related parties and affiliates which include, among other things, business and legal services arrangements, lease arrangements for certain manufacturing facilities and offices, participation in insurance plans and certain general contracting. While some of these current arrangements are not the result of arms-length bargaining and may not reflect market prices, the Company believes that transactions entered into in the future will be on terms no less favorable to the Company than if such transactions were the result of arms-length bargaining with non-affiliated persons. See "Certain Relationships and Related Transactions."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company plans to continue to make selective strategic acquisitions to further enhance its relationships with existing customers and augment its product offerings with existing or new customers. There can be no assurance, however, that the Company will be able to identify and complete additional acquisitions that satisfy the Company's criteria or that, if identified and completed, any anticipated benefits will be realized from such acquisitions. The availability of additional acquisition financing cannot be assured and, depending on the terms of such additional acquisitions, could be restricted by the terms of the Senior Credit Facility and/or the Indenture. The process of integrating acquired operations into the Company's existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. In addition, successful completion of an acquisition may depend on consents from third parties, including regulatory authorities and private parties, which consents are beyond the control of the Company. Possible future acquisitions by the Company could result in the incurrence of additional debt, costs, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect the Company's business, financial condition, and results of operations.

UNIONIZED WORKFORCE

     Substantially all of the Company's hourly employees are covered by collective bargaining agreements ("CBA") with either the United Automobile, Aerospace and Agricultural Workers of America Union ("UAW"), the International Union of Automobile, Aerospace and Agricultural Implement Workers Union of Canada ("CAW") or the United Steel Workers of America Union ("USWA"). At the present time, the Company believes that its relationship with these unions and employees are good; however, there can be no assurance that this will continue to be the case. Strikes or work stoppages could lead to an adverse impact on the Company's relationship with customers which could in turn have a material adverse effect on the Company's business, financial condition or results of operations. The Company's CBAs with the above unions expire at various dates ranging from May, 1999 to September, 2002. There can be no assurance that the Company will be able to negotiate CBAs acceptable to it in the future.


FOREIGN OPERATIONS

     The Company derived approximately 32.9% of its 1997 pro forma net sales, adjusted for the PSI Acquisition, from its indirect Canadian subsidiary, Veltri Metal Products Co., a Nova Scotia unlimited liability company. The Company's Canadian operations are subject to risks inherent in international business activities, including, in particular, foreign currency exchange rate fluctuations, compliance with a variety of foreign laws and regulations, unexpected changes in regulatory requirements, overlap of different tax structures, foreign currency exchange rate fluctuations and general economic conditions. See "Notes to the Company's Combined Financial Statements -- Note 16, Foreign Operations."

ENVIRONMENTAL RISKS

     The Company's operations and properties are subject to federal, state, local and foreign laws, regulations and ordinances relating to the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes. In many jurisdictions these laws are complex and change frequently. Such laws, including but not limited to the Comprehensive Environmental Response, Compensation & Liability Act ("CERCLA") may impose joint and several liability and apply to remediation of contamination at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors have been sent or otherwise come to be located. The nature of the Company's operations expose it to the risk of liabilities or claims with respect to environmental matters, including off-site disposal matters, and there can be no assurance that material costs will not be incurred in connection with such liabilities or claims.


     Based upon the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws, regulations and ordinances will not have a material adverse effect on the Company's business, financial condition, results of operations or liquidity. However, future events, such as changes in existing laws and regulations or their interpretation, may give rise to additional compliance costs or liabilities that could have a material adverse effect on the Company's business, financial condition or results of operations. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, may require additional expenditures that may materially adversely affect the Company, its business, financial condition or results of operations. See "Business -- Regulatory Matters."


CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined), each holder of Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. In addition, the occurrence of a Change of Control will constitute an Event of Default under the Senior Credit Facility. The Senior Credit Facility will prohibit the purchase of the Notes unless and until such time as the indebtedness under the Senior Credit Facility is paid in full. There can be no assurance that the Company will have the financial resources to repay amounts due under the Senior Credit Facility, or to repurchase or redeem the Notes. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default under the Indenture. See "-- Substantial Leverage."

     With respect to the sale of assets referred to in the definition of Change of Control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation.

Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to an offer to purchase.

     The Change of Control provision may not necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company that may materially adversely affect the holders, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions. Except as described under "Description of New Notes -- Change of Control," the Indenture does not contain provisions that permit the holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Under the applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if any Guarantor, at the time it incurs a Guarantee, (a)(i) was or is insolvent or rendered insolvent by reason of such incurrence, (ii) was or is engaged in a business or transaction for which the assets remaining with such Guarantor constituted unreasonably small capital or (iii) intended or intends to incur, or believed or believes that it would incur, debt beyond its ability to repay such debts as they mature and (b) received or receives less than reasonably equivalent value or fair consideration, the obligations of such Guarantor under its Guarantee could be avoided or claims in respect of such Guarantee could be subordinated to all other debts of such Guarantor. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by such Guarantor as a result of the issuance by the Company of the Notes. To the extent that any Guarantee was a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim against a Guarantor and would be solely creditors of the Company and any other Guarantors whose Guarantees were not avoided or held unenforceable. In such event, the claims of the holders of the Notes would be subject to the prior repayment of all liabilities of the Guarantor whose Guarantee was avoided or held unenforceable. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided or unenforceable portion of a Guarantee.

     Each Guarantor will agree, jointly and severally with the other Guarantors, to contribute to the obligations of any Guarantor under a Guarantee of the Notes. Furthermore, the Guarantee of each Guarantor will provide that it is limited to an amount that would not render the Guarantor thereunder insolvent. The Company believes that the Guarantors will receive equivalent value at the time the indebtedness is incurred under the Guarantees. In addition, the Company believes that none of the Guarantors will be, at the time of or as a result of the issuance of the Guarantees, insolvent, that none of the Guarantors is or will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital and that none of the Guarantors will have intended or will intend to incur debts beyond its ability to repay such debts as they mature. Since each of the components of the determination of whether a Guarantee is a fraudulent conveyance is inherently fact based and fact specific, there can be no assurance that a court passing on such questions would agree with the Company.

CONSEQUENCES OF FAILURE TO EXCHANGE; POSSIBLE ADVERSE EFFECT ON TRADING MARKET FOR OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act and applicable state laws, or pursuant to an exemption therefrom. Subject to the obligation by the Company to file a Shelf Registration Statement covering resales of Old Notes in certain circumstances, the Company does not intend to register the Old Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Additionally, as a result of the Exchange Offer, it is expected that a substantial decrease in the aggregate principal amount of Old Notes outstanding will occur. As a result, it is unlikely that a liquid trading market will exist for the Old Notes at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Old Notes. See "The Exchange Offer" and "Old Notes; Registration Rights."

ABSENCE OF PUBLIC MARKET

     There is no existing market for the New Notes and, although the Notes have been approved for trading in the PORTAL Market upon issuance to "qualified institutional buyers" (as defined in Rule 144A), there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders to sell the Notes or the price at which holders would be able to sell the Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the New Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the New Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding debt of the Company.

     The net proceeds from the sale of the Old Notes were used to retire certain indebtedness, fund a distribution to shareholders, working capital and general corporate purposes which may include future acquisitions, and to pay fees and expenses as follows:


                                                                (DOLLARS IN THOUSANDS)
                                                                ----------------------
Sources:
  Offering proceeds.........................................           $120,000
                                                                       --------
     Total sources..........................................           $120,000
                                                                       ========
Uses:
  Retire certain existing credit facilities (a).............           $101,548
  Shareholder Distribution..................................             10,000
  Estimated fees and expenses...............................              5,294
  General corporate purposes................................              3,158
                                                                       --------
     Total uses.............................................           $120,000
                                                                       ========


-------------------------

(a) Initially, funds from the retired credit facilities were used to (i) finance the acquisition of Hawthorne, historical capital expenditures and working capital for a total of approximately $26,000 and (ii) finance approximately $76,000 related to the acquisitions of J&R, Veltri Group and PSI.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and the capitalization of the Company at April 4, 1998, on a historical basis, and of the Company on an as adjusted basis after giving effect to the Offering and the application of the net proceeds therefrom. The historical and as adjusted data should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Information," "Unaudited Pro Forma Condensed Combined Interim Financial Information," and the historical combined financial statements of the Company, including the notes thereto, presented elsewhere in this Prospectus.

                                                                         AS OF
                                                                     APRIL 4, 1998
                                                                -----------------------
                                                                 ACTUAL     AS ADJUSTED
                                                                 ------     -----------
                                                                (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................    $  7,046     $ 10,204
                                                                ========     ========
Long term debt, including current portion(1)................    $106,459     $  5,795
Senior Credit Facility(2)...................................          --           --
9 5/8% Senior Subordinated Notes due 2008...................          --      120,000
                                                                --------     --------
     Total long term debt, including current portion........     106,459      125,795
Shareholders' equity........................................      15,246        4,465
                                                                --------     --------
     Total capitalization...................................    $121,705     $130,260
                                                                ========     ========

-------------------------
(1) Includes capital leases and short-term borrowings.

(2) The Senior Credit Facility provides for borrowings of up to $100,000 of revolving loans for working capital and general corporate purposes, which may include future acquisitions, including up to $15,000 of tooling loans, and will be secured by liens on substantially all of the assets of the Company. See "Description of Senior Debt -- Senior Credit Facility."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Pursuant to the Registration Rights Agreement by and among the Company, the Guarantors and the Initial Purchasers, the Company has agreed (i) to file a registration statement with respect to an offer to exchange the Old Notes for New Notes of the Company with terms substantially identical to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) within 60 days after the date of original issuance of the Old Notes and (ii) to use best efforts to cause such registration statement to become effective under the Securities Act within 150 days after such issue date. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to file the registration statement containing this Prospectus or to effect the Exchange Offer, or if certain holders of the Old Notes notify the Company that they are not permitted to participate in, or would not receive freely tradeable New Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective a Shelf Registration Statement with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until the second anniversary of the date of original issuance of the Old Notes or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto. The interest rate on the Old Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Old Notes; Registration Rights."

     Each holder of the Old Notes who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "Old Notes; Registration Rights."

RESALE OF NEW NOTES

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third-parties, the Company believes that, except as described below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of New Notes only as specifically set forth herein. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of

New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes will be the same as the form and terms of the Old Notes except the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     As of the date of this Prospectus, $120 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Registration Rights Agreement.

     The Company shall be deemed to have accepted for exchange properly tendered Old Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the provisions of Section 2 of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Certain Conditions to the Exchange Offer."

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date," shall mean 5:00 p.m., New York City time on
               , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest at a rate of 9 5/8% per annum, payable semiannually in cash, on each May 1 and November 1, commencing November 1, 1998. Holders of New Notes will receive interest on November 1, 1998 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof for New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Old Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof. During any such extensions, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above under "-- Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the

Expiration Date. In addition, either (i) Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under -- "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Old Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder of Old Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of the Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three
     (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Old Notes or a Book-Entry

     Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes were registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

     U.S. Bank Trust National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and request for assistance, request for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      U.S. BANK TRUST NATIONAL ASSOCIATION

                                 By Registered/Certified
     By First Class Mail:        or Overnight Delivery:          Hand Delivery:
     U.S. Bank Trust N.A.         U.S. Bank Trust N.A.        U.S. Bank Trust N.A.
        P.O. Box 64485          Attn: Specialized Finance  4th Floor Bond Drop Window
St. Paul, Minnesota 55164-9549          SPFT0414             180 East Fifth Street
                                  180 East Fifth Street    St. Paul, Minnesota 55101
                                St. Paul, Minnesota 55101

      Telephone Number:                                        Facsimile Number:
         612-244-8161                                             612-244-1537

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the New Notes reasonably requests in writing.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined statement of operations of the Company for the year ended December 31, 1997, gives effect to the Offering and the PSI Acquisition as if each transaction had occurred on January 1, 1997. The following unaudited pro forma condensed combined balance sheet at December 31, 1997, gives effect to the Offering as if it had occurred on such date. The unaudited pro forma condensed combined financial information does not purport to represent what the Company's results of operations or financial position would have actually been had the transactions occurred on the dates indicated above, or to project the Company's results of operations or financial condition for any future date or period. This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the historical combined financial statements of the Company and PSI, including the notes thereto, and the information set forth in "Summary Financial Data," "Selected Financial Data," and "Management's Discussion and Analysis of Operations and Financial Condition," all presented elsewhere in this Prospectus.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31, 1997
                                           ----------------------------------------------------------------
                                                      HISTORICAL       PSI        OFFERING
                                           COMPANY      PSI(A)     ADJUSTMENTS   ADJUSTMENTS      PRO FORMA
                                           -------    ----------   -----------   -----------      ---------
                                                                (DOLLARS IN THOUSANDS)
Net sales................................  $158,718    $70,699            --            --        $229,417
Cost of sales............................   134,297     61,737       $(2,427)(d)        --         193,607
                                           --------    -------       -------       -------        --------
  Gross profit...........................    24,421      8,962         2,427            --          35,810
Operating expenses
  Selling, general and administrative
     expenses............................    16,241      6,493          (290)(e)   $  (650)(g)      21,794
  Special compensation(b)................     1,343         --            --         1,359           2,702
                                           --------    -------       -------       -------        --------
  Income from operations.................     6,837      2,469         2,717          (709)         11,314
Other expenses (income)
  Interest...............................     4,599      1,254         2,927 (f)     3,789 (h)      12,569
  Foreign currency.......................       117         --            --            --             117
  Other income...........................        --       (323)           --            --            (323)
                                           --------    -------       -------       -------        --------
                                              4,716        931         2,927         3,789          12,363
                                           --------    -------       -------       -------        --------
Income (loss) before income taxes........     2,121      1,538          (210)       (4,498)         (1,049)
Provision for income taxes...............     1,325         --            --            --           1,325
                                           --------    -------       -------       -------        --------
Net income (loss)(c).....................  $    796    $ 1,538       $  (210)      $(4,498)       $ (2,374)
                                           ========    =======       =======       =======        ========

                                                (see notes beginning on page 33)

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

(a) The historical financial information of PSI covers the period from January 1, 1997 through and including December 7, 1997, the day preceding the consummation of the PSI Acquisition. The PSI Acquisition was accounted for by the purchase method of accounting.


(b) To reflect amounts allocated to certain members of the management team who participated in deferred compensation agreements with the Company as a result of the $10,000 dividend to shareholders and recorded upon consummation of the Offering on April 28, 1998. Future allocations to these accounts will be discontinued as a result of the Offering, excluding up to $300 in additional deferred compensation which can be earned by Delmar O. Stanley, President and Chief Executive Officer of the Company, and annual increases for interest on all vested amounts at the rate of 6% per year. See "Management -- Deferred Compensation Agreements."



(c) The Company incurred as a result of the Offering (i) a $553 non-recurring extraordinary loss; net of a $122 tax benefit, resulting from the write-off of deferred financing costs related to certain debt that was retired (ii) a $605 non-recurring loss on deferred foreign exchange costs and (iii) $138 in fees associated with the retirement of certain indebtedness. These non-recurring items are not reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations.


(d) Reflects the elimination of (i) $1,227 of sub-contracted manufacturing expenses to a related party discontinued as a result of the PSI Acquisition, and (ii) $1,200 in operating cost discontinued as a result of closing certain warehouse facilities related to the PSI Acquisition.


(e) Reflects (i) the elimination of $1,162 of former owner compensation and expenses discontinued as a result of the PSI Acquisition, and (ii) $872 incremental goodwill amortization over a period of 40 years as a result of purchase method of accounting for the PSI Acquisition.



(f) Represents the incremental interest expense related to the PSI Acquisition, using a weighted-average interest rate of 8.7%. The underlying debt used to finance the PSI Acquisition was retired using Offering proceeds from the issuance of the Old Notes bearing a fixed interest rate of 9.625%.



(g) To reflect the reduction of $650 in business services fees paid by the Company to Talon L.L.C. This annual fee reduction was part of a new contractual agreement between the Company and Talon L.L.C. in connection with the Offering and Mergers.



(h) Represents the incremental interest expense, using an interest rate of 9.625%, on the Notes, interest on other indebtedness, and $585 in additional amortization of deferred financing costs related to the Notes and Senior Credit Facility fees and expenses.

      UNAUDITED PRO FORMA CONDENSED COMBINED INTERIM FINANCIAL INFORMATION


     The following unaudited pro forma condensed combined interim statement of operations of the Company for the fiscal quarter ended April 4, 1998, gives effect to the Offering as if it had occurred on January 1, 1997. The following unaudited pro forma condensed combined interim balance sheet at April 4, 1998, gives effect to the Offering as if it had occurred on such date. The unaudited pro forma condensed combined interim financial information does not purport to represent what the Company's results of operations or financial position would have actually been had the transactions occurred on the dates indicated above, or to project the Company's results of operations or financial condition for any future date or period. This unaudited pro forma condensed combined interim financial information should be read in conjunction with the accompanying notes and the unaudited combined interim financial statements of the Company, including the notes thereto, and the information set forth in "Summary Financial Data," "Selected Financial Data," and "Management's Discussion and Analysis of Operations and Financial Condition," all presented elsewhere in this Prospectus.


                 UNAUDITED PRO FORMA CONDENSED COMBINED INTERIM
                            STATEMENT OF OPERATIONS


                                                                  FOR THE QUARTER ENDED APRIL 4, 1998
                                                                ----------------------------------------
                                                                               OFFERING
                                                                 COMPANY      ADJUSTMENTS      PRO FORMA
                                                                 -------      -----------      ---------
                                                                         (DOLLARS IN THOUSANDS)
Net Sales...................................................     $71,071            --          $71,071
Cost of Sales...............................................      59,918            --           59,918
                                                                 -------         -----          -------
  Gross Profit..............................................      11,153            --           11,153
Selling, general & administrative expenses..................       6,752         $(163)(a)        6,589
                                                                 -------         -----          -------
Income from operations......................................       4,401           163            4,564
Other expenses (income)
  Other income..............................................        (186)           --             (186)
  Interest..................................................       2,390           912(b)         3,302
  Foreign currency..........................................         142            --              142
                                                                 -------         -----          -------
Income before income taxes..................................       2,055          (749)           1,306
Provision for income taxes..................................         771            --              771
                                                                 -------         -----          -------
Net income (loss)...........................................     $ 1,284         $(749)         $   535
                                                                 =======         =====          =======



                                                (see notes beginning on page 36)

          UNAUDITED PRO FORMA CONDENSED COMBINED INTERIM BALANCE SHEET


                                                                             APRIL 4, 1998
                                                               -----------------------------------------
                                                                              OFFERING
                                                                COMPANY      ADJUSTMENTS       PRO FORMA
                                                                -------      -----------       ---------
                                                                        (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS
Cash and cash equivalents..................................     $  7,046      $  3,158(c)      $ 10,204
Accounts receivable........................................       36,505            --           36,505
Inventories................................................       21,165            --           21,165
Prepaid expenses...........................................        4,303            --            4,303
                                                                --------      --------         --------
     Total Current Assets..................................       69,019         3,158           72,177
Property, plant and equipment..............................       95,407            --           95,407
     Less accumulated depreciation.........................       33,824            --           33,824
                                                                --------      --------         --------
     Net property, plant and equipment.....................       61,583            --           61,583
Goodwill(g)................................................       42,815            --           42,815
Deferred financing costs...................................          643         4,651(d)         5,294
Other assets...............................................          526            --              526
                                                                --------      --------         --------
                                                                $174,586      $  7,809         $182,395
                                                                ========      ========         ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Bank line of credit........................................     $  2,634        (2,634)(e)            0
Accounts payable...........................................       37,273            --           37,273
Accrued liabilities........................................       12,229          (232)(e)       11,997
Deferred tooling revenue...................................        1,444            --            1,444
Current portion of capital leases..........................          746            --              746
Current portion of long term debt..........................       33,871       (32,878)(e)          993
                                                                --------      --------         --------
     Total current liabilities.............................       88,197       (35,744)          52,453
Long term debt.............................................       66,659        54,849(e)       121,508
Capital leases.............................................        2,549            --            2,549
Other liabilities..........................................          314            --              314
Deferred income taxes......................................        1,621            --            1,621
SHAREHOLDER'S EQUITY
Common stock...............................................        1,250            --            1,250
Paid in capital............................................        1,412            --            1,412
Retained earnings..........................................       12,977       (11,296)(f)        1,681
Accumulated translation adjustment.........................         (393)           --             (393)
                                                                --------      --------         --------
                                                                  15,246       (11,296)           3,950
                                                                --------      --------         --------
                                                                $174,586      $  7,809         $182,395
                                                                ========      ========         ========



                                                (see notes beginning on page 36)

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                     COMBINED INTERIM FINANCIAL INFORMATION

                   FOR THE FISCAL QUARTER ENDED APRIL 4, 1998
                             (DOLLARS IN THOUSANDS)

     (a) To reflect the reduction of $163 in business services fees paid by the Company to Talon L.L.C.

     (b) Represents the incremental interest expense, using an interest rate of 9.625% on the notes, interest on other indebtedness, and $110 in additional amortization of deferred financing costs related to the Notes and Senior Credit Facility fees and expenses.

     (c) Cash and cash equivalents have been adjusted to reflect the following:

    Offering proceeds...........................................    $ 120,000
    Retirement of certain indebtedness, including accrued
      indebtedness..............................................     (101,548)
    Dividend to shareholders....................................      (10,000)
    Fees and expenses associated with the Offering..............       (5,294)
                                                                    ---------
                                                                    $   3,158
                                                                    =========

     (d) Represents payment of approximately $4,483 of fees and expenses related to the Offering and approximately $811 for fees and expenses related to the Senior Credit Facility incurred concurrently with the Offering, net of retirement of $643 of deferred financing costs related to debt retired as a result of the Offering.

     (e) Pro forma long term debt (including current portion) is derived by adjusting actual long term debt of $103,164 (excluding capital leases) for the addition of $120,000 resulting from the Offering and the reduction of $101,548 for retirement of certain indebtedness and accrued interest.


     (f) Represents (i) payment of $10,000 dividend to the shareholders, (ii) a $553 non-recurring extraordinary loss, net of a $122 tax benefit, resulting from the write-off of deferred financing costs, (iii) a $605 non-recurring loss on deferred foreign exchange costs associated with certain indebtedness that was retired, and (iv) $138 in fees associated with the retirement of certain existing indebtedness.



     (g) The purchase price for PSI will be finalized upon completion of a closing balance sheet audit. The allocation of purchase price is preliminary and will be finalized in 1998.

                            SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table sets forth selected historical financial data of the Company for the five years ended December 31, 1997 and the fiscal quarters ended April 4, 1998 and 1997. The selected financial data for the three year period ended December 31, 1997 are derived from the audited combined financial statements of the Company included elsewhere in this Prospectus. The selected financial data for the two year period ended December 31, 1994 are derived from the audited combined financial statements not included herein. The selected financial data for the fiscal quarters ended April 4, 1998 and 1997 were derived from the unaudited condensed combined interim financial statements of the Company included elsewhere in this Prospectus. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements of the Company, including the notes thereto, presented elsewhere in this Prospectus.


                                                         YEAR ENDED DECEMBER 31,                   QUARTER ENDED APRIL 4,
                                           ----------------------------------------------------    ----------------------
                                            1993       1994       1995       1996        1997        1997         1998
                                            ----       ----       ----       ----        ----        ----         ----
                                                                                                         UNAUDITED
STATEMENT OF OPERATIONS DATA
Net sales................................  $39,467    $43,035    $56,835    $71,029    $158,718    $ 45,349     $ 71,071
Gross profit.............................    7,144      5,735      9,935     12,909      24,421       7,313       11,153
Selling, general and administrative
  expenses(a)............................    4,259      4,699      6,041      8,490      16,241       4,328        6,752
Special compensation(b)..................       --         --         --         --       1,343
Income from operations...................    2,886      1,036      3,894      4,419       6,837       2,985        4,401
Interest.................................      806        714      1,192      1,754       4,599       1,050        2,390
Income before income taxes(c)............    2,023        610      2,702      2,363       2,121       2,153        2,055
Net income...............................    2,023        610      2,702      2,269         796       1,456        1,284
BALANCE SHEET DATA (END OF PERIOD)
Cash and cash equivalents................  $     5    $     6    $    18    $ 1,090    $  1,233    $      0     $  7,046
Total assets.............................   29,345     33,618     37,206     91,110     166,494     124,889      174,586
Total debt...............................   10,480     14,089     17,555     49,468     107,315      52,114      106,459
Shareholders' equity.....................   10,511     10,786     12,736     14,401      14,601      15,477       15,246
OTHER FINANCIAL DATA
Depreciation and amortization............  $ 2,484    $ 2,639    $ 2,907    $ 3,419    $  6,279    $  1,381     $  2,705
Capital expenditures.....................    1,925      5,494      5,009      3,942       9,389       3,018        1,588
Cash provided by operating activities....    5,332      2,110      2,288      6,317       6,166          63        9,344
Cash used in investing activities........   (1,878)    (5,339)    (4,980)    (9,402)    (61,171)     (3,018)      (1,273)
Cash provided by (used in) financing
  activities.............................   (3,454)     3,230      2,704      4,233      55,302       2,058       (2,095)
EBITDA(d)................................    5,313      3,963      6,801      7,536      12,999       4,584        7,150


-------------------------
(a) Included in selling, general and administrative expenses are business services fees paid to Talon L.L.C., an affiliate of the Company, of $1,150, $850, and $717 for 1997, 1996 and 1995, respectively. Effective April 1, 1998, such fees were reduced to $500 annually. See "Certain Relationships and Related Transactions." Business services fees paid to Talon L.L.C. totalled $287 for the fiscal quarters ended April 4, 1998 and 1997, respectively.


(b) Certain members of the Company's management team participate in a deferred compensation arrangement which awards the employee for increases in shareholder value. Approximately $1,343 was recorded in 1997 under this arrangement. An additional amount of $1,359 was recorded upon consummation of the Offering on April 28, 1998. Effective with the Offering, all future allocations under these agreements were discontinued, excluding up to $300 in additional deferred compensation which can be earned by Delmar O. Stanley, President and Chief Executive Officer of the Company, and annual increases for interest on all vested amounts at the rate of 6% per year. See "Management -- Deferred Compensation Agreements."


(c) Except for the Canadian subsidiary, the shareholders have elected under the provisions of the Internal Revenue Code to be treated as S Corporations. As a result, the taxable income of the companies is included in the taxable income of the individual shareholders, and no provision for federal income taxes has been included in income. The Canadian subsidiary is subject to Canadian income tax.


(d) EBITDA is defined as income from continuing operations before the effect of changes in accounting principles and extraordinary items plus interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA should not be considered in isolation as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. EBITDA measures presented may not be comparable to similarly-titled measures of other companies. For the fiscal first quarter of 1998, EBITDA includes a $186 gain on sale of assets and a foreign currency exchange loss of $142.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's financial condition and result of operations contains forward-looking statements. Holders of the Notes are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth under "Risk Factors," "Forward-Looking Information," and the matters generally set forth in this Prospectus. The following discussion should be read in conjunction with "Unaudited Pro Forma Condensed Combined Financial Information," "Unaudited Pro Forma Condensed Combined Interim Financial Information," "Selected Financial Data," and the historical combined financial statements of the Company, including the notes thereto, presented elsewhere in this Prospectus.

GENERAL


     The Company is a leading full-service Tier 1 designer and manufacturer of high-quality, stamped metal components and assemblies used by North American automotive original equipment manufacturers ("OEMs"). The Company specializes in, and derives the majority of its revenue from, underbody/chassis and unexposed body structure assemblies which constitute major structural components of passenger cars, light trucks, and vans. The Company's products include frame rail, inner quarter panel, crossmember, cowl, bumper, rear back panel, and trailer hitch assemblies. Since 1996, the Company has completed three acquisitions: J&R on September 30, 1996, Veltri Metal Products Co. on November 8, 1996 and PSI on December 8, 1997. On a pro forma basis, these acquisitions have contributed to the increase in the Company's net sales from $56.8 million in 1995 to $229.4 million in 1997.

                                     Talon

                                     Talon

MERGERS


     As used in this Prospectus, unless the context indicates otherwise, the "Company" means (i) for periods prior to the Mergers (as defined), the business and operations of each of Talon Automotive Group, L.L.C. ("Talon"), Hawthorne Metal Products Company ("Hawthorne"), Production Stamping, Inc. ("PSI"), J&R Manufacturing, Inc. ("J&R"), Veltri Metal Products Co. ("Veltri"), Veltri Holdings USA, Inc., VS Holdings, Inc., and VS Holdings No. 2 Inc., (collectively, the "Talon Entities") and (ii) for periods after the Mergers, Talon Automotive Group, Inc. and its subsidiaries, which collectively owns the business and operations of the Talon Entities. The following table indicates when each of the Talon Entities was formed or acquired:



                                                                       DATE
TALON ENTITY                                                     FORMED/ACQUIRED
------------                                                     ---------------
Hawthorne*..................................................    July 25, 1985
J&R*........................................................    September 30, 1996
Veltri*.....................................................    November 8, 1996
PSI*........................................................    December 8, 1997
Talon.......................................................    December 16, 1994
Veltri Holdings USA, Inc. ..................................    November 8, 1996
VS Holdings, Inc. ..........................................    November 8, 1996
VS Holdings No. 2 Inc. .....................................    November 8, 1996


-------------------------

* Denotes acquisition, otherwise the entity was formed by the Company on the date indicated. Each of the acquisitions was accounted for under the purchase method of accounting pursuant to the provisions of Accounting Principles Bulletin 16, Business Combinations.



     Immediately preceding the consummation of the Offering, Hawthorne and J&R merged with and into PSI, and PSI changed its name to Talon Automotive Group, Inc. ("TAG, Inc."). Immediately thereafter, Talon, which was owned by Hawthorne and J&R, also merged with and into PSI. Hawthorne, J&R, and PSI each operate as separate unincorporated divisions of TAG, Inc.



     Simultaneously, VS Holdings No. 2 Inc. sold its 1% interest in Veltri Metal Products Co. back to such company. VS Holdings No. 2 Inc. then merged with and into VS Holdings, Inc., which owned all of the remaining outstanding stock of Veltri Metal Products Co., such that, Veltri Metal Products Co. became a wholly owned subsidiary of VS Holdings, Inc. The shareholders of VS Holdings, Inc. then exchanged their shares in VS Holdings, Inc. for shares in TAG, Inc., and VS Holdings, Inc. thereupon became a wholly owned subsidiary of TAG, Inc. Accordingly, Veltri Metal Products Co. is an indirect, wholly owned subsidiary of TAG, Inc. (VS Holdings, Inc., Veltri Holdings USA, Inc., and Veltri are collectively referred to in this Prospectus as the "Veltri Group"). Collectively, the above actions are referred to in this Prospectus as the "Mergers."



     Also, immediately thereafter, the shareholders of Veltri Holdings USA, Inc. exchanged their shares in Veltri Holdings USA, Inc. for shares in TAG, Inc., and Veltri Holdings USA, Inc. also became a wholly owned subsidiary of TAG, Inc. The reorganization was accounted for retroactively as if it were a pooling of interest with no change made to the carrying bases of the assets and liabilities of the combined entities.



     Collectively, the above actions are referred to in this Prospectus as the "Mergers." As used in this Prospectus, unless the context indicates otherwise,
(a) the "Company" means (i) for periods prior to the Mergers, the business and operations of the Talon Entities and (ii) for periods after the Mergers, TAG, Inc. and its subsidiaries, which collectively owns the business and operations of the Talon Entities, and (b) "Veltri Group" means VS Holdings, Inc., Veltri Metal Products Co. and Veltri Holdings USA, Inc.

RESULTS OF OPERATIONS

     The following management's discussion and analysis of financial condition and results of operations should be read in conjunction with the Company's historical Combined Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. The historical information for the year ended December 31, 1997 includes the PSI results of operations for the period subsequent to its acquisition. The historical information for the year ended December 31, 1996 includes the J&R and Veltri results of operations for the periods subsequent to each of their acquisition. Accordingly, the results of operations for the year ended December 31, 1997 are not directly comparable to the results of operations for the year ended December 31, 1996 and the results of operations for the year ended December 31, 1996 are not directly comparable to the results of operations for the year ended December 31, 1995 and the results of operations for the quarter ended April 4, 1998 are not directly comparable to the quarter ended April 4, 1997. The Company's performance is expected to be dependent on automotive vehicle production. The Company's business is subject to seasonal fluctuations in sales and profitability due to the impact of OEM plant shutdowns in July and December for OEM holidays and model changeovers. In addition to being awarded business for new platforms, the Company has historically supplied its OEM customers with components which were previously manufactured by such OEM or Tier 1 suppliers. Factory-assist work approximated $14.7 million, $6.3 million and $1.5 million in 1997, 1996 and 1995, respectively. The shareholders of Hawthorne, J&R and PSI have elected to treat these companies as S Corporations for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and for state income tax purposes. Veltri is a Nova Scotia unlimited liability company and is subject to Canadian income tax.

     The following table sets forth, for the periods indicated, certain operating data as a percentage of net sales (table will not total due to rounding):

                                                                                     QUARTER ENDED APRIL 4,
                                                                                 -------------------------------
                                          YEAR ENDED DECEMBER 31,                           UNAUDITED
                             -------------------------------------------------   -------------------------------
                                  1997              1996             1995             1998             1997
                                  ----              ----             ----             ----             ----
                                                            (DOLLARS IN MILLIONS)
Net sales..................  $158.7   100.0%   $71.0   100.0%   $56.8   100.0%   $71.1   100.0%   $45.3   100.0%
Cost of sales..............   134.3    84.6%    58.1    81.8%    46.9    82.5%    59.9    84.3%    38.0    83.9%
                             ------   ------   -----   ------   -----   ------   -----   ------   -----   ------
  Gross profit.............    24.4    15.4%    12.9    18.2%     9.9    17.5%    11.2    15.7%     7.3    16.1%
Operating expenses
  Selling, general and
    administrative
    expenses...............    16.2    10.2%     8.5    12.0%     6.0    10.6%     6.8     9.5%     4.3     9.5%
  Special compensation.....     1.3     0.8%      --       --      --       --      --       --      --       --
                             ------   ------   -----   ------   -----   ------   -----   ------   -----   ------
    Income from
       operations..........     6.8     4.3%     4.4     6.2%     3.9     6.9%     4.4     6.2%     3.0     6.6%
Other income...............      --       --      --       --      --       --    (0.2)   (0.2%)     --     0.0%
Other expenses
  Interest.................     4.6     2.9%     1.8     2.5%     1.2     2.1%     2.4     3.3%     1.0     2.3%
  Foreign currency.........     0.1     0.1%     0.3     0.4%      --       --     0.1     0.2%    (0.2)   (0.5%)
                             ------   ------   -----   ------   -----   ------   -----   ------   -----   ------
Income before income
  taxes....................     2.1     1.3%     2.4     3.3%     2.7     4.8%     2.1     2.9%     2.2     4.8%
Provision for income
  taxes....................     1.3     0.8%     0.1     0.1%      --       --     0.8     1.1%     0.7     1.6%
                             ------   ------   -----   ------   -----   ------   -----   ------   -----   ------
    Net income.............  $  0.8     0.5%   $ 2.3     3.2%   $ 2.7     4.8%   $ 1.3     1.8%   $ 1.5     3.2%
                             ======   ======   =====   ======   =====   ======   =====   ======   =====   ======

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net Sales: Net sales for 1997 were $158.7 million. This was an increase of approximately $87.7 million or 123.5% as compared to net sales for 1996 of $71.0 million. Approximately 85.0% of this increase is attributable to the acquisitions of J&R, Veltri and PSI. The remaining 15.0% of the net sales increase was due to new business awards, including business related to the Chrysler NS Minivan and additional factory assist work.

     Gross Profit: Gross profit was $24.4 million or 15.4% of net sales for 1997 as compared to $12.9 million or 18.2% of net sales for 1996. This represents an increase of $11.5 million or 89.2% as compared to the prior year. The decrease as a percentage of net sales was due to lower gross margin rates at J&R and start-up expenses related to the 1998 Chrysler LH Concorde/Intrepid program, as well as factory assist work at Hawthorne.

     Selling, General and Administrative Expenses ("SG&A"): SG&A expenses were $16.2 million or 10.2% of net sales for 1997 as compared to $8.5 million or 12.0% of net sales for 1996. The decrease in SG&A, as a percentage of net sales, was the result of leveraging SG&A expenses over a larger net sales base. This decrease was partially offset by increased amortization expense of $0.5 million related to the Company's acquisition of J&R and Veltri. Included in the Company's SG&A expense are business services fees paid to Talon L.L.C., an affiliate of the Company. The Company incurred a business services fee of $1.2 million in 1997 and $0.9 million in 1996. Effective with the Offering, such fees will be $0.5 million annually.

     Special Compensation Expense: Included in 1997 results was a special compensation expense of $1.3 million or 0.8% of net sales. There was no special compensation expense in 1996 or 1995. See "Management -- Deferred Compensation Agreements" and Note 10 to the Company's Combined Financial Statements.

     Interest Expense: Interest expense for 1997 was $4.6 million or 2.9% of net sales as compared to $1.8 million or 2.5% of net sales for 1996. This was an increase of $2.8 million or 162.2% as compared to the prior year. The increase in interest expense as a percentage of net sales is attributable to additional borrowings related to the acquisitions of J&R, Veltri and PSI, partially offset by a lower weighted average interest rate. Weighted average interest rates were 8.2% and 8.4% in 1997 and 1996, respectively.

     Income Taxes: The provision for income taxes for 1997 was $1.3 million with an effective tax rate of 43.6%, compared to $0.1 million with an effective tax rate of 35.8% in 1996. The Company's income taxes relate solely to its Canadian operations. The increase in the effective rate is due primarily to non-deductible amortization of cost in excess of assets acquired.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net Sales: Net sales for 1996 were $71.0 million. This was an increase of approximately $14.2 million or 25.0% as compared to net sales for 1995 of $56.8 million. Substantially all of this increase was attributable to the acquisitions of J&R and Veltri.

     Gross Profit: Gross profit was $12.9 million or 18.2% of net sales for 1996 as compared to $9.9 million or 17.5% of net sales for 1995. This represents an increase of $3.0 million or 29.9% as compared to the prior year. The increase as a percentage of net sales was primarily a result of higher gross profit at Hawthorne as compared to the prior year, offset slightly by lower gross margin rates at J&R and Veltri.

     Selling, General and Administrative Expenses: SG&A expenses were $8.5 million or 12.0% of net sales for 1996 as compared to $6.0 million or 10.6% of net sales for 1995. The increase in SG&A, as a percentage of net sales, was primarily a result of J&R's and Veltri's SG&A expenses as a percentage of net sales being higher than other TAG companies. This increase was partially offset by a larger net sales base to which corporate expenses were allocated.

     Interest Expense: Interest expense for 1996 was $1.8 million, an increase of $0.6 million as compared to 1995. The increase in interest expense is attributable to increased debt related to the acquisitions of J&R and Veltri.

     Income Taxes: The provision for income taxes for 1996 was $0.1 million with an effective tax rate of 35.8%, as compared to no provision for income taxes in 1995. The Company's income tax expense is solely related to its Canadian operation.

QUARTER ENDED APRIL 4, 1998 COMPARED TO QUARTER ENDED APRIL 4, 1997

     Net Sales: Net sales for the fiscal quarter ended April 4, 1998 ("first quarter 1998") were $71.1 million. This was an increase of approximately $25.8 million or 56.7% as compared to net sales for the fiscal quarter ended April 4, 1997 ("first quarter 1997") of $45.3 million. A net sales increase of approximately 43.5% is attributable to the acquisition of PSI in December 1997. The remaining 13.2% net sales increase was due to new factory assist business that was awarded to Hawthorne, including business related to the Chrysler NS Minivan and Dodge Neon, and increased content in the Chrysler LH Concorde/Intrepid program at Veltri.

     Gross Profit: Gross profit for the first quarter of 1998 was $11.2 million or 15.7% of net sales as compared to $7.3 million or 16.1% of net sales for the first quarter of 1997. This represents an increase of $3.9 million or 52.5% as compared to the prior year. The decrease as a percentage of net sales was due to short-term launch costs associated with additional factory assist business at Hawthorne in the first quarter of 1998.

     Selling, General and Administrative Expenses ("SG&A"): SG&A expenses for the first quarter of 1998 were $6.8 million or 9.5% of net sales, compared to $4.3 million or 9.5% of net sales for the first quarter of 1997. SG&A, as a percentage of net sales, remained consistent between periods. Included in the Company's SG&A expense is a business services fee paid to Talon L.L.C. ("Talon"), an affiliate of the Company. The Company incurred business services fees of $0.3 million in the first quarter of 1998 compared to $0.2 million in the first quarter of 1997. The Company's business services agreement with Talon was modified on April 1, 1998 to limit fees to $0.5 million per year.

     Other Income: Other income for the first quarter of 1998 was $0.2 million and was related to a gain on the sale of assets. There were no such gains in the first quarter of 1997.

     Interest Expense: Interest expense for the first quarter of 1998 was $2.4 million or 3.3% of net sales, compared to $1.0 million or 2.3% of net sales for the first quarter of 1997. This was an increase of $1.4 million or 127% as compared to the prior year. The increase in interest expense is attributable to additional borrowings related to the acquisition of PSI in December 1997.

     Foreign Currency: The foreign currency exchange loss for the first quarter of 1998 was $0.1 million compared to a foreign currency gain of $0.2 million for the first quarter of 1997. Foreign currency gains and losses are all attributable to the Company's Canadian operation. The foreign currency exchange loss in the first quarter of 1998 was due to a combination of changes in exchange rates and working capital positions.

     Income Taxes: The provision for income taxes for the first quarter of 1998 was $0.8 million or 1.1% of net sales compared to $0.7 million or 1.6% of net sales for the first quarter of 1997. The Company's income taxes relate solely to its Canadian operation. The effective tax rate for the first quarter of 1998 was 40.8% compared to 39.8% for the first quarter of 1997. The increase in the effective tax rate was due to an increase in non-deductible amortization expenses for the Canadian operation in the first quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES


     Net cash flow from operating activities totaled $6.2 million for 1997, as compared to $6.3 million for 1996 and $2.3 million for 1995. For the first quarter of 1998, net cash flow from operating activities totaled $9.3 million as compared to a $0.1 million for the first quarter of 1997. The increase, as compared to the prior year, was the result of favorable changes in working capital between the two quarters, including a significant decrease in pre-production tooling inventory.


     Net cash used in investing activities totaled $61.2 million for 1997, as compared to $9.4 million for 1996 and $5.0 million for 1995. Investing activities in 1997 consisted of $9.4 million in capital expenditures and $51.7 million for the PSI Acquisition. Investing activities in 1996 consisted of $3.9 million in capital expenditures and $5.5 million for the J&R and Veltri acquisitions. Investing activities in 1995 related primarily to capital expenditures. For the first quarter of 1998, net cash used in investing activities totaled $1.3 million, as compared to $3.0 million for the first quarter of 1997. Investing activities for the first quarter of 1998 and 1997 related primarily to capital expenditures.

     Cash provided by financing activities for 1997 was $55.3 million compared to $4.2 million for 1996 and $2.7 million for 1995. In 1997, additional borrowings, less principal payments, provided $55.8 million. Net cash distributions of $0.4 million were paid in 1997. For the first quarter of 1998, net cash used in financing activities totaled $2.1 million compared to $2.1 million of net cash provided by financing activities for the first quarter of 1997. For the first quarter of 1998, debt principal payments totaled $1.6 million and net cash distributions were $0.5 million. In the first quarter of 1997 the Company received $2.6 million of net proceeds from short-term borrowings and long-term debt and made net cash distributions of $0.5 million.

     Capital expenditures for 1997 were $9.4 million, as compared to $3.9 million for 1996 and $5.0 million for 1995. In 1997, the Company completed four significant projects that it commenced in 1996: (i) the refit of a 144 inch press line ($2.3 million); (ii) the purchase of additional presses related to the Company's involvement in the Honda BM Minivan and VC Civic programs ($1.2 million); (iii) the expansion of the Glencoe facility for the above programs ($0.6 million) and (iv) an automated die cart system ($0.9 million). Major capital projects for 1996 included productivity improvement expenditures, including a third five-axis cutter ($0.7 million), and the refit of the 144 inch press line ($2.3 million). Major capital projects for 1995 related primarily to various investments in machinery and equipment, including a transfer press (approximately $5.0 million). Capital expenditures for the first quarter of 1998 were $1.6 million, as compared to $3.0 million for the first quarter of 1997. Capital expenditures in the first quarter of 1998 and 1997 related to various investments in machinery and equipment, including new press equipment.

     The Company currently expects that its capital expenditures (inclusive of maintenance amounts and exclusive of potential acquisitions) will be approximately $9.5 million in 1998, $14.0 million in 1999, $25.0 million in 2000 and $15.0 million in 2001. Included in these figures, are capital expenditures for the 2001 Chrysler KJ Jeep Cherokee launch and other potential business awards of $4.0 million and $15.0 million in 1999 and 2000, respectively. The Company believes that maintenance capital expenditures approximate $4.3 million annually. However, the Company's capital expenditures will be affected by, and may be greater or reflect different timing than currently anticipated depending upon, the size and nature of new business opportunities and equipment availability.

     As of December 31, 1997, on a pro forma basis after giving effect to the Offering, the Company would have had approximately $125.1 million of debt outstanding. The Company would also have the ability to borrow approximately an additional $74.2 million under the Senior Credit Facility borrowing base and could actually borrow up to $20.7 million given borrowing covenants. The Company believes that cash generated from operations, together with amounts available under the Senior Credit Facility and unused portions of the proceeds from the Offering, will be adequate to meet its debt service requirements, capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard. The Company's ability to meet its working capital and capital expenditure requirements and service its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control.

INFLATION

     Inflation generally affects the Company by increasing the cost of labor, equipment and raw materials. Management believes that inflation has not significantly impacted the Company's business over the past twelve months. However, because selling prices generally cannot be increased until a model changeover, the effects of inflation must be offset by productivity improvements and increased volumes from new business awards.

YEAR 2000 ISSUE


     The Company completed a comprehensive review of its computer systems in June 1998 and believes it has identified those systems that could be affected by the "Year 2000" issue. The Company is implementing a plan to resolve these issues and expects to complete such plan by June 1999. The Company believes that, with modification of its existing computer systems, updates by vendors and conversion to new software in the ordinary course of its business, the Year 2000 issue will not pose significant operational problems for the Company's computer systems. However, if such modifications and conversions are not completed properly or in a timely manner, the Year 2000 issue may have a material adverse impact on the business, financial condition and results of operations of the Company. The costs of modifications and conversions are not anticipated to be material; however, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.



EFFECT OF STRIKE AT GENERAL MOTORS



     The United Auto Workers union began a strike at two General Motors' parts plants in early June 1998. The strike caused a disruption of General Motors' parts-supply chain and forced it to close nearly all of its North American assembly plant operations until the strike was resolved in late July 1998. As a result of the strike, the Company temporarily discontinued shipping parts to General Motors. The Company resumed shipping to General Motors in August 1998. As a result of the strike, the Company expects its earnings for the second quarter of 1998 will be reduced by approximately $1.6 million and that earnings for the third quarter of 1998 could be reduced by approximately $2.1 million. See "Risk Factors -- Dependence on Principal Customers".



EFFECT OF ACCOUNTING PRONOUNCEMENTS



     In 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for fiscal years beginning after December 15, 1997. The Company has elected to adopt the requirements of this standard effective December 31, 1997.



     In 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. The Statement supersedes Statement 14 and establishes standards for the way public business enterprises report selected information about operating segments in annual reports and interim financial reports issued to debtholders. Statement 131 is effective for fiscal years beginning after December 15, 1997. The Company is currently evaluating the proposed requirements of the Standard and has not determined the impact of the Standard, if any.

                                    BUSINESS

GENERAL

     The Company is a leading full-service Tier 1 designer and manufacturer of high-quality, stamped metal components and assemblies used by North American automotive original equipment manufacturers ("OEMs"). The Company specializes in, and derives the majority of its revenue from, underbody/chassis and unexposed body structure assemblies which constitute major structural components of passenger cars, light trucks, and vans. The Company's products include frame rail, inner quarter panel, crossmember, cowl, bumper, rear back panel, and trailer hitch assemblies. On a pro forma basis, assuming the PSI Acquisition had occurred on January 1, 1997, the Company would have had net sales of $229.4 million and Adjusted EBITDA (as defined herein) of $26.2 million for the year ended December 31, 1997.


     The Company believes its focus on underbody/chassis and unexposed body structure assemblies, full-service capabilities, commitment to quality, and key customer relationships has positioned it well to benefit from current industry trends. OEMs are focusing their in-house stamping operations on the production of Class A exposed surface panels and are increasingly relying on outside suppliers with full-service engineering and program management capabilities to design, engineer and manufacture complex underbody/chassis and unexposed body structure assemblies. In addition, OEMs are reducing the number of their stamping suppliers by focusing on companies that can manufacture high value-added assemblies. The Company believes that its ability to anticipate and respond to these trends was a significant factor in the award of major assemblies on the 1998 Chrysler LH Concorde/Intrepid and the 2001 Chrysler KJ Jeep Cherokee programs. Based on internal Company surveys, the Company believes the 1998 Chrysler LH Concorde/Intrepid award could generate approximately $50 to $55 million of sales by the Company during the 1999 model year, however, no assurance can be given that such sales will actually be achieved. See "Forward-Looking Information."



     Based on industry news publications available to the public, the Company believes its products were used on nine of the ten best selling vehicles in North America during 1997. The Company's four largest customers, General Motors Corporation ("General Motors"), Chrysler Corporation ("Chrysler"), Ford Motor Company ("Ford"), and Honda Motor Co., Ltd. ("Honda"), accounted for approximately 33%, 32%, 11% and 3%, respectively, of the Company's pro forma net sales for the year ended December 31, 1997 assuming the PSI Acquisition had occurred on January 1, 1997. The Company also sells its products to targeted Tier 1 suppliers. Platforms on which the Company had its most significant content in 1997 included: Chrysler's LH Concorde/Intrepid, NS Minivan and AB Ram Van, General Motors' GMT 400 Full-size Pickup/Tahoe/Suburban and GMT 325/330 Blazer/Jimmy, Ford's Explorer and Lincoln Continental, and Honda's LS Accord and VC Civic. Based on internal Company surveys, the Company believes its products are present on every General Motors truck platform, and also believes it is Chrysler's largest independent supplier of front frame rail assemblies for passenger cars, vans, and sport utility vehicles. The Company has received quality and delivery awards from its customers, including, most recently, Chrysler's Platinum Pentastar Award in 1997.


     The Company has grown rapidly through a combination of strategic acquisitions and new platform awards. As a result of these efforts, net sales have increased at a compound annual growth rate ("CAGR") of 41.6% from approximately $39.5 million in 1993 to $158.7 million in 1997. On a pro forma basis assuming the PSI Acquisition had occurred on January 1, 1997, the Company would have had net sales of $229.4 million. Since 1996, the Company's management team has completed three strategic acquisitions which it believes have strengthened the Company's market position with key customers, expanded its core product lines and enhanced its design, engineering and manufacturing capabilities. The Company's acquisition strategy focuses on companies with strong management which can strengthen the Company's position as a Tier 1 supplier and allow it to further capitalize on industry trends.

BUSINESS STRATEGY


     Based on pro forma 1997 net sales after giving effect to the PSI Acquisition and internal Company surveys, the Company believes it is one of the leading independent suppliers in its core product segment of underbody/chassis and unexposed body structure assemblies. The Company's strategic objective is to become one of the top two competitors in this market segment. The Company believes it has developed a strategy to enhance its market position by capitalizing on industry trends and leveraging its core competencies. Key elements of the Company's strategy include the following:

     Supply Complex High Value-Added Modules and Systems. In an effort to reduce costs, OEMs are increasingly seeking suppliers capable of providing assemblies and complete systems or modules, rather than suppliers which only provide individual stampings. Typically, such complex products result in higher dollar content per vehicle and generate higher margins as compared to simple, individual stampings. After giving effect to the PSI Acquisition, value-added assemblies represented approximately 75% of the Company's pro forma 1997 net sales. The Company seeks to gain new business of modules and systems, which typically include even greater content than assemblies. The Company believes its capabilities and current industry trends have created an opportunity for it to provide multiple assemblies and integrated modules such as front-end systems (including frame rail, bumper, radiator support, wheel house inner panel, and control arm assemblies), front floor pan systems (including floor pan, crossmember, and tunnel reinforcement assemblies), and rear/back panel systems (including back panel, quarter panel, rear frame rail, rear wheel house, and rear floor pan assemblies). For example, the Company increased its dollar content on the 1998 LH Concorde/Intrepid platform versus the 1993 platform from approximately $115 per vehicle to $180 per vehicle. This was achieved primarily through stamping and welding additional components, thereby producing a higher value-added assembly.

     Enhance Full-Service Engineering and Program Management Capabilities. The Company seeks to continuously enhance its design, engineering, prototyping, testing, program management, product development and assembly capabilities to further strengthen its preferred position with key customers. The Company believes these capabilities enable it to participate in the product development process during the concept and prototype development stages as well as throughout the design and manufacturing stages. As OEMs continue to outsource complex, unexposed stamped assemblies to fewer suppliers, the Company believes Tier 1 suppliers with proven full-service capabilities will be better positioned to secure such business. To capitalize on this trend, in 1996 the Company acquired J&R which enabled the Company to become one of a limited number of independent full-service stamping suppliers with prototyping capabilities. The Company believes that further expanding its full-service capabilities will enable it to better manage larger programs, reduce time to market and customer costs, and improve the Company's margins.


     Focus on Key Customers. As OEMs continue to consolidate their supplier base, the Company believes that strong customer relationships are increasingly important. As a result, the Company focuses on a limited number of customers which the Company believes will enable it to anticipate and better service such customers' needs. Furthermore, the Company anticipates the need to follow its key customers as they move to globally source their stampings. As examples of its close relationships with its key customers, members of the Company's design team are currently working on-site at Chrysler helping to complete the design of the front-end system assemblies for the 2001 KJ Jeep Cherokee. In addition, the Company proposed the successful redesign of General Motors' 1999 GMT 800 Full-size Pickup/Tahoe/Suburban trailer hitch assembly. As further evidence of the Company's key customer business, and based on internal Company surveys, the Company believes its products are present on every General Motors truck platform, and also believes it is Chrysler's largest independent supplier of front frame rail assemblies for passenger cars, vans, and sport utility vehicles.


     Pursue Strategic Acquisitions. The Company intends to continue to seek acquisitions of companies with strong management which will further improve the Company's position as a Tier 1 supplier by creating opportunities for it to: (i) strengthen its relationships with key customers; (ii) add new model platforms;
(iii) expand core product lines; (iv) enhance its full-service capabilities; and
(v) expand globally. Consistent with this strategy, the Company's management team has completed three acquisitions since the beginning of 1996. See "-- Recent Acquisitions."

COMPETITIVE STRENGTHS

     The Company believes it has the following competitive strengths:

     Engineering and Product Expertise. The Company believes it has developed expertise in the design, development, and production of underbody/chassis and unexposed body structure assemblies, such as frame rail, inner quarter panel, crossmember, cowl, bumper, rear back panel, and trailer hitch assemblies. This expertise has contributed to its stature as a preferred full-service stamping supplier to its key customers. For example, the Company's design involvement in the 1998 Chrysler LH Concorde/Intrepid frame rail assembly produced significant piece cost, tooling, and performance savings for Chrysler by eliminating multiple part numbers. This was achieved by combining multiple parts and commonizing right- and left-hand parts into identical stampings. The Company believes its performance in producing complex frame rail assemblies for Chrysler's LH Concorde/Intrepid vehicles and AB Ram Van, and its cooperative advance product development efforts with Chrysler, contributed to the Company's award of frame rail and other front-end system assemblies for the 2001 Chrysler KJ Jeep Cherokee.


     Successful Launch Performance Record. The Company has significant experience in managing and executing new programs from the concept and prototype development stages through the design and manufacturing stages. In 1997, the Company successfully launched seven new programs comprising approximately 54 assemblies and 185 parts. These launches met all customer delivery requirements and were within the Company's launch budget. The Company's most significant launch, the 1998 Chrysler LH Concorde/ Intrepid, consisted of approximately 26 assemblies and 133 parts and had total defective parts per million ("PPM") of only ten. Based on internal Company surveys, the Company believes that the successful performance in the launch phase of a new platform is a critical factor in satisfying its key customers and securing additional platform work. The Company's program management organization and methodology is being benchmarked by Chrysler.


     Quality Commitment. The Company believes its quality performance in 1997 is a significant competitive advantage. For example, the Company's 1998 model year PPM performance with Chrysler through March 1998 was 26 PPM, which is below Chrysler's benchmark of 50 PPM for world class suppliers. Partially as a result of such performance, the Company has received certain quality and delivery awards from its key OEM customers, including, most recently, Chrysler's Platinum Pentastar Award in December 1997, awarded to only nine production suppliers.

     Acquisition Track Record. Since 1996, the Company's management team has completed three strategic acquisitions. The management team has a disciplined approach to evaluating acquisition opportunities and believes that these acquisitions have strengthened the Company's market position with its key customers, expanded its core product lines and enhanced its design, engineering and manufacturing capabilities. Through these acquisitions, the Company's management team has gained experience in acquiring and integrating businesses while incurring only minimal disruption in current operations.

RECENT ACQUISITIONS

     In December 1997, the Company acquired PSI, a supplier of automotive stampings and finished assemblies, including trailer hitch, airbag canister, crossmember and other welded assemblies. For its fiscal year ended June 30, 1997, PSI reported net sales of $72.0 million. Through the PSI Acquisition, the Company added progressive and line die manufacturing capabilities and state-of-the-art welding capabilities. PSI's expertise in these areas is expected to enhance the Company's presence as a manufacturer of underbody/chassis and unexposed body structure assemblies. As a result of the PSI Acquisition, sales to General Motors represented approximately 33% of pro forma 1997 net sales, as compared to 9% of 1997 historical net sales.

     In addition, the Company completed two other strategic acquisitions in 1996:

     - In November 1996, the Company acquired the Veltri Group, a manufacturer of high value-added assemblies and detailed stampings, which recorded net sales of $79.5 million for the fiscal year ended December 31, 1996. The acquisition of the Veltri Group expanded the Company's product offering of underbody/chassis and unexposed body structure assemblies, increased its product content at Chrysler, and added new customers, including Honda. See
      Note 16, "Foreign Operations" of the Notes to the Company's Combined Financial Statements.

     - In September 1996, the Company acquired J&R, a manufacturer of stamped metal prototype parts and short-run production stampings, weldments and assemblies which recorded net sales of $14.7 million for its fiscal year ended October 31, 1996. J&R is an integrated prototyping company, capable of managing a program from math data through soft tooling and production of finished components and assemblies. The J&R acquisition enabled the Company to become one of a limited number of independent full-service stamping suppliers with in-house prototyping capabilities.

AUTOMOTIVE INDUSTRY TRENDS

     The Company's performance, growth and strategic plan are directly related to current trends within the OEM market of the automotive industry. Since the 1980s, the Big Three have each been reducing their number of suppliers, outsourcing an increasing percentage of their production requirements in certain non-core product segments and sourcing increased value-added business to suppliers capable of providing full-service capabilities. Tier 1 suppliers today are expected to assume significant product management responsibility and to meet increasingly expanded requirements. Suppliers are expected to control all aspects of production and assembly, including not only manufacturing, but also design, engineering, prototyping, component sourcing, quality assurance, testing and delivery to the customer's assembly plant. The Company believes that these requirements support the accelerating pace of consolidation of the OEM supplier base as those suppliers that lack the full-service capabilities to meet the OEMs' needs either cease to operate or are acquired by other suppliers.


     Based on internal Company surveys, the Company believes the overall North American market for body and chassis stampings is approximately $19.4 billion. This market is dominated by the OEM captive suppliers, with approximately 20 major suppliers, including the Company, and more than 80 small- to medium-size suppliers. The stamping segment of the automotive industry is highly fragmented and undergoing accelerating consolidation.


     Stamping parts are generally classified into five categories:

        (i) unexposed body structure assemblies that comprise inner body structure beneath the Class A surface panels;

        (ii) unexposed underbody/chassis assemblies that make up the lower vehicle structure;

        (iii) Class A exposed surface panels;

        (iv)  truck frames and engine cradles; and

        (v)   powertrain and other functional components.


     The Company has formulated its operating and acquisition growth strategy by focusing on underbody/chassis and unexposed body structure assemblies (categories (i) and (ii), above) which the OEMs are increasingly outsourcing due to the complex design, engineering and labor requirements of producing these parts. The Company believes considerable new business opportunities exist for suppliers, such as the Company, which possess the considerable program management, engineering, prototyping, tool development and testing expertise required by OEM's to receive new business in the underbody/chassis and unexposed body structure assembly areas. These new business opportunities include stamping parts that were either formerly manufactured by the OEM's or by other automotive suppliers that do not possess the Company's level of program management expertise.


     In contrast, category (iii), Class A surface panels, tend to be very large stampings which have stringent surface quality standards and involve significantly less assembly than underbody/chassis and unexposed body structure assemblies. These products are considered core stampings by the OEMs, require highly capital intensive automated press lines and are usually produced by in-house stamping operations. Category (iv), truck frames and engine cradles, has significant barriers to entry, limited outsourcing opportunities, and is dominated by three major OEM suppliers. Category (v), powertrain and other functional components, is highly fragmented and a relatively minor portion of the total stamping market, and does not offer significant growth opportunities.

PRODUCTS

     The Company manufactures a broad range of complex, high value-added stamped assemblies, with underbody/chassis and unexposed body structure assemblies as its core products. After giving effect to the PSI Acquisition, approximately 75% of the Company's 1997 pro forma net sales were from value-added assemblies. Underbody/chassis and unexposed body structure assemblies are integrated at the OEM assembly plant and constitute major structural components of passenger cars, light trucks, and vans. Typically, these assemblies and their components are manufactured using various grades and thicknesses of steel, including hot-rolled, cold-rolled, galvanized, and aluminized steel. The Company produces over 500 products on 41 different platforms, including frame rail, trailer hitch, cowl, bumper, inner quarter panel, wheelhouse inner panel, crossmember, airbag canister, rear back panel, suspension brace, body sill, pillar, heat shield, battery tray, and roof bow assemblies.


     On a pro forma basis after giving effect to the PSI Acquisition, revenue from each of the Chrysler LH Concorde/Intrepid, and NS Minivan, and General Motors' GMT 400 Full-size Pickup/Tahoe/Suburban platforms exceeded 10% of the Company's total pro forma revenue in fiscal year 1997. The business awarded on these platforms was received and extends through the following time periods, respectively: 1997 through 2002 for the Chrysler LH Concorde/Intrepid platform, 1996 through 2000 for the Chrysler NS platform, and 1993 through 1999 for the General Motors' GMT 400 Full-size Pickup/Tahoe/Suburban platform. The Company believes that it will be awarded business related to the next generation platform because it is the incumbent supplier; however, there is no guarantee that such business will be received.


     The Company's press capabilities, including both small and extra-large presses (up to 180 inches in width), allow it to produce not only small brackets and supports, but also large underbody/chassis and body structure stampings such as frame rail, quarter panel, bumper, inner door panel, and floor pan assemblies. The Company believes it has the press capabilities to produce all part sizes currently required by its customers. The Company's extra-large presses also allow it to produce multiple parts at one time by combining, for example, right and left hand parts into a single die set.

     In addition to these high-volume production assemblies, the Company has the capability to produce prototype, or pre-production, stamped assemblies. These parts are made using soft, zinc-alloy tooling, and are used to confirm the production process and design intent of both the sub-assemblies and final vehicle. The Company believes it is one of a limited number of independent full-service stamping suppliers with in-house prototyping capabilities. Such prototyping capabilities include managing math data from the customer, building soft tooling, stamping parts, laser trimming and piercing, and final assembly/welding of all required components. The prototypes produced from this operation are identical to those manufactured by the Company's production operations. In addition, the Company has the capability to manufacture prototype parts using a hydroforming process developed by the Company.

     The following chart lists significant parts on major platforms supplied by the Company in fiscal year 1997.

      CUSTOMER                PART/ASSEMBLY             VEHICLE TYPE             MODEL/PLATFORM
      --------                -------------             ------------             --------------
CHRYSLER............  Front Frame Rail               SUV/Light Truck/Van  AB Ram Van
                      Underbody Rear Crossmember     SUV/Light Truck/Van  AB Ram Van
                      Side Step Sill                 SUV/Light Truck/Van  AB Ram Van
                      Underbody Rear Support         SUV/Light Truck/Van  AB Ram Van
                      Roof Siderail Cover            SUV/Light Truck/Van  AB Ram Van
                      Front Frame Rail               Passenger Car        LH Concorde/Intrepid
                      Underbody Rear Crossmember     Passenger Car        LH Concorde/Intrepid
                      Bracket Strut Mounting         Passenger Car        LH Concorde/Intrepid
                      Body Side Sill Extension       Passenger Car        LH Concorde/Intrepid

      CUSTOMER                PART/ASSEMBLY             VEHICLE TYPE             MODEL/PLATFORM
      --------                -------------             ------------             --------------
                      Body Side Sill                 Passenger Car        LH Concorde/Intrepid
                      Heat Shield                    Passenger Car        LH Concorde/Intrepid
                      Quarter Extension              Passenger Car        LH Concorde/Intrepid
                      Body Front Floor Pan
                        Reinforcement                Passenger Car        LH Concorde/Intrepid
                      Rear Deck Panel                Passenger Car        LH Concorde/Intrepid
                      Headlamp                       Passenger Car        LH Concorde/Intrepid
                      Rear Quarter Inner Panel       Passenger Car        Neon
                      Body Side Belt Reinforcement   Passenger Car        Neon
                      Suspension Cradle              SUV/Light Truck/Van  NS Minivan
                      Rear Bumper                    SUV/Light Truck/Van  NS Minivan
                      Floor Pan Support              SUV/Light Truck/Van  NS Minivan
                      Body Inner Panel-B Pillar      SUV/Light Truck/Van  NS Minivan
                      Door Inner Panel               SUV/Light Truck/Van  NS Minivan
                      Wheelhouse Lower Extension     SUV/Light Truck/Van  NS Minivan
FORD................  Cowl Inner                     SUV/Light Truck/Van  Explorer
                      Cowl Outer                     SUV/Light Truck/Van  Explorer
                      Brake Pedal Support            SUV/Light Truck/Van  Ranger
                      Quarter Inner                  Passenger Car        Lincoln Continental
                      Floor Extension                Passenger Car        Lincoln Continental
                      Windshield Header              Passenger Car        Lincoln Continental
                      Package Tray Support           Passenger Car        Lincoln Continental
                      Lower Back Panel               Passenger Car        Lincoln Continental
                      Drain Trough Reinforcement     Passenger Car        Lincoln Continental
GENERAL MOTORS......  Battery Tray                   SUV/Light Truck/Van  M-Van/Astro/Safari
                      Trailer Hitch                  SUV/Light Truck/Van  M-Van/Astro/Safari
                      Suspension Spring Hanger       SUV/Light Truck/Van  M-Van/Astro/Safari
                      Rear Spring Hanger             SUV/Light Truck/Van  M-Van/Astro/Safari
                      Rear Bumper                    SUV/Light Truck/Van  330 Jimmy
                      Battery Tray                   SUV/Light Truck/Van  325/330 Blazer/Jimmy
                      Floor Pan Reinforcement        SUV/Light Truck/Van  325/330 Blazer/Jimmy
                      Brake Pedal                    SUV/Light Truck/Van  325/330 Blazer/Jimmy
                      Suspension Shackle             SUV/Light Truck/Van  325/330 Blazer/Jimmy
                      Trailer Hitch                  SUV/Light Truck/Van  GMT 600 Express
                      Suspension Tie Bar             SUV/Light Truck/Van  GMT 400 Full-size Pickup/
                                                                            Tahoe/Suburban
                      Trailer Hitch                  SUV/Light Truck/Van  GMT 400 Full-size Pickup/
                                                                            Tahoe/Suburban
                      Body Mount Bracket             SUV/Light Truck/Van  GMT 400 Full-size Pickup/
                                                                            Tahoe/Suburban
                      Control Arm                    Passenger Car        Camaro/Firebird
                      Heat Shield                    Passenger Car        Chevrolet J Cavalier
                      Heat Shield                    Passenger Car        LeSabre/Bonneville/DeVille
                      Crossmember                    Passenger Car        Grand Prix/Lumina
                      Front & Rear Bumper
                        Reinforcement                Passenger Car        Bonneville/LeSabre
HONDA...............  Extension -- Rear Body         SUV/Light Truck/Van  BM Minivan
                      Stiffener -- Door Inner        SUV/Light Truck/Van  BM Minivan
                      Reinforcement -- Tailgate      SUV/Light Truck/Van  BM Minivan
                      Brake Pedal                    SUV/Light Truck/Van  BM Minivan
                      Roof Panel Reinforcement       Passenger Car        LS Accord
                      Suspension Arm Support         Passenger Car        LS Accord
                      Underbody Rear Beam            Passenger Car        LS Accord
                      Fender Reinforcement           Passenger Car        VC Civic
                      Clutch Cover Case              Passenger Car        VC Civic
                      Body Structure Panel
                        Stiffener                    Passenger Car        VC Civic
                      Tailgate Reinforcement         Passenger Car        VC Civic

DESIGN AND ENGINEERING

     OEMs have increasingly focused on shortening their design cycles and reducing their design and production costs by involving component suppliers earlier in the process of designing a vehicle. The Company has invested substantial resources in developing engineering capabilities to meet these new demands, including computer-aided design terminals that support Chrysler and General Motors language formats, structural and fatigue (finite element or "FEA") analysis and computer simulated analysis of the metal forming process. The Company currently has over 30 engineers assigned to working on new advanced programs. The Company continues to enhance its comprehensive and customer-focused engineering department with capabilities in areas such as tool and die processing, continuous cost reduction engineering, assembly and weld engineering and simultaneous product engineering. These capabilities enable the Company to provide the creative product design and manufacturing services that result in cost and quality improvements. It is the objective of the Company to maintain a competitive advantage through its product design, engineering and development capabilities.


     Recently, the Company, at its own initiative, performed significant competitive benchmarking, product analysis, and metal forming simulation analysis on frame rails for vehicles comparable to Chrysler's Jeep Cherokee. The Company believes that the business award of the 2001 KJ Jeep Cherokee frame rail assemblies to the Company was significantly aided by the comprehensive technical study performed on this product. Presently, the Company has designers on-site at Chrysler to assist in completing designs for the assemblies. Based on internal Company surveys, the Company believes it is one of a select group of companies with the technical resources to assist its customers in the design and engineering of passenger car, SUV, and van frame rail assemblies at Chrysler, and for trailer hitch assemblies at General Motors Truck Group.


     The Company's prototype stamping operation greatly enhances its capability to provide one-stop engineering solutions to its customers. Full-service suppliers are responsible for managing not only the prototype manufacturing of parts and assemblies, but also the tool development process that results in improved competitive pricing and efficient part designs. Having this capability in-house significantly improves the Company's ability to manage these activities with the rapid response times required by the customer.

CUSTOMERS AND MARKETING

     The Company serves automotive OEMs in the North American market. The Company's four largest customers, General Motors, Chrysler, Ford and Honda, accounted for approximately 33%, 32%, 11%, and 3%, respectively, of the Company's pro forma net sales for the year ended December 31, 1997 after giving effect to the PSI Acquisition. The Company also sells its products to targeted Tier 1 suppliers which in turn supply OEMs in the North American market. The Company's history with its two largest customers, General Motors and Chrysler, spans over 50 years. On a pro forma basis for the PSI Acquisition, 82% of the Company's 1997 net sales were to domestic and transplant OEMs and the remaining sales to targeted Tier 1 suppliers. See "Risk Factors -- Dependence on Principal Customers."

     General Motors. The Company has recently launched several assemblies for General Motors, including the GMT 325/330 Blazer/Jimmy, GM M-Van/Astro/Safari and Chevrolet J Cavalier platform, including trailer hitch, crossmember, bumper, heat shield, suspension spring hanger, and floor panel reinforcement assemblies. In addition, during 1998 and 1999, the Company plans to launch new business on General Motors' GMT 800 Full-size Pickup/Tahoe/Suburban platform, including trailer hitch, suspension, tie bar and floor pan reinforcement assemblies. Given this new major truck program participation, the Company believes it is one of the largest independent full-service stamping suppliers of medium-sized stampings to the General Motors Truck Group.

     Chrysler. The launch of the 1993 Chrysler LH Concorde/Intrepid significantly increased the Company's presence at Chrysler. Since then, the Company has received additional platform business on the NS Minivan and AB Ram Van. The Company first developed its expertise in frame rail assemblies on the LH Concorde/Intrepid and AB Ram Van vehicles. Based, in part, on the success of previous model platform participation, the Company was awarded increased business on the 1998 LH Concorde/Intrepid platform, will continue to have significant participation on the 1998 AB Ram Van and 2001 RS Minivan, and was awarded the frame rail and certain other front-end assemblies for the 2001 KJ Jeep Cherokee.


     Ford. It is widely known that Ford is insourcing a substantial portion of its stamping needs and intends to further reduce the number of its outside suppliers. Accordingly, Ford's future stamping strategy remains uncertain and, although the Company continues to support Ford as a full-service stamping supplier for certain current and carryover parts, Ford is not now requiring the Company, and the Company does not expect, to expend technical resources on gaining incremental business with Ford. The Company is anticipating a gradual decline in its existing sales to Ford over the next five years but does not believe this will have a material adverse effect on financial results.


     Honda. The Company believes that in the 1998 model year, it will be one of Honda's leading independent stamping suppliers. The Company currently supplies nine parts on the VC Civic, 24 parts on the LS Accord, and will begin supplying 13 parts on the new BM Minivan that is expected to be launched in August 1998. The Company expects that its business with Honda will increase as Honda increases its export volumes and expands capacity in North America.

     The following table sets forth the Company's net sales to General Motors, Chrysler, Ford and Honda as a percentage of the Company's net sales for 1995, 1996, 1997 and on a pro form basis for 1997, after giving effect to the PSI
Acquisition:

                                                                               PRO FORMA
                                                       1995    1996    1997      1997
                                                       ----    ----    ----    ---------
General Motors.....................................     15%     15%      9%       33%
Chrysler...........................................     19      21      46        32
Ford...............................................     60      47      18        11
Honda..............................................     --      --       5         3

     The Company competes for new business both in the new model development phase and in the redesign of older existing models. New model development generally begins two to four years prior to the planned introduction of a model. New programs are generally awarded one to three years prior to the initial production period. Once a supplier has been designated to supply parts to a new program, an OEM will generally continue to purchase those parts from the designated supplier for the life of the program, which typically lasts four to five years for passenger cars and up to ten years for trucks.

MANUFACTURING AND FACILITIES

     The Company conducts operations in 14 facilities in 8 locations, as summarized below:

            LOCATION                          DESCRIPTION               SQUARE FOOTAGE   OWNED/LEASED
            --------                          -----------               --------------   ------------
Celina, Tennessee...............    Manufacturing                           44,000          Leased
Glencoe, Ontario................    Manufacturing/Robotics                  51,000           Owned
Harrison Township, Michigan.....    Manufacturing/Prototyping               86,000          Leased
New Baltimore, Michigan.........    Manufacturing/Office                   105,000          Leased
Oxford, Michigan................    Manufacturing                           62,000          Leased
Royal Oak, Michigan.............    Manufacturing/Office                   250,000           Owned
Troy, Michigan..................    Corporate Headquarters, Design          18,000          Leased
                                    and Engineering
Windsor, Ontario, Canada........    Manufacturing/Robotics                 105,000           Owned
Windsor, Ontario, Canada........    Manufacturing/Robotics                 190,000          Leased
Windsor, Ontario, Canada........    Tooling                                 20,000          Leased

     The utilization and capacity of the Company's facilities fluctuates based upon the mix of components the Company produces and the vehicle models for which they are being produced. The Company believes that its facilities and equipment are in good condition and are appropriate for present and anticipated future operations. The leases expire at various times. The lease on the Company's recently-acquired Celina,

Tennessee facility, which has not yet commenced operations, expires on August 31, 1998. The Company is currently in negotiations to extend the lease term and expand the square footage being leased in this facility, however no assurance can be given that the Company will be able to reach satisfactory terms. The Harrison Township, Michigan and certain Windsor, Ontario, Canada facilities are leased from affiliated parties. See "Certain Relationships and Related Transactions."


     The Company's production processes use precision single-stage, progressive and line die, tandem line and transfer presses in a variety of sizes and configurations. Many of the Company's stamping lines are fitted with automated material handling equipment to enhance press line throughput and product quality. The Company operates approximately 190 presses ranging from under 100 ton to 3,500 ton capabilities. The capabilities of the Company's facilities and equipment allow it to produce components and assemblies from the smallest brackets to the largest stampings required by its customers. The Company's Royal Oak, Michigan facility, for example, houses the largest of its press lines, consisting of six tandem 1,100 ton presses, 180 inches in width and capable of producing the largest underbody/chassis and body structure components required by its customers. Based on internal Company surveys, the Company believes it is one of a limited number of stampers with press sizes up to 180 inches in width.


     As OEMs have increased quality standards and implemented just-in-time management methods, consistency of quality and the timeliness and reliability of shipments by OEM suppliers have become crucial in meeting logistical demands of the OEMs. The Company has responded by employing a number of production systems which utilize high-volume welding and fastening machines or flexible robotic work cells. The Company's assembly operations include robotic spot and MIG wire welding, automated turn-table welding and robotic sealer applications. The Company designs many of its own welding and assembly systems in-house enabling it to troubleshoot assembly problems and assess the manufacturability of components.

QUALITY

     The Company's operations are driven by a quality process that encompasses the entire production cycle. First, the Company's design teams develop an efficient manufacturing process. Next, extensive training is done at each work cell to help develop lean manufacturing processing and part flow within that cell. Finally, equipment is maintained on planned schedules, led by input from the cell team members. Throughout the process, cell team members continue to refine and improve all aspects of manufacturing and related equipment. An example of this quality-driven process is the launch success of the Company's 1998 Chrysler LH Concorde/Intrepid. The Company believes that as a result of its early involvement with part design and manufacturing process development, along with its extensive training of all team members, the launch of the LH Concorde/Intrepid occurred with only ten defective PPM. In partial recognition of these practices, the Company has received the Chrysler Platinum Pentastar Award in 1997, General Motors Metallic Supplier of the Year Award in 1996, Honda Delivery Award in 1995 and achieved Ford's Q1 status initially in 1984.

     Automotive suppliers are required to meet numerous quality standards to qualify as a preferred and long-term supplier to the OEMs. For instance, the QS-9000 standards were developed by international and domestic automobile and truck OEMs to ensure that their suppliers would meet consistent quality standards capable of independent audit. Four of the Company's six manufacturing facilities eligible for QS-9000 certification are certified. The Company expects the remaining two eligible facilities to be certified by mid-1998. The Company's Tennessee facility will not be eligible for QS-9000 certification until mid-1999. The Company's Harrison Township facility is ISO 9002 certified.

RAW MATERIALS

     The Company's principal raw material is steel which represented approximately 87% of the Company's raw material cost for 1997. The Company expects to purchase approximately 270,000 tons of steel during 1998 for production use. The remaining 13% of raw materials' purchases represents various purchased parts such as tubular products, sealers, corrosion resistant coating, and various fasteners.

     The Company participates in steel purchase programs through Chrysler, Ford and General Motors wherein the steel is purchased by the OEM from the steel mill and sold to the Company at a price fixed by the

OEM. These purchase programs neutralize the Company's exposure to steel price increases, as price increases from the steel mills are either absorbed by the OEM prior to the Company's purchase of the steel or such increases are borne by the Company when it purchases steel and are subsequently passed back to the OEM in higher product pricing.

COMPETITION


     The market for the Company's products is characterized by strong competition from both captive OEM suppliers and external, non-captive suppliers. Based on internal Company surveys, the Company competes with a limited number of competitors that have the physical assets and technical resources to produce large bed stampings, complex parts and sub-assemblies. The number of the Company's competitors has decreased in recent years and is expected to further decrease as the OEM supplier industry continues to consolidate. Competitive factors in the market for the Company's products include quality, cost, delivery, technical expertise, engineering capability and customer service. The Company's competitors include Cosma Body and Chassis Systems, a group within Magna International Inc.; Tower Automotive, Inc.; A.G. Simpson Automotive, Inc.; Oxford Automotive, Inc.; Active Tool & Manufacturing Co.; L&W Engineering; Aetna Industries, Inc.; The Narmco Group; and divisions of OEMs with internal stamping and assembly operations.


EMPLOYEES


     As of December 31, 1997, the Company had 1,818 employees, including 351 salaried and 1,467 hourly employees. Included in the hourly total are 455 employees represented by the UAW, 389 employees represented by the CAW, and 512 represented by the USWA. The remaining 111 hourly workers are not unionized and the Company is not aware of any current organizing activity at any of its non-union locations. The Company's CBAs with the above unions expire at various dates ranging from May, 1999 to September, 2002. In recent years, the Company has not experienced significant work interruptions resulting from serious labor disputes. At the present time, the Company believes that its relationship with its employees is generally good, however there can be no assurance that this will continue to be the case.


PATENTS

     The Company owns no patents and does not believe patents have a significant role in the Company's industry or its business.

REGULATORY MATTERS

     The Company's operations are subject to increasingly stringent environmental laws and regulations governing air emissions, waste water discharges, the generation, treatment, storage, disposal and remediation of hazardous substances and wastes, and employee health and safety. Certain of these laws can impose joint and several liability for releases or threatened releases of material upon certain statutorily defined parties, including the Company, regardless of fault or the lawfulness of the original activity or disposal.

     The Company believes it is currently in material compliance with applicable environmental laws and regulations. The Company's compliance with environmental laws and regulations has not materially affected the results of its operations or the conduct of its business; however, the Company cannot predict the future effects of such laws and regulations.

LEGAL PROCEEDINGS

     The Company is, from time to time, involved in ordinary routine litigation arising out of the ordinary course of its business. In management's opinion, after reviewing available information with respect to such matters and consulting with legal counsel, pending or threatened litigation is not expected to have a material adverse effect on the business, financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


                   NAME                     AGE                          POSITION
                   ----                     ---                          --------
Delmar O. Stanley.........................  57     President, Chief Executive Officer and Director
David J. Woodward.........................  40     Vice President of Finance, Chief Financial Officer,
                                                     Treasurer and Director
Randolph J. Agley.........................  55     Chairman of the Board
Michael T. Timmis.........................  58     Vice Chairman of the Board
Wayne C. Inman............................  51     Secretary and Director
Michael T.J. Veltri.......................  42     Vice President and Director
Kris R. Pfaehler..........................  42     Vice President of Business Development


     Delmar O. Stanley serves as President, Chief Executive Officer and a Director of the Company. Since 1996 until the Mergers, Mr. Stanley was President and Chief Executive Officer of Talon Automotive Group, L.L.C., a predecessor entity of the Company. Mr. Stanley holds similar positions with G&L Industries, Inc. ("G&L"), an affiliate of the Company. From 1992 until 1996, Mr. Stanley was Vice President of Operations for the Wiring Systems division of United Technologies Automotive ("UTA"). Prior to joining UTA, he served as President of Takata, Inc. for three years, a manufacturer of automotive safety systems and automotive trim. Before joining Takata, Inc., Mr. Stanley held several executive positions with TRW, Inc. over the course of over 20 years.

     David J. Woodward serves as Vice President of Finance, Chief Financial Officer, Treasurer and a Director of the Company. Mr. Woodward is Vice President of Finance and Chief Financial Officer of G&L, an affiliate of the Company. From 1995 until the Mergers, Mr. Woodward was employed as Vice President of Finance and Chief Financial Officer for the Talon Entities. Prior to 1995, Mr. Woodward served as Vice President of Finance/Manufacturing for Talon Inc. Prior to joining the Company, Mr. Woodward held positions at American Cyanamid Corporation, Union Carbide Corporation and KPMG Peat Marwick.

     Randolph J. Agley is a Principal Shareholder and Chairman of the Board of the Company. Since 1982, Mr. Agley has been Chairman of the Board of Talon Inc., and, more recently, Talon L.L.C., each a privately-held affiliate of the Company in which Mr. Agley is a principal equity holder.

     Michael T. Timmis is a Principal Shareholder and Vice Chairman of the Board of the Company. Mr. Timmis has been a partner in the law firm of Timmis & Inman, L.L.P. since 1971, which firm serves as general counsel to the Company. Since 1982, Mr. Timmis has been Vice Chairman of the Board of Talon Inc. and, more recently, Talon L.L.C., each a privately-held affiliate of the Company in which Mr. Timmis is a principal equity holder.

     Wayne C. Inman is a Shareholder and serves as Secretary and Director of the Company. Mr. Inman is Vice President, Secretary and Treasurer of G&L, an affiliate of the Company. Since 1994, Mr. Inman served as Executive Vice President of Talon Inc. and, more recently, as President of Talon L.L.C., each a privately-held affiliate of the Company in which Mr. Inman is an equity holder. Mr. Inman was formerly a senior partner and Of Counsel in the law firm of Timmis & Inman L.L.P. which serves as general counsel of the Company.


     Michael T.J. Veltri serves as Vice President and Director of the Company, and President of the Veltri Group. Mr. Veltri joined the Company in 1996 when it acquired Veltri International, several affiliated stamping companies owned and operated by Mr. Veltri since 1983.


     Kris R. Pfaehler is employed as Vice President of Business Development. Since 1993, until the Mergers, Mr. Pfaehler was employed by Talon Automotive Group L.L.C., a predecessor entity of the Company, in the same capacity. Prior to 1994, Mr. Pfaehler was General Sales Manager of American Bumper & Manufacturing, a Tier 1 supplier of bumper systems, for over 7 years.

EXECUTIVE COMPENSATION

     The following table sets forth certain information as to the compensation paid to the Company's Chief Executive Officer and each of the three other executive officers for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                              ----------------------------------------------------------
                                                                          OTHER ANNUAL      ALL OTHER
               NAME AND TITLE                 YEAR    SALARY     BONUS    COMPENSATION   COMPENSATION(1)
               --------------                 ----    ------     -----    ------------   ---------------
Delmar O. Stanley,..........................  1997   $250,000   $95,650     $ 8,108         $663,338
  President & Chief Executive Officer(2)      1996    250,000        --      13,072          145,000
                                              1995         --        --          --               --
David J. Woodward,..........................  1997    174,300    47,000       3,101          353,621
  Vice President of Finance, Chief Financial  1996    162,000    44,000      10,293               --
  Officer & Treasurer                         1995    142,782    38,500       6,505               --
Michael T.J. Veltri,........................  1997    380,000        --      39,726           36,375
  Vice President(3)                           1996     55,178        --       5,331               --
                                              1995         --        --          --               --
Kris R. Pfaehler,...........................  1997    137,500    37,000       4,977          274,423
  Vice President of Business Development      1996    125,000    25,000      10,019               --
                                              1995     99,216    10,000       2,512               --

-------------------------
(1) Includes amounts earned under the Company's equity ownership plan, deferred compensation agreements and profit sharing plans.
(2) Mr. Stanley's employment with the Company commenced on January 1, 1996.
(3) Mr. Veltri's employment with the Company commenced on November 8, 1996.

F&M DISTRIBUTORS BANKRUPTCY AND SECURITIES CLASS ACTION LAWSUIT

     Messrs. Agley, Timmis and Inman, current shareholders and directors of the Company also are or have been the principal shareholders and/or equity owners in several other companies or business ventures. One such company, F&M Distributors, Inc. ("F&M"), owned and operated a chain of deep discount retail stores selling a variety of branded health and beauty aids and household supply items.

     In August, 1993, F&M issued approximately $75 million aggregate principal amount of 11 1/2% senior subordinated notes ("F&M Notes") through an underwritten public offering. As a result of adverse business developments, F&M ultimately filed for voluntary bankruptcy protection in December, 1994, under Chapter 11 of the United States Bankruptcy Code. A confirmed plan of reorganization was approved in September, 1996. Under the confirmed plan of reorganization, the holders of the F&M Notes received no distribution.

     In April, 1995, an individual plaintiff on behalf of a class filed a lawsuit seeking unspecified damages in the United States District Court for the Eastern District of Michigan, Southern Division, In re F&M Distributors, Inc. Securities Litigation, Case No. 95-CV-71778-DT, against Messrs. Agley, Timmis and Inman and certain other former officers and/or directors of F&M, and the underwriters. Subsequently, a similar lawsuit was filed in federal court and the actions were later consolidated in federal court. The consolidated action is characterized as a class action on behalf of persons who purchased F&M Notes and alleges, among other things, that F&M's registration statement and prospectus contained material misstatements and omissions and further alleges that the defendants breached certain duties and obligations arising under federal and state securities laws and common law. In December, 1996, a similar class action was filed in Wayne County Circuit Court, State of Michigan, Acree, et al. v. Talon Inc., et al., Case No. 96-648394-CZ, against Talon Inc., an affiliate of the Company, also owned by Messrs. Agley, Timmis and Inman, and Timmis & Inman L.L.P., a law firm affiliated with the Company which served as general counsel to F&M, alleging, among other things, violations of state securities laws. The state action was voluntarily dismissed in June 1997 after the plaintiffs amended their complaint in the federal action to assert claims substantially identical to those which were asserted in the state action. As of the date of this Prospectus, the consolidated action is in the discovery phase and liability, if any, has not been adjudicated.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Delmar O. Stanley, President and Chief Executive Officer of the Company, dated November 27 1995, as amended January 1, 1998, pursuant to which Mr. Stanley is paid a base annual salary of $400,000. Mr. Stanley is eligible for an annual bonus, not to exceed 90.0% of his base annual salary. The amount of the bonus is determined by the amount by which the Company's combined net income (as defined in the agreement) meets or exceeds the Company's projected net income (as defined in the agreement) and other non-financial objectives. Mr. Stanley has agreed in the employment agreement not to compete with the Company anywhere within the United States, Canada and Mexico for the period during which he is employed by the Company or entitled to any payments from the Company, whichever is longer. The agreement also provides that if the Company terminates Mr. Stanley's employment without cause (as defined in the agreement) during the first three years of his employment, the Company must pay Mr. Stanley $250,000 as severance pay, plus any amounts owed to him under deferred compensation arrangements. Mr. Stanley is not entitled to severance pay if his employment is terminated anytime after three years or anytime for cause, or if he voluntarily terminates his employment at any time.

     The Company has entered into an employment agreement with Michael T. J. Veltri, Vice President of the Company, dated November 8, 1996, pursuant to which Mr. Veltri is paid an initial base annual salary of $380,000 (subject to increase by the board of directors), plus a bonus pursuant to the Company's Executive Bonus Program. The term of Mr. Veltri's employment agreement continues through November 7, 2001, unless otherwise terminated in accordance with its terms. Mr. Veltri receives additional amounts under the Earn-Out provisions of the Company's Stock Purchase Agreement with the former shareholders of the Veltri entities dated November 8, 1996. See "Certain Relationships and Related Transactions." Mr. Veltri also entered into a non-compete Agreement with the Company prohibiting him from competing with the Company anywhere within the United States, Canada, and Mexico while employed by the Company and for 18 months thereafter or, if earlier, November 8, 2001. The agreement also provides that if the Company or Mr. Veltri provides the other with a non-renewal notice (as defined in the agreement), then Mr. Veltri is entitled to receive his base salary for twelve months following the effective date of the termination, in addition to any amounts owed to him under the deferred compensation, executive bonus and stock option plans. If Mr. Veltri's employment is terminated by the Company without just cause (as defined in the agreement), or in the event Mr. Veltri terminates his employment pursuant to a default termination (as defined in the agreement), then Mr. Veltri is entitled to receive his base salary for the longer of eighteen months following the effective date of the termination or November 8, 2001, in addition to any amounts due to Mr. Veltri under the Company's deferred compensation, executive bonus and stock option plans.

     Mr. Woodward and the Company are parties to a severance agreement dated February 6, 1996, which provides that if Mr. Woodward is terminated without cause, the Company will pay Mr. Woodward at least one year's base salary payable in twelve equal, consecutive monthly installments. The payments are contingent upon Mr. Woodward's executing a release of all claims for the benefit of the Company. The amounts payable under the severance agreement are in addition to any amounts owed Mr. Woodward under the Company's deferred compensation arrangements.

     Mr. Pfaehler and the Company are parties to a severance agreement dated February 7, 1996, which provides that if Mr. Pfaehler is terminated without cause, the Company will pay Mr. Pfaehler at least one year's base salary payable in twelve equal, consecutive monthly installments. The payments are contingent upon Mr. Pfaehler's executing a release of all claims for the benefit of the Company. The amounts payable under the severance agreement are in addition to any amounts owed Mr. Pfaehler under the Company's deferred compensation arrangements.

     See also "Certain Relationships and Related Transactions."

EQUITY OWNERSHIP PLAN

     Hawthorne, J&R and Veltri have each adopted an equity ownership plan (the "Plans") in order to encourage certain executive employees to acquire an equity interest in the companies and in order to provide additional incentives to such executive employees to exert their best efforts on behalf of the companies. Simultaneously with the Mergers, the Plans will be consolidated and outstanding options will be converted to options to acquire shares of Class B Non-voting Common Stock of the Company (the "Consolidated Plan").

     The Consolidated Plan permits awards of incentive stock options, non-qualified stock options, stock appreciation rights, stock awards, dividend equivalent rights, performance unit awards or phantom share awards to eligible employees, but only non-qualified stock options will have been awarded under the Consolidated Plan. Non-qualified stock options have been awarded to the following key management employees of the Company to purchase the number of shares of Class B Non-voting Common Stock of the Company which are set forth below opposite their respective names.

     A maximum of 40,732 shares of Class B Non-voting Common Stock of the Company are reserved for issuance under the Consolidated Plan. The number of shares of Class B Non-voting Common Stock which are subject to options are as follows:

                                                                NUMBER OF
                          EMPLOYEE                               SHARES
                          --------                              ---------
Delmar O. Stanley...........................................     13,034
Wayne C. Inman..............................................      8,146
David J. Woodward...........................................      4,073
Michael T. J. Veltri........................................      4,073
Kris R. Pfaehler............................................      3,421
                                                                 ------
     Total..................................................     32,747
                                                                 ======

     All of Mr. Inman's stock options were granted in one series, with an exercise price equal to the fair market value at the time of the grant. All of Mr. Inman's stock options are fully vested. The non-qualified stock options which have been awarded under the Consolidated Plan to other employees were granted in a series of six separate options, the first of which has an exercise price equal to the fair market value of the Class B Non-voting Common Stock at the time of the grant, and the remaining five series of which have higher exercise prices. Upon certain conditions, the Company has the right to cause the repurchase of such shares, in each case at the fair market value at the time of repurchase.

     Except for Mr. Inman, there is a six year vesting schedule for all options granted under the Consolidated Plan, with immediate vesting upon the occurrence of certain events such as death or disability of the employee or in the event of a change of control of the Company.

DEFERRED COMPENSATION AGREEMENTS

     The Company has entered into non-qualified deferred compensation agreements with certain key executive employees of the Company to provide additional incentives to such executive employees to exert their best efforts on behalf of the Company. Deferred compensation agreements are in effect for the following executive employees of the Company: Delmar O. Stanley, David J. Woodward, Michael T. J. Veltri, and Kris R. Pfaehler.

     The deferred compensation agreements allocate certain amounts to the account of each such employee based upon, among other things, increase in the value of the Company and its predecessors through the calendar year ending December 31, 1996, the amount of dividends and distributions paid or payable to shareholders of the Company in excess of certain thresholds, and the amount of fees paid to Talon L.L.C. in excess of certain thresholds.


     The agreements further provide that upon the earlier of a public stock or debt offering, including the Offering ("Discontinuation Event"), that all future allocations to the accounts will be discontinued excluding up to $300,000 in additional deferred compensation which can be earned by Mr. Stanley as a result of an amendment to Mr. Stanley's agreement. The agreements provide for immediate vesting for participants in the event of a Discontinuation Event, subject to forfeiture under certain conditions, as defined in the agreements. The agreements also provide for vested amounts to increase for interest at 6% per annum until termination. The vested amounts are paid upon a termination of employment, as defined in the agreements.


DEFINED BENEFIT PLANS

     The Company maintains the Hawthorne Metal Products Company -- UAW Retirement Income Plan, which is a collectively bargained defined benefit plan for the Company's union employees working at its Hawthorne Metal Products Division, which plan is administered by a committee consisting of representatives of the UAW and the Company.

     The Company has maintained the Production Stamping, Inc. Defined Benefit Plan and Trust, which is a defined benefit plan for the Company's employees working at its Production Stamping Division. Further accruals under the plan were suspended on June 30, 1997, and the Company is in the process of terminating such plan.

PROFIT SHARING PLANS

     The Company participates in the Talon L.L.C. 401(k) Plan, which is a 401(k) plan with discretionary profit sharing and matching components administered for the benefit of the Company's non-union employees, together with non-union employees of other affiliates of Talon L.L.C.

     The Company maintains the Hawthorne Metal Products Company 401(k) Plan, which is a collectively bargained 401(k) plan with a discretionary matching component administered for the benefit of the Company's union employees working at its Hawthorne Metal Products Division, together with union employees working at Allen-Stevens Corp., an affiliate of the Company.

     The Company maintains the Production Stamping, Inc. Salaried 401(k) Plan which is a 401(k) plan administered for the benefit of the Company's non-union employees working at its Production Stamping Division.

     The Company maintains the Production Stamping, Inc. Hourly 401(k) Savings Plan, which is a collectively bargained 401(k) plan with matching components administered for the benefit of the Company's union employees working at its Production Stamping Division.

     Veltri Holdings USA, Inc., a subsidiary of the Company, maintains the Veltri Holdings USA, Inc. 401(k) Plan which is a 401(k) plan with a profit sharing component administered for the benefit of Veltri Holdings USA, Inc.'s non-union employees.

EXECUTIVE BONUS PLAN

     Certain executives of the Company participate in an executive bonus plan. The participants receive awards under the program based on attaining certain annual financial and non-financial objectives. Objectives are established on a Company-wide as well as on an individual basis. Participants can receive awards under the plan on an annual basis ranging anywhere from 25% to 90% of their respective base pay. The plan provides that no awards will be paid out if certain minimum financial objectives are not achieved.

                           PRINCIPAL SECURITYHOLDERS

     The authorized capital stock of the Company consists of 25,000 shares of Class A Voting Common Stock, of which 4,074 were issued and outstanding as of the effectiveness of the Mergers, and 250,000 shares of Class B Non-voting Common Stock, of which 158,853 were issued and outstanding as of the effectiveness of the Mergers. The holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally, including the election of directors. The holders of Class B non-voting Common Stock are not entitled to vote.

     The following table sets forth information regarding beneficial ownership of the common stock of the Company as of the Offering by each person known by the Company to be the beneficial owner of more than 5% of its stock, each director of the Company, each named executive officer of the Company and all executive officers and directors of the Company as a group. The number of shares of Class B Non-voting Common Stock allocated to Messrs. Stanley, Woodward, Veltri and Pfaehler represents options under the Company's Equity Ownership Plan.

                                                              NUMBER OF SHARES OF       NUMBER OF SHARES OF
                                                                 CLASS A VOTING          CLASS B NON-VOTING
                                                                  COMMON STOCK              COMMON STOCK
            NAME AND ADDRESS OF BENEFICIAL OWNER                 (% OF CLASS)*             (% OF CLASS)+
            ------------------------------------              -------------------       -------------------
Randolph J. Agley...........................................         2,165(i)(ii)              33,540
c/o Talon L.L.C.                                                     (53.1%)                    (17.5%)
350 Talon Centre
Detroit, Michigan 48207

Judith A. Agley.............................................         1,328                     24,227
c/o Talon L.L.C.                                                     (32.6%)(i)                 (12.6%)
350 Talon Centre
Detroit, Michigan 48207

James R. Agley..............................................           354                     10,585
c/o Talon L.L.C.                                                      (8.7%)                     (5.5%)
350 Talon Centre
Detroit, Michigan 48207

Joseph A. Agley.............................................           300(ii)                 10,585
c/o Talon L.L.C.                                                      (7.4%)                     (5.5%)
350 Talon Centre
Detroit, Michigan 48207

Michael T. Timmis...........................................         1,473(iii)                   679
c/o Talon L.L.C.                                                     (36.2%)                     (0.4%)
350 Talon Centre
Detroit, Michigan 48207

Nancy E. Timmis.............................................         1,428(iii)                41,214
c/o Talon L.L.C.                                                     (35.1%)                    (21.5%)
350 Talon Centre
Detroit, Michigan 48207

Wayne C. Inman..............................................            41                      9,735(iv)
c/o Talon L.L.C.                                                      (1.0%)                     (5.1%)
350 Talon Centre
Detroit, Michigan 48207

Delmar O. Stanley...........................................            --                     13,034(v)
c/o Talon Automotive Group, Inc.                                                                 (6.8%)
900 Wilshire Drive
Suite 203
Troy, Michigan 48084

David J. Woodward...........................................            --                      4,073(vi)
c/o Talon Automotive Group, Inc.                                                                 (2.1%)
900 Wilshire Drive
Suite 203
Troy, Michigan 48084

                                                              NUMBER OF SHARES OF       NUMBER OF SHARES OF
                                                                 CLASS A VOTING          CLASS B NON-VOTING
                                                                  COMMON STOCK              COMMON STOCK
            NAME AND ADDRESS OF BENEFICIAL OWNER                 (% OF CLASS)*             (% OF CLASS)+
            ------------------------------------              -------------------       -------------------
Michael T.J. Veltri.........................................            --                      4,073(vii)
c/o Talon Automotive Group, Inc.                                                                 (2.1%)
900 Wilshire Drive
Suite 203
Troy, Michigan 48084

Kris R. Pfaehler............................................            --                      3,421(viii)
c/o Talon Automotive Group, Inc.
900 Wilshire Drive                                                                               (1.8%)
Suite 203
Troy, Michigan 48084
All current Executive Officers and Directors as a Group.....         3,679                     79,395
                                                                     (90.3%)                    (41.4%)

-------------------------
 * Percentage calculations based on 4,074 shares of Class A Voting Common Stock outstanding as of the effectiveness of the Mergers.

 + Percentage calculations based on 191,600 shares of Class B Non-voting Common Stock, which consists of 158,853 shares Class B Non-voting Common Stock outstanding as of the effectiveness of the Mergers and stock options granted as of the effectiveness of the Mergers to acquire an additional 32,747 such shares.

(i) Includes 1,328 shares held in trust for Judith Agley and subject to a voting trust agreement which irrevocably grants Mr. Agley the power to vote such shares.

(ii) Includes 300 shares held in trust for Mr. Agley's son, Joseph A. Agley, for which Mr. Agley shares in the voting power as co-trustee.

(iii) Includes 1,428 shares held in trust for Nancy Timmis and subject to a voting trust agreement which irrevocably grants Mr. Timmis the power to vote such shares.

(iv) Includes 8,146 shares of Class B Non-voting Common Stock Mr. Inman has the right to acquire pursuant to the exercise of outstanding stock options.

(v) Mr. Stanley has the right to acquire these shares of Class B Non-voting Common Stock pursuant to the exercise of outstanding stock options.

(vi) Mr. Woodward has the right to acquire these shares of Class B Non-voting Common Stock pursuant to the exercise of outstanding stock options.

(vii) Mr. Veltri has the right to acquire these shares of Class B Non-voting Common Stock pursuant to the exercise of outstanding stock options.

(viii) Mr. Pfaehler has the right to acquire these shares of Class B Non-voting Common Stock pursuant to the exercise of outstanding stock options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company uses the services of the law firm of Timmis & Inman L.L.P. as general counsel. Michael T. Timmis is a senior partner in the firm, and Wayne C. Inman was formerly a senior partner and Of Counsel. The Company believes that its arrangements with Timmis & Inman L.L.P. for legal services are on terms at least as favorable as could have been obtained from non-affiliated persons.

     The Company leases certain of its manufacturing facilities from Maria Veltri, the spouse of Michael T. J. Veltri, Vice President and Director of the Company. The table below sets forth the locations, lease commencement dates, lease termination dates and current annual base rental rates for such leases:

         AFFILIATED                                            LEASE          LEASE      ANNUAL BASE
           PERSON                       LOCATION            COMMENCEMENT   TERMINATION      RENT
         ----------                     --------            ------------   -----------   -----------
Maria Veltri................  Windsor, Ontario                  1994          2002        $ 75,772
Maria Veltri................  Windsor, Ontario                  1993          2002          37,368

     Although the terms of these leases are not the result of arms-length bargaining, the Company believes that such leases are on terms no less favorable to the Company than would have been obtained if such transactions or arrangements were arms-length transactions with non-affiliated persons.

     Talon L.L.C., an affiliate of the Company beneficially owned and controlled by the Principal Shareholders, has previously provided certain consulting and administrative services to the Company, including benefit plan administration assistance, accounting/financial assistance, tax assistance and acquisition support pursuant to a service agreement dated July 1, 1997. In 1997, the Company paid Talon L.L.C. an annual fee of $1,150,000 for such services. Effective April 1, 1998, the Company entered into an amended services agreement with Talon L.L.C. to provide, among other things, for a continuation of such services on a year-to-year basis, subject to termination by either party and a fee of $500,000 annually.

     The Company provides certain consulting and administrative services to G&L Industries, Inc. ("G&L"), an affiliate of the Company, beneficially owned and controlled by the Principal Shareholders. Services provided include insurance/benefit plan administration assistance, accounting/financial assistance, information systems support services, acquisition assistance, and marketing and business development support services. During 1997, 1996 and 1995, the Company received fees of approximately $1,600,000, $1,950,000 and $1,700,000, respectively, for such services. Effective May 1, 1998, the Company entered into a written agreement with G&L pursuant to which the Company will continue to provide such services on a year-to-year basis, subject to termination by either party, for a services fee of $450,000 annually. Effective January 1, 1998, all G&L sales, engineering and program management personnel and related expenses were transferred to G&L.

     Certain of the Company's officers (i.e., Delmar O. Stanley, David J. Woodward and Wayne C. Inman) are also officers of G&L. In addition, certain of the Company's officers (i.e., Delmar O. Stanley, David J. Woodward, Michael T.
J. Veltri and Kris R. Pfaehler) perform some limited services for G&L and are entitled to receive deferred compensation from G&L based upon the increase in value of G&L over a certain threshold. Additionally, under the terms of the agreement, Delmar O. Stanley, David J. Woodward, Michael T.J. Veltri and Kris R. Pfaehler will devote a portion of their time to the management and operations of G&L. In addition, Messrs. Stanley, Woodward, Veltri and Pfaehler have entered into Deferred Incentive Compensation Agreements with G&L.

     For a description of certain transactions relating to the Company and Michael T.J. Veltri, see "Description of Senior Debt -- Veltri Indebtedness."

     The Company participates in several group casualty and property insurance plans with affiliated companies. Such plans include workers' compensation, general/products liability, automobile liability, fiduciary liability, umbrella/excess liability, property insurance and crime insurance.

     The casualty insurance plans for workers' compensation, general/products liability and automobile liability provide for specific loss retention. Insurance is carried to limit self-insurance per occurrence to $250,000 for workers' compensation and general/products liability and $100,000 for automobile liability. For the current policy year ending April 1, 1999, the aggregate annual loss retention for the group plans is $3,500,000 for automobile, general/products liability and for workers' compensation. At December 31, 1997, the self-insurance liability estimate for prior years, based upon insurance carrier case reserves and internal loss development projections, was $2,900,000. The Company's share of this liability estimate was $1,221,000 and this amount was fully accrued by the Company at December 31, 1997. One hundred percent of each retained loss is allocated to the responsible affiliate company. The Company has also caused letters of credit totaling $1,175,000 to be issued based upon the Company's credit, which stand as sole security for such retention. The affiliated companies in this program have, in the past, been financially able to meet their commitments under the program but there can be no assurance that they will continue to be able to do so in the future. The affiliated companies in this program, excluding the Company, had annual sales of approximately $82,000,000 for the calendar year 1997 and a combined book net worth of approximately $6,200,000 at December 31, 1997. The Company believes it receives substantial economic benefit as a result of participating in the group insurance program. The Company will continue to review the cost of participation in the group program on each renewal date to determine if its continued participation in the group program is justified.

     The Company insures a significant portion of its employee medical and dental benefits. However, substantially all medical claims are self-funded and paid out of the general assets of the Company. Insurance is carried to limit self-insurance per occurrence to $150,000. Current claim experience indicates an annual self-funded claim exposure of $1,600,000.

                           DESCRIPTION OF SENIOR DEBT

SENIOR CREDIT FACILITY

     Concurrently with the Offering, the Company will enter into a new senior credit facility with Comerica Bank, on behalf of itself and as agent for a syndicate of other lenders (the "Senior Credit Facility"). Funds under the Senior Credit Facility will be available for working capital and general corporate purposes, including future acquisitions. Consummation of the Offering is conditioned upon implementation of the Senior Credit Facility.

     Interest Rate. Interest on loans borrowed under the Senior Credit Facility is payable quarterly or, if earlier, at the end of each interest period and accrues at an annual rate equal to, at the option of the Company, (a) the US Dollar Base Rate, which is the higher of (i) the prime rate of interest charged by Comerica Bank plus the applicable margin, which is initially 0.25% and can range from 0.00% to 0.75% based on the Company's ratio of funded debt to EBITDA (as defined in the Senior Credit Facility), or (ii) the Federal Funds Rate plus 1.00%, or (b) the Canadian Dollar Base Rate, which is the higher of (i) the Canadian Dollar prime rate or (ii) the Banker's Acceptance Rate plus 1.00%, or
(c) Comerica Bank's Eurocurrency Rate plus the applicable margin, which is initially 2.00% and can range from 1.50% to 2.50% based on the Company's ratio of funded debt to EBITDA (as defined in the Senior Credit Facility).

     Borrowing Base. The Senior Credit Facility will provide the Company with available credit of up to the lesser of (i) a certain percentage of eligible accounts receivable, eligible inventory, fixed assets and tooling progress payments or (ii) $100.0 million. Advances for tooling progress payments have a sublimit of $15 million inclusive of advances under the EDC Facility.

     Guarantee and Security Interest. The Senior Credit Facility is secured by a first lien on substantially all of the assets of the Company. In addition, each wholly owned domestic subsidiary and foreign subsidiary will guarantee all of the Company's obligations under the Senior Credit Facility. The obligations of the Company under the Senior Credit Facility rank senior to all other indebtedness of the Company, including the Notes and the Veltri Indebtedness (as defined).

     Covenants. The Senior Credit Facility contains certain reporting covenants, other customary affirmative covenants, and various negative covenants, including but not limited to certain limitations on mergers, sales of assets, acquisitions, liens, investments, indebtedness, contingent obligations, dividends, leases, affiliate transactions and changes of business. The Senior Credit Facility also contains certain financial covenants, including but not limited to maintaining a ratio of total funded debt to EBITDA, a fixed charge coverage ratio, and a minimum net worth requirement (each as defined in and calculated pursuant to the Senior Credit Facility).

     Events of Default. The Senior Credit Facility will contain customary events of default including without limitation defaults for nonpayment of principal when due, nonpayment of interest and fees within ten days when due, material misrepresentations, default in the performance of any negative covenant, default in performance of any other term or covenant, bankruptcy or insolvency, ERISA, change of control, unstayed judgments in excess of a certain amount, and cross-defaults to any indebtedness equal to or in excess of a certain amount in the aggregate for the Company or any subsidiary, which default would permit the holders of such indebtedness to cause such indebtedness to become due prior to its stated maturity.

VELTRI INDEBTEDNESS

     Michael T. J. Veltri, individually and/or as Trustee u/a/d December 17, 1992 ("Mr. Veltri"), is owed certain amounts by Veltri Metal Products Co., the Company's Canadian Subsidiary, as follows:

     On November 8, 1996, the Company purchased all of the outstanding capital stock of several related companies constituting the Veltri Group, from Mr. Veltri and Maria Veltri, his spouse, pursuant to a stock purchase agreement. Pursuant to such stock purchase agreement, Mr. Veltri is to be paid certain earn-out amounts, denominated in Canadian dollars, for each of the calendar years 1998 and 1999, based upon the amount by which the combined EBIT (as defined in the agreement) of the Veltri Group, exceeds a certain threshold. The maximum aggregate earn-out amount payable to Mr. Veltri is not to exceed $15,000,000

(Canadian). The 1998 earn-out, if any, will be paid on March 31, 1999, including interest at the prime rate from December 31, 1998. The 1999 earn-out, if any, will be paid on March 31, 2000, including interest from December 31, 1999.

     In connection with the stock purchase agreement, Veltri delivered to Mr. Veltri a promissory note in the principal amount of $658,325, which is currently outstanding. The principal amount, together with all accrued interest thereon, is payable to Mr. Veltri on or before September 17, 1998.

     In addition, pursuant to the stock purchase agreement, the Veltri Group agreed not to engage in or take certain actions (without Mr. Veltri's consent which shall not be unreasonably withheld), such as (a) amending each of their articles of incorporation or similar charter documents, or by-laws, merging, amalgamating, consolidating, entering into a share exchange, or being the subject of any change in control, in each case in any manner which would reasonably be expected to have a material adverse effect on the amount or payment of the earn-out amounts to Mr. Veltri, or (b) conveying a significant part of their assets to any person or entity, acquiring any material amount of assets or stock of another person or entity, declaring or paying any dividends or distributions on any stock, redeeming any stock, making any loans (including the Offering and Senior Credit Facility) or advances to or becoming a guarantor, surety or pledging its credit to become liable for the undertaking of any other person or entity, or entering into any transactions with any affiliates.

     The foregoing obligations to Mr. Veltri are guaranteed by the Company and each Company within the Veltri Group and Mr. Veltri has been granted security interests in all of the assets of such companies, including debentures on such companies' real estate (which security interests are subordinated to the Company's Senior Credit Facility), to secure the foregoing obligations, together with certain obligations under his employment agreement, certain other non-monetary obligations under the stock purchase agreement and the obligations under such security agreements. In addition, such obligations contain customary defaults, including cross-defaults to the Senior Credit Facility.

EXPORT DEVELOPMENT CORPORATION

     The Company has a credit facility ("EDC Facility") through the Export Development Corporation, a Canadian federal agency ("EDC"), to finance up to $5.0 million (Canadian) of certain tooling costs. Pursuant to the EDC Facility the Company has guaranteed up to $5.0 million (Canadian) of loans by the EDC to manufacturers of tooling to be provided to the Company. The EDC Facility is secured by a first priority security interest in the applicable tooling and tooling receivables and is senior to the Senior Credit Facility and all other indebtedness of the Company, including the Notes. As of December 31, 1997, funds available under the EDC Facility were approximately $5.0 million (Canadian).

                            DESCRIPTION OF NEW NOTES

     The New Notes will be issued, and the Old Notes were issued, under an indenture (the "Indenture") dated as of April 28, 1998 by and among the Company, the Guarantors and U.S. Bank Trust National Association, as Trustee (the "Trustee"). For purposes of the following summary, the Old Notes and the New Notes shall be collectively referred to as the "Notes". The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only Talon Automotive Group, Inc. and not its Subsidiaries.

     The Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

     Any Old Notes that remain outstanding after completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $170,000,000 of which $120,000,000 were issued on the Issue Date, and will mature on May 1, 2008. Interest on the Notes will accrue at the rate of 9 5/8% per annum and will be payable semiannually in cash on each May 1 and November 1 commencing on November 1, 1998, to the persons who are registered Holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the Old Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Holders whose Old Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes, but will not receive any payment in respect of interest on the Old Notes accrued after the issuance of the New Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after May 1, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the applicable year set forth below, plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption:

                                                             REDEMPTION
                            YEAR                               PRICE
                            ----                             ----------
2003........................................................  104.813%
2004........................................................  103.208%
2005........................................................  101.604%
2006 and thereafter.........................................  100.000%

     Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to May 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the Notes issued at a redemption price equal to 109.625% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of redemption; provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 180 days after the consummation of any such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

     The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise. In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for such Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default with respect to such Designated Senior Debt have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for such Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the Default Notice was delivered to the Trustee and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.

GUARANTORS

     VS Holdings, Inc., Veltri Holdings USA, Inc. and Veltri Metal Products Co., subsidiaries of the Company (and any additional Subsidiary Guarantors pursuant to the covenant described under "-- Certain Covenants -- Issuance of Subsidiary Guarantees") have fully and unconditionally guaranteed, jointly and severally, to each Holder and the Trustee the payment of principal, premium, if any, and interest on the Notes. The Guarantee of each Guarantor will be subordinated to all Guarantor Senior Debt of such Guarantor to the same extent as the Notes are subordinated to all Senior Debt. In the event all of the Capital Stock of a Guarantor owned by the Company and/or the Restricted Subsidiaries is sold by the Company and/or one or more Restricted Subsidiaries or all or substantially all of the assets of a Guarantor are sold by such Guarantor and the sale complies with the provisions set forth under "-- Certain Covenants -- Limitation on Asset Sales," such Guarantor's Guarantee will be released.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, thereon to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to require the purchase of Notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and the Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require the purchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and the Restricted Subsidiaries may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than (a) 2.0 to 1.0 if such incurrence occurs on or prior to May 1, 2001 or (b) 2.25 to 1.0, if such incurrence occurs after May 1, 2001.

     No Indebtedness incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test of the preceding paragraph (including, without limitation, indebtedness under the Credit Agreement) shall reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of Permitted Indebtedness (including without limitation, Indebtedness under the Credit Agreement pursuant to clause (ii) of the definition of Permitted Indebtedness).

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions, payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock or (c) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a),
(b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purpose, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date" (treating such period as a single accounting period); plus (x) 100% of the fair market value of the aggregate net proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the fair market value of the aggregate net proceeds of any contribution to the common equity capital of the Company received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses
(iii)(x) and (y), any net proceeds from a Public Equity Offering to the extent used to redeem the Notes); plus (z) an amount equal to the lesser of (A) the sum of the fair market value of the Capital Stock of an Unrestricted Subsidiary owned by the Company and the Restricted Subsidiaries and the aggregate amount of all Indebtedness of such Unrestricted Subsidiary owed to the Company, the Guarantors and each Unleveraged Restricted Subsidiary on the date of Revocation of such Unrestricted Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries" or (B) the Designation Amount with respect to such Unrestricted Subsidiary on the date of the Designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries."

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) Permitted Tax Payments; (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases of Capital Stock of the Company from officers, directors, employees or consultants pursuant to equity ownership or compensation plans not to exceed $500,000 in any year; and (5) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $5.0 million. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4) and (5) shall be included in such calculation.

     Limitation on Asset Sales. The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to prepay any Senior Debt or Guarantor Senior Debt and, in the case of any Senior Debt or Guarantor Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make an investment in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto, or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and
(iii)(B). On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that principal amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date or purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000 shall be applied as required pursuant to this paragraph).

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reasons of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) any other agreement entered into after the Issue Date which contains encumbrances and restrictions which are no more restrictive with respect to any Restricted Subsidiary than those in effect with respect to such Restricted Subsidiary pursuant to agreements as in effect on the Issue Date; and (7) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no more restrictive than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5).

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Liens. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of the Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt and Liens securing Guarantor Senior Debt; (C) Liens securing the Notes and any Guarantees; (D) Liens in favor of the Company, a Guarantor or an Unleveraged Restricted Subsidiary; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

     Prohibition on Incurrence of Senior Subordinated Debt. The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness (other than Veltri Indebtedness) that is senior in right of payment to the Notes or the Guarantee of such Guarantor and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person

(if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and
(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness;" (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     No Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and Indenture in connection with any transaction complying with the provisions of the covenant described under "-- Limitation on Asset Sales") will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor under the Indenture, such Guarantor's Guarantee and the Registration Rights Agreement; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant; and (v) the Company shall have delivered to the Trustee an officers' certificate and Opinion of Counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in clause (a) shall not apply to (i) employment, consulting, option and compensation arrangements and agreements of the Company as in effect on the Issue Date; (ii) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors or senior management; (iii) consulting fees paid by the Company consistent with past practice; (iv) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (v) transactions pursuant to the Existing Agreements; and (vi) Restricted Payments permitted by the Indenture.

     Issuance of Subsidiary Guarantees. If (a) any Domestic Wholly Owned Restricted Subsidiary incurs any Indebtedness or (b) any Restricted Subsidiary (whether or not a Domestic Wholly Owned Restricted Subsidiary) guarantees any Indebtedness of the Company or any of its Restricted Subsidiaries (other than a Subsidiary of such Restricted Subsidiary) then, in either case, the Company shall cause such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, shall unconditionally guarantee (each, a "Guarantee") all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, and constitutes a legal, valid, binding and enforceable obligation of such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be. Thereafter, such Domestic Wholly Owned Restricted Subsidiary or such Restricted Subsidiary, as the case may be, shall be a Guarantor for all purposes of the Indenture. The Company may cause any other Restricted Subsidiary of the Company to issue a Guarantee and become a Guarantor.

     Each Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. In the event all of the Capital Stock of a Guarantor owned by the Company and the Restricted Subsidiaries is sold by the Company and/or one or more of the Restricted Subsidiaries and the sale complies with the provisions set forth under "-- Limitation on Asset Sales," such Guarantor's Guarantee will be released.

     Conduct of Business. The Company and the Restricted Subsidiaries will not engage in any businesses which are not either: (i) the same, similar or related to the businesses in which the Company or any of the Restricted Subsidiaries are engaged on the Issue Date; (ii) Permitted Investments; or (iii) businesses acquired through an acquisition after the Issue Date which are not material to the Company and the Restricted Subsidiaries, taken as a whole.

     Payments for Consent. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or the Guarantees unless such consideration is offered to be paid to all Holders of the Notes who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

     Limitation on Designations of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

          (b) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of
     (i) fair market value of the Capital Stock of such Subsidiary owned by the Company and the Restricted Subsidiaries on such date and (ii) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date; and

          (c) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to the covenant described under "-- Limitation on Restricted Payments" for all purposes of the Indenture. The Indenture will further provide that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including any undertaking agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "-- Limitation on Restricted Payments."

     The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary ("Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if

          (a) no Default shall have occurred and be continuing at the time and after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiaries outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

     Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports specified in

Section 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA sec. 314(a).

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default."

          (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provision of the Indenture);

          (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days (with respect to the covenants described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Asset Sales," and "-- Limitation on Liens") or 60 days (with respect to the other covenants set forth above under "-- Certain Covenants"), as the case may be, after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (iv) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (a) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (b) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 30 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 30 days), aggregates $5.0 million;

          (v) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

          (vi) certain events of bankruptcy affecting the Company or any of the Restricted Subsidiaries; or

          (vii) any Guarantee ceases to be in full force and effect or any Guarantee declared to be null and void and unenforceable or any Guarantee is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default specified in clause
(vi) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, premium, if any, and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Events of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause
(vi) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission or failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date of payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustees confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not heretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such charge does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption of repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment or principal of and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;
(vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it, the Notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting

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

securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Affiliate Transaction" has the meaning set forth under "-- Certain Covenants -- Limitation on Transactions with Affiliates."

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $1.0 million and (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

     "Blockage Period" has the meaning set forth under "-- Subordination."

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and

(vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or (iii) any Person or Group (other than the Permitted Holder(s)) shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

     "Change of Control Offer" has the meaning set forth under "-- Change of Control."

     "Change of Control Payment Date" has the meaning set forth under "-- Change of Control."

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to the Company, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes and tax expense under the Michigan Single Business Tax of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sale or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges, (D) the amount of Permitted Tax Payments made during such period and (E) compensation expense of the Company during fiscal 1998 under the Company's deferred compensation agreements not to exceed $1.4 million, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter period and (ii) any Asset Sales or other disposition or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income" attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such
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

Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. For purposes of clause (ii) of the immediately preceding sentence, in calculating the effect of any such Asset Acquisition or Asset Sale or other disposition, the Company may include in any such calculation reasonable cost savings which the Company believes in good faith will be achieved as a result of any such Asset Acquisition or Asset Sale or other disposition. If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (i) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount (other than any such amortization relating to Indebtedness repaid on the Issue Date), (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto, (b) extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such person,
(f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date or to the extent that all such restorations after the Issue Date do not exceed $250,000 in the aggregate, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (h) the amount of Permitted Tax Payments made during such period, (i) non-cash expenses relating to a conversion of the Company to a subchapter C corporation for U.S. federal income tax purposes not to exceed $4.0 million and (j) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Covenant Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

     "Credit Agreement" means the Credit Agreement dated as of the Issue Date, among the Company, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and Comerica Bank, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness") or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice of both would be, an Event of Default.

     "Default Notice" has the meaning set forth under "-- Subordination."

     "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $10,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Designation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "-- Certain Covenants -- Limitations on Designations of Unrestricted Subsidiaries."

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily exchangeable for Indebtedness, or is redeemable, or exchangeable for Indebtedness, at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

     "Domestic Wholly Owned Restricted Subsidiary" means a Wholly Owned Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "Existing Agreements" means the following agreements as amended and in effect on the Issue Date: (i) Agreement dated July 1, 1997 between the Company and Talon L.L.C. pursuant to which Talon L.L.C.

provides certain administrative and consulting services to the Company in exchange for an annual fee equal to $500,000; (ii) Agreement dated the Issue Date pursuant to which the Company provides certain administrative and consulting services to G&L Industries, Inc.; (iii) Leases between the Company and Dude Investments L.L.C. and Dude Investments dated September 30, 1996, as amended; (iv) Leases between the Company and Maria Veltri dated August 1, 1994, as amended, and July 1, 1993, as amended, including Option to Purchase dated November 8, 1996; (v) Stock Purchase Agreement dated November 8, 1996 among Veltri Metal Products Co., the Company's subsidiary, and Michael T.J. Veltri, individually and as trustee u/a/d December 17, 1992, and Maria Veltri, and all documents executed pursuant thereto, including, without limitation, that certain Subordination Agreement, Memorandum of Agreement, Agreements Not to Compete, Security Agreements, General Security Agreements, Debentures, Promissory Note by Veltri Metal Products Co. in the amount of $658,325 in favor of Michael Veltri, Unconditional Guaranty by Veltri Holdings USA, Inc.; and (vi) Purchase Agreement dated September 30, 1996 among the Company, J&R Manufacturing, Inc., Roger H. DuCoffre and Theodore H. Dezenski, and all documents executed pursuant thereto.

     "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounts and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Guarantee" has the meaning set forth under "-- Certain Covenants -- Issuance of Subsidiary Guarantees."

     "Guarantor" means (i) each Subsidiary of the Company as of the Issue Date and (ii) each other Person that in the future executes a Guarantee pursuant to the covenant described under "-- Certain Covenants -- Issuance of Subsidiary Guarantees" or otherwise; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

     "Guarantor Senior Debt" means, with respect to any Guarantor, (i) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all Interest Swap Obligations, (y) all obligations under Currency Agreements and (z) Veltri Indebtedness, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing (except with respect to Veltri Indebtedness), "Guarantor Senior Debt" shall not include (i) any Indebtedness of such Guarantor owing to a Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (vi) Indebtedness incurred in violation of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness", (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor, and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "incur" has the meaning set forth under "-- Certain Covenants -- Limitation on Incurrence on Additional Indebtedness."

     "Indebtedness" means, with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. "Indebtedness," shall not be deemed to include customary indemnity obligations of the Company or a Restricted Subsidiary incurred in connection with an Asset Sale.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Initial Purchasers" means Salomon Brothers Inc and Credit Suisse First Boston Corporation.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, (i) any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary (the "Referent Subsidiary") such that, after giving effect to any such sale or disposition the Referent Subsidiary shall cease to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of the Referent Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Legal Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations, when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayments of Indebtedness secured by the property or assets subject to such Asset Sale that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Net Proceeds Offer" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Payment Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Net Proceeds Offer Trigger Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holders" means (i) Randolph J. Agley, Judith A. Agley, James R. Agley, Joseph A. Agley, James J. Agley, Michael T. Timmis, Nancy E. Timmis, Michael T.O. Timmis, Wayne C. Inman or Amelia P. Inman, (ii) any relative, family member or any Person controlled by any of the persons listed in subparagraph (i) above, (iii) any trust including, without limitation, a charitable remainder trust, created by or for the benefit of any of the persons listed in subparagraphs (i) or (ii) above and (iv) any private foundation created by any of the persons listed in subparagraphs (i) or (ii) above.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes, the Indenture and any Guarantees not to exceed $120,000,000 in the aggregate;

          (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $100,000,000, reduced by any required permanent repayments with the proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder and (y) the sum of (a) 85% of the net book value of accounts receivable of the Company and the Restricted Subsidiaries, (b) 50% of the net book value of the inventory of the Company and the Restricted Subsidiaries, (c) 75% of the fair market value of real estate and of the orderly liquidation value shown in appraisals for fixed assets of the Company and the Restricted Subsidiaries for which appraisals exist and (d) 65% of the net book value of fixed assets of the Company and the Restricted Subsidiaries for which no appraisals exist;

          (iii) other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any Guarantor and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relates;

          (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (vi) Indebtedness of a Restricted Subsidiary to the Company, a Guarantor or an Unleveraged Restricted Subsidiary for so long as such Indebtedness is held by the Company, a Guarantor or an Unleveraged Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company, a Guarantor or an Unleveraged Restricted Subsidiary; provided that if as of any date any Person other than the Company, a Guarantor or an Unleveraged Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vii) Indebtedness of the Company to a Guarantor or an Unleveraged Restricted Subsidiary for so long as such Indebtedness is held by a Guarantor or an Unleveraged Restricted Subsidiary, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Guarantor or Unleveraged Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any person other than a Guarantor or Unleveraged Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (ix) Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (x) Refinancing Indebtedness;

          (xi) Tooling Indebtedness;

          (xii) Veltri Indebtedness (and any Indebtedness incurred to Refinance any Veltri Indebtedness) not to exceed $15.0 million at any one time outstanding;

          (xiii) additional Indebtedness of the Company and the Guarantors in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

          (xiv) Purchase Money Indebtedness and Capitalized Lease Obligations (and any Indebtedness incurred to Refinance such Purchase Money Indebtedness or Capitalized Lease Obligations) not to exceed $15.0 million at any one time outstanding; and

          (xv) Indebtedness of Restricted Subsidiaries that are not Guarantors in an aggregate principal amount not to exceed $5.0 million at any one time outstanding.

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Guarantor or an Unleveraged Restricted Subsidiary or that will merge or consolidate into the Company or a Guarantor or an Unleveraged Restricted Subsidiary; (ii) investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture; (vi) Investments in Restricted Subsidiaries that are not Guarantors or Unleveraged Restricted Subsidiaries not to exceed $5.0 million at any one time outstanding; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales"; and (ix) Investments in Persons, including, without limitation, Unrestricted Subsidiaries and joint ventures, engaged in a business similar or related to the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date not to exceed $10.0 million at any one time outstanding.

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP, shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceeds which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

          (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (vii) purchase money Liens securing Indebtedness to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business, and Liens securing Indebtedness which Refinances any such Indebtedness; provided, however, that (A) the related purchase money Indebtedness (or Refinancing Indebtedness) shall not exceed the cost of such property or assets and shall not be secured by any property assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing the purchase money Indebtedness shall be created within 90 days of such acquisition;

          (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

          (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations related to Indebtedness that is otherwise permitted under the Indenture;

          (xii) Liens securing Indebtedness under Currency Agreement; and

          (xiii) Liens securing Acquired Indebtedness (and any Indebtedness which Refinances such Acquired Indebtedness) incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided that (A) such Liens secured the Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary.

     "Permitted Tax Payments" means distributions to the stockholders of the Company to reimburse them for federal and state income taxes at the maximum applicable individual tax rate attributable to the income of the Company for any tax period during which the Company is not a taxable entity for federal or state, as the case may be, income tax purposes.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Public Equity Offering" has the meaning set forth under "-- Redemption -- Optional Redemption upon Public Equity Offerings."

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the fair market value of such property or such purchase price or cost.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Reference Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Refinance" means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clause (ii), (iv), (v), (vi), (vii),
(viii), (ix), (xi), (xii), (xiii), (xiv) or (xv) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregated principal amount of any Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that if such Indebtedness being Refinanced is Indebtedness of the Company or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or Guarantors.

     "Registration Rights Agreement" means the Registration Rights Agreement dated the Issue Date among the Company, the Guarantors and the Initial Purchasers.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt: provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the stockholders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Payment" has the meaning set forth under "-- Certain Covenants -- Limitations on Restricted Payments."

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Revocation" has the meaning set forth under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (w) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest reimbursement obligations under letters of credit, fees, expenses and indemnities, (x) all
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

Interest Swap Obligations, (y) all obligations under Currency Agreements, and
(z) the Veltri Indebtedness, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing (except with respect to Veltri Indebtedness), "Senior Debt" shall not include (i) any Indebtedness of the Company to a Restricted Subsidiary or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Restricted Subsidiary (including without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owned by the Company, (vi) Indebtedness incurred in violation of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness", (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Tooling Indebtedness" means all present and future Indebtedness of the Company and any Restricted Subsidiary the proceeds of which are utilized to finance dies, molds, tooling and similar items (collectively, "Tooling") for which sales of such Tooling is covered under specific written purchase orders or agreements between the Company or any Restricted Subsidiary and the purchaser of such Tooling.

     "Surviving Entity" has the meaning set forth under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

     "Unleveraged Restricted Subsidiary" means a Restricted Subsidiary that has no Indebtedness outstanding (other than Indebtedness owned to the Company, a Guarantor or another Unleveraged Restricted Subsidiary).

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Veltri Indebtedness" means Indebtedness owing to Michael T.J. Veltri, individually and/or as trustee u/a/d December 17, 1992, pursuant to (a) that certain Stock Purchase Agreement dated November 8, 1996, (b) that certain Employment Agreement dated November 8, 1996, (c) that certain Promissory Note dated November 8, 1996 in the amount of $658,325, and (d) those certain Security Agreements, General Security Agreements and Debentures dated November 8, 1996, all as amended through the Issue Date.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other requirement payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date the making of such payment.

     "Wholly Owned Restricted Subsidiary" of the Company means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any Wholly Owned Restricted Subsidiary.

                       FEDERAL INCOME TAX CONSIDERATIONS

                         RELATING TO THE EXCHANGE OFFER

     The following summary of the material anticipated federal income tax consequences of the issuance of New Notes and the Exchange Offer is based upon the provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any tax matters relating to the New Notes or the Exchange Offer. This discussion is for general information only and does not purport to address all of the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the Old Notes, the New Notes or the Exchange Offer. It is limited to investors who will hold the Old Notes and the New Notes as capital assets and does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors (such as dealers in securities; insurance companies; financial institutions; foreign corporations; partnerships; trusts; nonresident individuals; and tax-exempt entities) who may be subject to special treatment under federal income tax laws.

INDEBTEDNESS

     The Old Notes and the New Notes should be treated as indebtedness of the Company. In the unlikely event the Old Notes or the New Notes were treated as equity, the amount treated as a distribution on any such Old Note or New Note would first be taxable to the holder as dividend income to the extent of the Company's current and accumulated earnings and profits, and would next be treated as a return of capital to the extent of the holder's tax basis in the Old Notes or New Notes, with any remaining amount treated as a gain from the sale of an Old Note or a New Note. In addition, in the event of equity treatment, amounts received in retirement of an Old Note or a New Note might in certain circumstances be treated as a dividend, and the Company could not deduct amounts paid as interest on such Old Notes or New Notes. The remainder of this discussion assumes that the Old Notes and the New Notes will constitute indebtedness.

EXCHANGE OFFER

     The exchange of the Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange" because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder of the Old Notes should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer.

INTEREST

     A holder of an Old Note or a New Note will be required to report stated interest on the Old Note and the New Note as interest income in accordance with the holder's method of accounting for tax purposes. Because the Old Notes were issued at 100.00% of par there is no original issue discount pursuant to the de minimis exception to the "original issue discount" rules.

TAX BASIS IN OLD NOTES AND NEW NOTES

     A holder's tax basis in an Old Note will be the holder's purchase price for the Old Note. If a holder of an Old Note exchanges the Old Note for a New Note pursuant to the Exchange Offer, the tax basis of the New Note immediately after such exchange should equal the holder's tax basis in the Old Note immediately prior to the exchange.

DISPOSITION OF OLD NOTES OR NEW NOTES

     The sale, exchange, redemption or other disposition of an Old Note or a New Note, except in the case of an exchange pursuant to the Exchange Offer (see the above discussion), generally will be a taxable event. A holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of the Old Note or the New Note (except to the extent attributable to accrued interest) and (ii) the holder's adjusted tax basis in such debt instrument. Such gain or loss will be capital gain or loss, and will be long term if the Old Notes have been held for more than one year at the time of the sale or other disposition.

PURCHASERS OF OLD NOTES AT OTHER THAN ORIGINAL ISSUANCE PRICE

     The foregoing does not discuss special rules which may affect the treatment of purchasers that acquired Old Notes other than at par, including those provisions of the Internal Revenue Code relating to the treatment of "market discount," and "amortizable bond premium." Any such purchaser should consult its tax advisor as to the consequences to him of the acquisition, ownership, and disposition of Old Notes.

BACKUP WITHHOLDING

     Unless a holder provides its correct taxpayer identification number (employer identification number or social security number) to the Company and certifies that such number is correct, generally under the federal income tax backup withholding rules, 31% of (1) the interest paid on the Old Notes and the New Notes, and (2) proceeds of sale of the Old Notes and the New Notes, must be withheld and remitted to the United States Treasury. Therefore, each holder should complete and sign the Substitute Form W-9 included so as to provide the information and certification necessary to avoid backup withholding. However, certain holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. For a foreign individual to qualify as an exempt foreign recipient, that exchanging holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status. Such statements can be obtained from the Company. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if the Old Notes are held in more than one name), contact the Company at 900 Wilshire Drive, Suite 203, Troy, Michigan 48084 or telephone number 248-362-7600.

     Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

                         OLD NOTES; REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to an offer to exchange the Old Notes for the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for New Notes. If (i) the Company is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Old Notes notifies the Company within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (C) it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined) by the holders thereof. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Notes" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     Under existing Commission interpretations, the New Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealer in connection with resales of the New Notes. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any New Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of the Old Notes who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     The Registration Rights Agreement provides that: (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the date of original issuance of the Old Notes (the "Issue Date"), (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the

Commission on or prior to 150 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 20 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement prior to the later of (w) 60 days after the Issue Date or (x) 30 days after such filing obligation arises, and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission prior to (y) the later of 150 days after the Issue Date or (z) 90 days after such obligation arises; provided that if the Company has not consummated the Exchange Offer within 180 days of the Issue Date, then the Company will, upon the request of any holder of Notes, file the Shelf Registration Statement with the Commission on or prior to the 181st day after the Issue Date. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the Issue Date or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"),
(c) the Company fails to consummate the Exchange Offer within 20 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but, thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above, a "Registration Default"), then the interest rate on Transfer Restricted Notes will increase ("Additional Interest"), with respect to the first 90-day period immediately following the occurrence of such Registration Default by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 1.50% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                         BOOK ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the New Note initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

     Notes (i) originally purchased by or transferred to "foreign purchasers" who are not QIBs or (ii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered certificated form ("Certificated Securities"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note.

THE GLOBAL NOTE

     The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interest represented by such Global Note to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interest in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interest through participants. QIBs hold their interests in the Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in any Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest (including Additional Interest) on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interest in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Certificated Securities, or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Note.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such New Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such New Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Notes to the Initial Purchasers) with the Prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. The Company and the Guarantors have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

     Each holder of the Old Notes who wishes to exchange its Old Notes for New Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Purpose and Effect of the Exchange Offer." In addition, each holder who is a broker-dealer and who receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such New Notes.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS


     Certain legal matters with respect to the New Notes offered hereby will be passed on by securities counsel to the Company, Dickinson Wright PLLC, Detroit, Michigan, and by Timmis & Inman L.L.P., Detroit, Michigan, general counsel to the Company..


                                    EXPERTS

     The combined financial statements of Talon Automotive Group as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, the financial statements of Production Stamping, Inc. as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 and the combined financial statements of the Veltri Group as of November 8, 1996 and for the period from January 1, 1996 to November 8, 1996 included in this Prospectus have been audited by Ernst & Young L.L.P., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined balance sheet of Veltri International as of December 31, 1995, and the related combined statements of operations and accumulated deficit, and cash flows for the year ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
TALON AUTOMOTIVE GROUP, INC.
Report of Independent Auditors..............................  F-2
Combined Statements of Operations for the Three Years Ended
  December 31, 1997.........................................  F-3
Combined Balance Sheets at December 31, 1997 and 1996.......  F-4
Combined Statements of Changes in Shareholders' Equity for
  the Three Years Ended December 31, 1997...................  F-5
Combined Statements of Cash Flows for the Three Years Ended
  December 31, 1997.........................................  F-6
Notes to the Combined Financial Statements..................  F-7
Condensed Combined Interim Statements of Operations for the
  Quarter Ended April 4, 1998 and 1997 (Unaudited)..........  F-19
Condensed Combined Interim Balance Sheets as of April 4,
  1998 and 1997 (Unaudited).................................  F-20
Condensed Combined Interim Statements of Cash Flows for the
  Quarter Ended April 4, 1998 and 1997 (Unaudited)..........  F-21
Condensed Combined Interim Statements of Changes in
  Shareholders' Equity for the Quarter Ended April 4, 1998
  (Unaudited)...............................................  F-22
Notes to Condensed Combined Interim Financial Statements
  (Unaudited)...............................................  F-23
PRODUCTION STAMPING, INC.
Report of Independent Auditors..............................  F-26
Statements of Operations for the Three Years Ended June 30,
  1997......................................................  F-27
Balance Sheets at June 30, 1997 and 1996....................  F-28
Statements of Changes in Stockholders' Equity for the Three
  Years Ended June 30, 1997.................................  F-29
Statements of Cash Flows for the Three Years Ended June 30,
  1997......................................................  F-30
Notes to the Financial Statements...........................  F-31
VELTRI GROUP
Report of Independent Auditors..............................  F-37
Combined Statement of Operations for the Period from January
  1, 1996 to November 8, 1996...............................  F-38
Combined Balance Sheet at November 8, 1996..................  F-39
Combined Statement of Changes in Net Capital Deficiency for
  the Period from January 1, 1996 to November 8, 1996.......  F-40
Combined Statement of Cash Flows for the Period from January
  1, 1996 to November 8, 1996...............................  F-41
Notes to Combined Financial Statements......................  F-42
VELTRI INTERNATIONAL
Independent Auditors Report.................................  F-47
Combined Balance Sheet as of December 31, 1995..............  F-48
Combined Statement of Operations and Accumulated Deficit for
  the Year Ended December 31, 1995..........................  F-49
Combined Statement of Cash Flows for the Year Ended December
  31, 1995..................................................  F-50
Notes to Combined Financial Statements for the Year Ended
  December 31, 1995.........................................  F-51

                         REPORT OF INDEPENDENT AUDITORS

Boards of Directors and Shareholders
Talon Automotive Group

     We have audited the accompanying combined balance sheets of Talon Automotive Group as of December 31, 1997 and 1996, and the related combined statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Talon Automotive Group at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Detroit, Michigan
March 20, 1998

                             TALON AUTOMOTIVE GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                1997      1996      1995
                                                                ----      ----      ----
                                                                     (IN THOUSANDS)
Net sales...................................................  $158,718   $71,029   $56,835
Cost of sales...............................................   134,297    58,120    46,900
                                                              --------   -------   -------
  Gross profit..............................................    24,421    12,909     9,935

Operating expenses
  Selling, general and administrative expenses..............    16,241     8,490     6,041
  Special compensation......................................     1,343        --        --
                                                              --------   -------   -------
     Income from operations.................................     6,837     4,419     3,894

Other expenses
  Interest..................................................     4,599     1,754     1,192
  Foreign currency..........................................       117       302        --
                                                              --------   -------   -------
                                                                 4,716     2,056     1,192
                                                              --------   -------   -------
Income before income taxes..................................     2,121     2,363     2,702
Provision for income taxes..................................     1,325        94        --
                                                              --------   -------   -------
     Net income.............................................  $    796   $ 2,269   $ 2,702
                                                              ========   =======   =======

                            See accompanying notes.

                             TALON AUTOMOTIVE GROUP

                            COMBINED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1997      1996
                                                                ----      ----
                                                                (IN THOUSANDS)
                           ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $  1,233   $ 1,090
  Accounts receivable, less allowance of $267 ($241 in
     1996)..................................................    36,021    26,650
  Inventory.................................................    19,347     7,012
  Prepaid expenses..........................................     2,765     2,188
                                                              --------   -------
     Total current assets...................................    59,366    36,940
Property, plant and equipment...............................    94,194    70,114
  Less accumulated depreciation.............................    31,723    29,178
                                                              --------   -------
  Net property, plant and equipment.........................    62,471    40,936
Goodwill, less amortization of $465 ($115 in 1996)..........    43,298    11,631
Deferred financing costs, less amortization of $187 ($23 in
  1996).....................................................       680       665
Other.......................................................       679       938
                                                              --------   -------
                                                              $166,494   $91,110
                                                              ========   =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank line of credit.......................................  $  2,651   $ 2,355
  Accounts payable..........................................    31,043    17,609
  Accrued liabilities.......................................     9,472     6,688
  Deferred tooling revenue..................................     1,423     2,122
  Current portion of capital leases.........................       720       342
  Current portion of long term debt.........................    33,463     5,176
                                                              --------   -------
     Total current liabilities..............................    78,772    34,292
Long term debt..............................................    67,844    40,782
Capital leases..............................................     2,637       813
Other liabilities...........................................     1,276       547
Deferred income taxes.......................................     1,364       275

SHAREHOLDERS' EQUITY
Common stock................................................     1,250     1,150
Paid-in capital.............................................     1,413       538
Retained earnings...........................................    12,168    12,789
Accumulated translation adjustment..........................      (230)      (76)
                                                              --------   -------
                                                                14,601    14,401
                                                              --------   -------
                                                              $166,494   $91,110
                                                              ========   =======

                            See accompanying notes.

                             TALON AUTOMOTIVE GROUP

             COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                           ADDITIONAL              ACCUMULATED
                                  COMMON    PAID-IN     RETAINED   TRANSLATION             COMPREHENSIVE
                                  STOCK     CAPITAL     EARNINGS   ADJUSTMENT     TOTAL       INCOME
                                  ------   ----------   --------   -----------    -----    -------------
                                                      (IN THOUSANDS)
Balance at January 1, 1995......  $    2      $  498     $10,286       $  --      $10,786
Capital contribution............      --         138          --          --          138
Net income for 1995.............      --          --       2,702          --        2,702      $2,702
Foreign currency translation....      --          --          --          --           --          --
Tax benefit.....................      --          --          --          --           --          --
                                                                                               ------
Comprehensive income............      --          --          --          --           --      $2,702
                                                                                               ======
Distribution to shareholders....      --          --        (890)         --         (890)
                                  ------      ------     -------       -----      -------
Balance at December 31, 1995....       2         636      12,098          --       12,736
Recapitalization................      98         (98)         --          --           --
Capital contribution............   1,050          --          --          --        1,050
Net Income for 1996.............      --          --       2,269          --        2,269      $2,269
Foreign currency translation....      --          --          --         (76)         (76)        (76)
Tax benefit.....................                                                       --          29
                                                                                               ------
Comprehensive income............                                                       --      $2,222
                                                                                               ======
Distribution to shareholders....      --          --      (1,578)         --       (1,578)
                                  ------      ------     -------       -----      -------
Balance at December 31, 1996....   1,150         538      12,789         (76)      14,401
Capital contribution............     100         875          --          --          975
Net income for 1997.............      --          --         796          --          796      $  796
Foreign currency translation....      --          --          --        (154)        (154)       (154)
Tax benefit.....................      --          --          --          --           --          58
                                                                                               ------
Comprehensive income............      --          --          --          --           --      $  700
                                                                                               ======
Distribution to shareholders....      --          --      (1,417)         --       (1,417)
                                  ------      ------     -------       -----      -------
Balance at December 31, 1997....  $1,250      $1,413     $12,168       $(230)     $14,601
                                  ======      ======     =======       =====      =======


                            See accompanying notes.

                             TALON AUTOMOTIVE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                   YEAR ENDED DECEMBER 31,
                                                                ------------------------------
                                                                  1997        1996      1995
                                                                --------    --------   -------
                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................    $    796    $  2,269   $ 2,702
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       6,279       3,419     2,907
  Deferred income tax.......................................         465          93        --
Changes in operating asset and liabilities:
  Accounts receivable.......................................      (1,507)     (2,715)     (460)
  Inventories...............................................      (6,477)      1,339       (72)
  Prepaid expenses..........................................         124       1,427      (858)
  Accounts payable..........................................       3,287         485    (2,074)
  Accrued liabilities.......................................       3,602          --       143
  Other liabilities.........................................        (403)         --        --
                                                                --------    --------   -------
Net cash provided by operating activities...................       6,166       6,317     2,288

INVESTING ACTIVITIES
Acquisitions, less cash acquired............................     (51,739)     (5,462)       --
Additions to property and equipment.........................      (9,389)     (3,942)   (5,009)
Proceeds from sale of equipment.............................         (43)          2        29
                                                                --------    --------   -------
Net cash used in investing activities.......................     (61,171)     (9,402)   (4,980)

FINANCING ACTIVITIES
Net increase (decrease) in short term borrowings............         295     (15,769)    1,185
Proceeds from long term borrowings..........................      63,345      45,271     3,646
Payments on long term debt..................................      (7,792)    (24,053)   (1,375)
Capital contribution........................................         975       1,050       138
Deferred financing costs....................................        (104)       (688)       --
Distributions to shareholders...............................      (1,417)     (1,578)     (890)
                                                                --------    --------   -------
  Net cash provided by financing activities.................      55,302       4,233     2,704
Translation adjustment......................................        (154)        (76)       --
                                                                --------    --------   -------

NET INCREASE IN CASH........................................         143       1,072        12
Cash as of beginning of year................................       1,090          18         6
                                                                --------    --------   -------
Cash at end of year.........................................    $  1,233    $  1,090   $    18
                                                                ========    ========   =======


                            See accompanying notes.

                             TALON AUTOMOTIVE GROUP

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION


     The combined financial statements of the Company include the accounts of Talon Automotive Group, L.L.C. ("Talon"), Hawthorne Metal Products Company ("Hawthorne"), J&R Manufacturing, Inc. ("J&R"), Veltri Metal Products Company, Veltri Holdings, Inc., Veltri Holdings No. 2 Inc., Veltri Holdings USA and Production Stamping, Inc. ("PSI"). Veltri Metal Products Co., Veltri Holdings, Inc. and Veltri Holdings USA, Inc. are collectively referred to as the "Veltri Group" in these notes. The companies are affiliated through common ownership and are collectively referred to herein as the "Company". All significant intercompany transactions and account balances have been eliminated in combination.


2. DESCRIPTION OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF OPERATIONS


     Talon functions as the group headquarters and was organized to coordinate all sales, marketing, engineering and other administrative functions for companies owned by the Shareholders.



     The primary business of the Company is the manufacture of automotive stampings and assemblies used as original equipment components by North American automotive manufacturers in the production of sport utility vehicles, mini-vans, other light trucks and passenger cars. The companies primarily operate from seven plants in the United States and Canada. The hourly employees of the companies are represented by various locals of the United Auto Workers, Canadian Auto Workers and United Steel Workers.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The companies consider cash on hand, deposits in banks and short-term marketable securities with maturities of 90 days or less as cash and cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the combined balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value. The fair value of the companies' bank lines of credit and long-term debt approximates the reported amounts at December 31, 1997 since their respective interest rates approximate the December 31, 1997 market rates for similar debt instruments.

INVENTORIES

     Inventories are stated at cost, not in excess of market, using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. The companies provide for depreciation, principally using the straight-line method, over 30 years for building improvements and over 5 to 15 years for machinery and equipment. Upon retirement or disposal, the asset cost and related accumulated depreciation is removed from the accounts and the net amount, less proceeds, is charged or credited to income. Expenditures for

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)

renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged against income as incurred.

DEFERRED FINANCING COSTS


     Deferred financing costs are amortized over the term of the debt.


GOODWILL


     Goodwill represents the excess of cost over the fair value of identifiable net assets acquired and is amortized over 40 years using the straight-line method.


IMPAIRMENT OF ASSETS

     Impairment losses related to long lived assets and goodwill related to those assets, are recognized when expected future cash flows are less than the carrying value of the assets. If indications of impairment are present, the Company evaluates the carrying value of the assets in relationship to the future undiscounted cash flows of the underlying operations. The Company adjusts the net book value of the assets to fair value if the sum of the expected future cash flows is less than book value.


REVENUE RECOGNITION AND PRE-PRODUCTION TOOLING



     Revenue from sales is recorded upon shipment of product to the customer. Pre-production tools used in Company operations are requisitioned by the Company's customers and are purchased from tool builders who construct the tools under Company supervision. Once customer approval is obtained for the manufacture of a new product, the Company is reimbursed by its customers for the cost of the tooling, at which time the tooling becomes the property of the customer. Provisions are made for losses in the year in which the losses are first determinable. Deferred tooling revenue includes progress billings of $1,659 and $21,140, net of pre-production tooling costs of $236 and $19,018 at December 31, 1997 and 1996, respectively.


FOREIGN CURRENCY TRANSLATION


     All balance sheet items denominated in a foreign currency (i.e. Canadian dollars) are translated into United States dollars at the rate of exchange in effect as of the balance sheet date. Translation adjustments related to the Company's foreign subsidiary, for which the local currency is the functional currency, are reflected in the consolidated financial statements as a separate component of shareholders equity. For revenues, expenses, gains and losses, an appropriately weighted average exchange rate for the respective periods is used. The Company recorded a net foreign currency loss of $117 and $302 for the years ended December 31, 1997 and 1996, respectively.



EFFECT OF ACCOUNTING PRONOUNCEMENTS



     In 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for fiscal years beginning after December 15, 1997. The Company has elected to adopt the requirements of this standard effective December 31, 1997.



     In 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosure about Segments of an Enterprise and Related Information. The Statement supersedes Statement 14 and establishes standards for the way public business enterprises report selected information about operating segments in annual reports and interim financial reports issued to debtholders. Statement 131 is effective for fiscal years

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)


beginning after December 15, 1997. The Company is currently evaluating the proposed requirements of the Standard and has not determined the impact of the Standard, if any.


3. ACQUISITIONS

     The following acquisitions were completed during 1996 and 1997:

               COMPANY                     DATE ACQUIRED             AGGREGATE PURCHASE PRICE
               -------                     -------------             ------------------------
J&R..................................    September 30, 1996                   $ 6,278
Veltri Group.........................    November 8, 1996                     $25,844
PSI..................................    December 8, 1997                     $49,713

     Acquisitions have historically been financed through bank lines of credit and long-term borrowings. All acquisitions have been accounted for by the purchase method of accounting. The purchase price, including acquisition costs, is allocated to the assets and liabilities acquired based upon their respective fair values. The excess of the purchase price over the fair value of the net tangible assets acquired is classified as goodwill and amortized over 40 years. The accompanying combined financial statements include the results of operations for acquired entities from their respective dates of acquisition.

     The Veltri Group purchase agreement provides for additional payments based on the earnings of the Veltri Group, as defined, for 1997, 1998 and 1999. Such additional consideration is accounted for as additional purchase price (goodwill) and will be amortized over the then remaining goodwill amortization period. Additional consideration amounted to $700 in 1997.


     The purchase price for PSI will be finalized upon completion of a closing balance sheet audit. The allocation of purchase price is preliminary and will be finalized in 1998.


     The following pro forma financial information represents the results of operations on a pro forma basis, as if the acquisitions referred to above had occurred at the beginning of the year of acquisition and the preceding year after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates nor are the results indicative of the Company's future results of operations.

                                                         1997       1996       1995
                                                         ----       ----       ----
     Net sales.......................................  $229,417   $219,205   $139,870
     Net income (loss)...............................     2,124      1,955       (759)

4. MAJOR CUSTOMERS

     Sales are made primarily to automotive original equipment manufacturers and their suppliers. Following is a summary of net production sales to such key customers as a percentage of total net production sales:

                                                              1997      1996      1995
                                                              ----      ----      ----
     Chrysler............................................     45.8%     21.3%     19.4%
     General Motors......................................      8.8%     15.4%     14.8%
     Ford................................................     18.1%     47.3%     60.3%
     Other...............................................     27.3%     16.0%      5.5%
                                                             ------    ------    ------
                                                             100.0%    100.0%    100.0%
                                                             ======    ======    ======

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)

     Accounts receivable from these customers at December 31 is as follows:

                                                                1997       1996
                                                                ----       ----
Chrysler...................................................    $17,749    $12,892
General Motors.............................................      5,202      1,949
Ford.......................................................      3,533      4,484
Other......................................................      9,537      7,325
                                                               -------    -------
                                                               $36,021    $26,650
                                                               =======    =======

5. INVENTORIES

     Inventory is comprised of the following at December 31:

                                                                 1997       1996
                                                                 ----       ----
Raw material................................................    $ 5,031    $2,821
Work in process.............................................      3,996     2,368
Finished goods..............................................      3,992     1,637
Pre-production tooling......................................      6,328       186
                                                                -------    ------
                                                                $19,347    $7,012
                                                                =======    ======

6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is comprised of the following at December 31:

Land and improvements.......................................    $ 1,414    $ 1,419
Buildings and improvements..................................     16,834     13,534
Machinery and equipment.....................................     74,120     53,705
Furniture and fixtures......................................      1,826      1,456
                                                                -------    -------
                                                                 94,194     70,114
Less accumulated depreciation...............................     31,723     29,178
                                                                -------    -------
Net carrying amount.........................................    $62,471    $40,936
                                                                =======    =======

7. SELF-INSURANCE

     Certain of the companies participate in a self-insurance pool for workers' compensation, general and automobile liability. Insurance is carried to limit self-insurance per occurrence to $250 for workers' compensation, $250 for general liability and $100 for automobile liability. Aggregate retention is established by policy year to pool total loss experience with affiliated companies. The companies provided $928, $592, and $515 in 1997, 1996, and 1995, respectively, for claims reported and claims incurred but not reported. The companies self-insurance reserves totaled $1,221 and $610 at December 31, 1997 and 1996, respectively. These amounts are included in accrued liabilities in the balance sheets.

     Certain of the companies are also self-insured for health care. Insurance is carried to limit self-insurance per occurrence to $150. The companies provided $1,633, $961, and $1,112 in 1997, 1996, and 1995, respectively, for employee group health insurance.

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)

8. BANK LINE OF CREDIT

     J&R has a $4,000 short-term secured bank line of credit, with interest at .50% above the prime rate (9.0% at December 31, 1997) due April 1998. Borrowings under the agreement amounted to $2,651 at December 31, 1997. Borrowings of up to $500 are guaranteed by Hawthorne.

     Veltri has a $5.0 million credit facility through the Export Development Corporation (EDC Facility). Funds under the EDC Facility are available only to support tooling programs. $0.0 are outstanding at December 31, 1997.

9. LONG TERM DEBT

     Long term debt consisted of the following at December 31:

                                                                1997      1996
                                                                ----      ----
HAWTHORNE:

Term note payable in quarterly installments including
  interest at 2.25% above the Eurodollar rate (8.4375% as of
  December 31, 1997) due October 2003.......................  $  8,285   $ 9,785

Acquisition Loan payable in quarterly installments including interest at 3.25% above the Eurodollar rate (9.4375% as of
  December 31, 1997) due October 2003.......................     8,214     9,643

Mortgage note payable in quarterly installments including
  interest at 2.25% above the Eurodollar rate (8.4375% as of
  December 31, 1997) due October 2011.......................     4,247     4,441

Equipment term loan with a bank, payable quarterly,
  including interest, at the Eurodollar rate plus the
  applicable margin as defined by the agreement (8.4375% as
  of December 31, 1997).....................................     3,736        --

$8,500 line of credit agreement and a swing loan agreement
  with maximum borrowings totaling the lesser of $500 and
  the amount by which the maximum line of credit exceeds the current outstanding line of credit balance. Borrowings for the line of credit and the swing loan bear interest at the
  Eurodollar rate plus 2.25% ($2,000 at 8.4375% at December
  31, 1997) and at the prime rate plus .50% ($3,368 at 9.0%
  at December 31, 1997). The loans are due in October 1999.
  On a quarterly basis, the loans provide for a commitment
  fee of 0.375% of the average amount by which the maximum
  line of credit amount exceeds the daily amount of unused
  credit and outstanding letters of credit..................     5,368        --

VELTRI GROUP:

$17,326 line of credit agreement and a swing loan agreement
  with maximum borrowings totaling the lesser of $500 and
  the amount by which the line of credit maximum exceeds the current outstanding line of credit balance. Borrowings
  under the line of credit bear interest based on the prime
  rate (ranging from 6.3% to 8.5% at December 31, 1997). The loans are due in November 1999 and provides for a
  commitment fee of 0.25% of the average daily amount of
  unused credit and outstanding letters of credit...........    12,371     8,983

Bank term note payable in quarterly installments including
  interest at 2.0% above the Eurodollar rate (6.71% as of
  December 31, 1997) due November 2003......................     8,175    10,076

Note payable to former owner of Veltri Group, due in monthly installments including interest at the prime rate (8.5% at
  December 31, 1997) commencing on March 1, 2001, due March
  2004......................................................       658       658

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)


                                                                1997      1996
                                                                ----      ----
$4,954 equipment acquisition line of credit with a bank,
  payable quarterly, including interest at the Eurodollar or prime rate plus an applicable margin, as defined in the
  agreement (8.0% at December 31, 1997).....................  $  1,800   $    --

J&R:

Term note payable to bank in monthly installments plus
  interest at 0.75% above the prime rate, (9.25% as of
  December 31, 1997), due October 2001......................       731       926

Employment obligation to former owners payable monthly
  through September 2001, discounted at 8.5%. The obligation
  is guaranteed by Hawthorne................................       945     1,196

Promissory note payable to former owners in quarterly
  installments plus interest at 2.0% above the prime rate,
  (10.5% as of December 31, 1997) due September 1999........       146       250

PSI:

Bank term note with interest at the Eurodollar or prime rate
  (8.5% at December 31, 1997), payable quarterly beginning
  March 1998 with final balance due December 2001...........     8,000        --

Equipment note payable to bank with interest at the
  Eurodollar or prime rate (8.5% at December 31, 1997),
  payable quarterly beginning March 1998 with final balance
  due December 2004.........................................     6,775        --

Promissory notes payable to shareholders with interest of
  1.0% above the prime rate (9.5% at December 31, 1997), due
  July 1998.................................................    24,500        --

$11,500 revolving note payable to bank with interest at the
  Eurodollar or prime rate (8.5% at December 31, 1997)
  expiring December 1999....................................     7,356        --
                                                              --------   -------

Total long term debt........................................  $101,307   $45,958

Less current portion........................................   (33,463)   (5,176)
                                                              --------   -------
                                                              $ 67,844   $40,782
                                                              ========   =======


     Long term debt is secured by substantially all assets of the respective companies. The bank lines of credit and term note agreements contain certain covenants, the more restrictive of which require the maintenance of leverage and debt service coverage ratios. The agreements also places limits on the purchase or sale of property and equipment, and restrict distributions of earnings to shareholders. Retained earnings in the amount of $1,050 at December 31, 1997 were restricted.

     Scheduled maturities of long term debt for the companies are as follows::

                                                               TOTAL
                                                               -----
1998........................................................  $ 33,463
1999........................................................    34,354
2000........................................................     9,710
2001........................................................    13,658
Thereafter..................................................    10,122
                                                              --------
Total.......................................................  $101,307
                                                              ========

     The companies paid interest of $3,152, $1,614 and $1,459 in 1997, 1996 and 1995, respectively, of which $0, $54 and $275 was capitalized as construction in progress in 1997, 1996 and 1995, respectively.

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)

10. EMPLOYEE BENEFIT ARRANGEMENTS

DEFINED BENEFIT PLANS

     Hawthorne has a noncontributory defined benefit retirement plan covering substantially all hourly employees. Benefits under the plan are based upon years of service multiplied by a specified amount. The companies general funding policy is to make contributions based on the plan's normal cost plus amortization of prior service costs over a period not to exceed 30 years. Plan assets are held in the Talon Group Profit Sharing Trust, which invests in various debt and equity securities.

     PSI has a noncontributory defined benefit retirement plan covering substantially all hourly employees. The plan was frozen as of June 30, 1997 and is expected to be terminated in 1998. All benefits under this plan are expected to be distributed to participants by June 30, 1998.

     The following table sets forth the funded status of the plans as of December 31:

                                                               1997     1996     1995
                                                               ----     ----     ----
Actuarial present value of benefit obligation:
Accumulated and projected benefit obligation, including
  vested benefits of $4,389 in 1997 and $1,899 in 1996......  $4,624   $2,072   $1,979
Plan assets at fair market value............................   3,753    1,714    1,599
                                                              ------   ------   ------
Unfunded projected benefit obligation.......................     871      358      380
Unrecognized net gain (loss) from past experience different
  from that assumed.........................................     146      150      (15)
Unrecognized transition amount at the beginning of the year
  resulting from initial application of SFAS No. 87.........      44       49       55
Unrecognized prior service cost.............................    (184)    (161)     (34)
                                                              ------   ------   ------
Accrued pension cost........................................  $  877   $  396   $  386
                                                              ======   ======   ======
Net pension expense includes the following components:
Service cost--benefits earned during the year...............  $   93   $   85   $   65
Interest cost on projected benefit obligation...............     154      148      138
Actual return on plan assets................................    (363)    (121)    (231)
Net amortization and deferral...............................     221      (14)     108
                                                              ------   ------   ------
Pension expense.............................................  $  105   $   98   $   80
                                                              ======   ======   ======

     The weighted average discount rate used to determine the actuarial present value of the projected benefit obligations was 7.5% in 1997 and 1996, and 7.25% in 1995. The expected long-term rate of return on plan assets was 8.5% in 1997, 1996 and 1995.

PROFIT SHARING PLAN


     Hawthorne, J&R and Talon have defined contribution profit sharing plans covering substantially all salaried employees. The Plans allow eligible employees to make voluntary, tax-deferred contributions up to 7.5% of compensation not to exceed statutory limits. The companies match up to 50% of the employees' contributions, limited to $200 dollars annually per participant. Additionally, the Plans provide for discretionary employer contributions as determined by the applicable Board of Directors. Employer contributions to the plans amounted to $115, $147 and $106 in 1997, 1996 and 1995, respectively.

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)

DEFERRED COMPENSATION


     Effective January 1, 1997, Talon has agreements with certain key employees, which provide for deferred compensation benefits based on increases in the value of the companies, as defined, through December 31, 1996 and based on a percentage of shareholder distributions, as defined, made during 1997 and thereafter. The companies accrue deferred compensation as amounts are allocated to the accounts of participants under the terms of the agreement. Balances in the participants accounts are subject to forfeiture of 33% per year during 1998 and 1999 in the event of the employee's voluntary termination or termination for cause. Amounts allocated to accounts in 1998 and thereafter are vested after three years. Vesting of the 1998 allocation will be accelerated in the case of a bond offering subject to a forfeiture of 33% percent per year during 1999 and 2000. Deferred compensation expense charged to operations amounted to $1,343 in 1997 (none in 1996 and 1995). Deferred compensation amounting to $1,359 is expected to be incurred in 1998 in connection with the distribution to shareholders expected to be made in April 1998 (See Note 17).



11. EQUITY OWNERSHIP PLAN



     Under the equity ownership plan, the Company provides the opportunity for certain executive employees to be granted the right to purchase shares of the Company's common stock at pre-determined prices. These rights to purchase stock are hereby referred to as "stock options" for purposes of this footnote.



     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.



     The employee stock options are subject to certain vesting periods and employment requirements. All options begin vesting on January 1, 1999, become fully vested and exercisable on January 2, 2003, and expire on January 1, 2018.



     Pro forma information regarding net income is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the minimal value method for non-public companies with the following weighted-average assumptions; risk-free interest rate of 6.0%, dividend yield of 0.0%, and a weighted-average expected life of the options of 7 years.



     For the purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:



                                                              1997     1996
                                                              ----     ----
Pro forma net income........................................  $782    $2,269



     The Company granted options to purchase up to 24,601 shares of the Company's common stock on December 31, 1996, and these options remained in effect as of December 31, 1997. As of December 31, 1997 and 1996 no options had been exercised. The weighted average fair value of the options granted on December 31, 1996 was $3.40 per share. The weighted average exercise price of the options at December 31, 1997 ranged from $206 to $288 per share.

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)

12. INCOME TAXES

     The Shareholders of the companies, except the Canadian subsidiaries, have elected under the provisions of the Internal Revenue Code to be treated as S Corporations. As a result, the taxable income of these companies is included in the taxable income of the individual shareholders, and no provision for federal income taxes has been included in the statement of income. At December 31, 1997 the carrying amount of the companies' net assets exceeded the tax basis by $5,452. The Canadian subsidiaries are subject to Canadian income tax.

     The components of the provision for income taxes is as follows:

                                                                      1997     1996   1995
                                                                      ----     ----   ----
       Current...................................................    $  143    $--     $--
       Deferred..................................................     1,182     94     --
                                                                     ------    ---     --
                                                                     $1,325    $94     $--
                                                                     ======    ===     ==

     The components of deferred income taxes is as follows:

                                                                        DECEMBER 31,
                                                                       ---------------
                                                                        1997     1996
                                                                        ----     ----
       Liabilities:
         Depreciation..............................................    $1,585   $1,393
         Other.....................................................       176      100
                                                                       ------   ------
                                                                        1,761    1,493
       Assets:
         Loss carry forward........................................       246    1,029
         Product warranty..........................................       146      189
         Other.....................................................         5       --
                                                                       ------   ------
                                                                          397    1,218
                                                                       ------   ------
       Net deferred tax liability..................................    $1,364   $  275
                                                                       ======   ======

     The reconciliation of income taxes computed at the statutory tax rates and the provision for income taxes is as follows:

                                                                   1997     1996    1995
                                                                   ----     ----    ----
       Taxes at statutory rates...............................    $  997    $ 850   $ 972
       Income not subject to corporate tax....................        (4)    (846)   (972)
       Effect of foreign tax..................................       152       --      --
       Non-deductible items...................................       121       90      --
       Other..................................................        59       --      --
                                                                  ------    -----   -----
                                                                  $1,325    $  94   $  --
                                                                  ======    =====   =====

     Veltri Group had income tax loss carry forwards of approximately $690 at December 31, 1997, which expire in 2001.

     Veltri Group paid income taxes of $94 and $183 in 1997 and 1996.

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)

13. CAPITAL STRUCTURE

     The capitalization of the companies as of December 31, 1997 is as follows:


                                       CLASS A -- VOTING       CLASS B -- NON-VOTING
                                      -------------------      ---------------------      PAID-IN
             COMPANY                  SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL      TOTAL
             -------                  ------       ------       ------       ------       -------      -----
Hawthorne.........................     50,000       $ 50        50,000        $ 50        $  400       $  500
J&R...............................     50,000        275        50,000         275            --          550
PSI...............................    100,000        100            --          --           900        1,000
Talon.............................         --         --            --          --           113          113
Veltri Group......................    100,000        500            --          --            --          500
                                      -------       ----       -------        ----        ------       ------
     Total........................    300,000       $925       100,000        $325        $1,413       $2,663
                                      =======       ====       =======        ====        ======       ======



14. COMMITMENTS AND CONTINGENCIES



     The companies lease certain warehouse space, automobiles, trucks and trailers and machinery and equipment under operating and capital leases expiring on various dates through December 1, 2002. As of December 31, 1997, minimum lease rental payments due under these leases are as follows:


                                                                      OPERATING    CAPITAL
                                                                      ---------    -------
       1998.......................................................     $2,394      $ 1,080
       1999.......................................................      2,006          779
       2000.......................................................      1,012          665
       2001.......................................................        710          502
       Thereafter.................................................        495        1,357
                                                                       ------      -------
            Total minimum lease payments..........................     $6,617      $ 4,383
                                                                       ======
       Amount representing interest...............................                  (1,026)
                                                                                   -------
       Present value of net minimum lease payments................                 $ 3,357
                                                                                   =======

     The companies incurred rent expense for all operating leases of $1,565, $874 and $617 in 1997, 1996 and 1995, respectively. The companies had outstanding letters of credit amounting to $1,615 and $1,075 in 1997 and 1996, respectively.


15. RELATED PARTY TRANSACTIONS


     The companies have a business services agreement with Talon L.L.C., an affiliated company owned by the Shareholders, under which the companies receive services of risk management, benefits management, tax preparation and other services from Talon L.L.C. Fees incurred under the agreement aggregated $1,150, $850 and $717 in 1997, 1996 and 1995, respectively.

     The Company provides certain consulting and administrative services to G&L Industries, Inc., an affiliate of the Company, beneficially owned and controlled by the shareholders. The Company received fees of approximately $1,600, $1,950 and $1,700 in 1997, 1996 and 1995, respectively for such services which are included as an offset against selling, general and administrative expenses.

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)


16. FOREIGN OPERATIONS


     The operations of Veltri Group are conducted in Canada. Information with respect to such foreign operations, since the acquisition in November 1996, are as follows:


                                                               1997       1996
                                                               ----       ----
As of December 31:
  Current assets............................................  $25,886    $21,226
  Non-current assets........................................   26,937     24,787
  Current liabilities.......................................   17,546     17,032
  Non-current liabilities...................................   33,727     28,639
For the period ended December 31:
  Net sales.................................................   75,710     11,808
  Gross profit..............................................   13,813      2,018
  Net income (loss).........................................    1,362        (83)



     The Veltri Group (consisting of Veltri Metal Products Co., Veltri Holdings, Inc. and Veltri Holdings USA, Inc.) has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal, premium, if any, and interest with respect to the Company's issue of senior subordinated indebtedness (see Note 18). Management does not believe that separate financial statements of Veltri Group are material to investors. Therefore, separate financial statements and other disclosures concerning the members Veltri Group have not presented.



17. SUBSEQUENT EVENTS -- REORGANIZATION, REFINANCING AND SHAREHOLDER
DISTRIBUTION



     The companies were reorganized on April 28, 1998, in connection with the issue of senior subordinated indebtedness in the amount of $120,000. A special distribution aggregating $10,000 was made concurrent with the debt placement, and deferred compensation amounting to $1,359 was incurred in connection with the distribution to shareholders.



     To effect the reorganization, Hawthorne and J&R merged with and into PSI, and PSI changed its name to Talon Automotive Group, Inc. ("TAG, Inc."). Immediately thereafter, Talon, which was owned by Hawthorne and J&R, then merged with and into PSI.



     Simultaneously, VS Holdings No. 2 Inc. sold its 1% interest in Veltri Metal Products Co. back to such company. VS Holdings No. 2 Inc. then merged with and into VS Holdings, Inc., which owned all of the remaining outstanding stock of Veltri Metal Products Co., such that Veltri Metal Products Co. became a wholly owned subsidiary of VS Holdings, Inc. The shareholders of VS Holdings, Inc. then exchanged their shares in VS Holdings, Inc. for shares in TAG, Inc., and VS Holdings, Inc. thereupon became a wholly owned subsidiary of TAG, Inc. Accordingly, Veltri Metal Products Co. is an indirect, wholly owned subsidiary of TAG, Inc.



     Also, immediately thereafter, the shareholders of Veltri Holdings USA, Inc. exchanged their shares in Veltri Holdings USA, Inc. for shares in TAG, Inc., and Veltri Holdings USA, Inc. also became a wholly owned subsidiary of TAG, Inc. The reorganization was accounted for retroactively as if it were a pooling of interest with no change made to the carrying bases of the assets and liabilities of the combined entities.



     The equity ownership agreements of the companies (See Note 11) were restated such that the resultant stock options in TAG, Inc. were equivalent to those currently existing in each of the affiliated companies. The deferred compensation agreements of the companies (See Note 10) were amended to discontinue further allocations of deferred compensation to participants except for one participant who may earn up to $300, as

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)

defined in an agreement. The period, if and when this amount is earned, is currently undeterminable. When determined this amount will be recorded when earned.


     Subsequent to December 31, 1997, the Company made a $1,500 non-cash dividend to the shareholders by distributing amounts due from an affiliate.

                             TALON AUTOMOTIVE GROUP

              CONDENSED COMBINED INTERIM STATEMENTS OF OPERATIONS

                                                                QUARTER ENDED
                                                                  APRIL 4,
                                                              -----------------
                                                               1998      1997
                                                               ----      ----
                                                                  UNAUDITED
                                                               (IN THOUSANDS)
Net sales...................................................  $71,071   $45,349
Cost of sales...............................................   59,918    38,036
                                                              -------   -------
  Gross profit..............................................   11,153     7,313
Selling, general & administrative expenses..................    6,752     4,328
                                                              -------   -------
Income from operations......................................    4,401     2,985
Other expenses (income)
  Other income..............................................     (186)       --
  Interest..................................................    2,390     1,050
  Foreign currency..........................................      142      (218)
                                                              -------   -------
Income before income taxes..................................    2,055     2,153
Provision for income taxes..................................      771       697
                                                              -------   -------
Net income..................................................  $ 1,284   $ 1,456
                                                              =======   =======

                            See accompanying notes.

                             TALON AUTOMOTIVE GROUP

                   CONDENSED COMBINED INTERIM BALANCE SHEETS

                                                                      APRIL 4,
                                                                --------------------
                                                                  1998        1997
                                                                  ----        ----
                                                                     UNAUDITED
                                                                   (IN THOUSANDS)
                            ASSETS
CURRENT ASSETS
Cash........................................................    $  7,046    $      0
Accounts receivable, less allowance of $267 ($243 in
  1997).....................................................      36,505      35,178
Inventories.................................................      21,165      32,534
Prepaid expenses............................................       4,303       2,048
                                                                --------    --------
     Total current assets...................................      69,019      69,760
Property, plant and equipment...............................      95,407      73,140
Less accumulated depreciation...............................      33,824      30,434
                                                                --------    --------
Net property, plant and equipment...........................      61,583      42,706
Goodwill, less amortization of $505 ($156 in 1997)..........      42,815      11,439
Deferred financing costs, less amortization of $227 ($53 in
  1997).....................................................         643         633
Other assets................................................         526         351
                                                                --------    --------
                                                                $174,586    $124,889
                                                                ========    ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Bank line of credit.........................................    $  2,634    $  2,699
Accounts payable............................................      37,273      28,077
Accrued liabilities.........................................      12,229       7,837
Deferred tooling revenue....................................       1,444      20,559
Current portion of capital leases...........................         746         342
Current portion of long term debt...........................      33,871       3,929
                                                                --------    --------
     Total current liabilities..............................      88,197      63,443
Long term debt..............................................      66,659      44,388
Capital leases..............................................       2,549         757
Other liabilities...........................................         314         186
Deferred income taxes.......................................       1,621         638
SHAREHOLDER'S EQUITY
Common stock................................................       1,250       1,150
Paid in capital.............................................       1,412         537
Retained earnings...........................................      12,977      14,059
Accumulated translation adjustment..........................        (393)       (269)
                                                                --------    --------
                                                                  15,246      15,477
                                                                --------    --------
                                                                $174,586    $124,889
                                                                ========    ========

                            See accompanying notes.

                             TALON AUTOMOTIVE GROUP

              CONDENSED COMBINED INTERIM STATEMENTS OF CASH FLOWS

                                                                QUARTER ENDED
                                                                   APRIL 4,
                                                              ------------------
                                                               1998       1997
                                                               ----       ----
                                                                  UNAUDITED
                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $ 1,284   $  1,456
Adjustments to reconcile net income to cash provided by
  operating activities:
  Depreciation and amortization.............................    2,705      1,381
  Deferred income taxes.....................................      257        379
  Gain on sale of assets....................................     (186)        --
Change in operating assets and liabilities:
  Accounts receivable.......................................     (538)    (7,797)
  Inventories...............................................   (1,818)   (25,521)
  Prepaids..................................................   (1,887)       112
  Other assets..............................................      150        564
  Accounts payable..........................................    6,599      9,739
  Accrued liabilities.......................................    2,758      2,139
  Other liabilities.........................................       21     17,611
                                                              -------   --------
Net cash provided by operating activities...................    9,344         63

INVESTING ACTIVITIES
Additions to property and equipment.........................   (1,588)    (3,018)
Proceeds from sale of equipment.............................      315         --
                                                              -------   --------
Net cash used in investing activities.......................   (1,273)    (3,018)

FINANCING ACTIVITIES
Net increase (decrease) in short term borrowings............      (21)       346
Proceeds from long term debt................................       --      3,170
Payments on long term debt..................................   (1,599)      (983)
Distributions to shareholders...............................     (475)      (475)
                                                              -------   --------
Net cash provided by financing activities...................   (2,095)     2,058
Translation adjustment......................................     (164)      (193)

NET INCREASE IN CASH........................................    5,812     (1,090)
Cash as of beginning of the period..........................    1,234      1,090
                                                              -------   --------
Cash at end of period.......................................  $ 7,046   $      0
                                                              =======   ========

                            See accompanying notes.

                             TALON AUTOMOTIVE GROUP

                      CONDENSED COMBINED INTERIM STATEMENT
                       OF CHANGES IN SHAREHOLDERS' EQUITY


                                                            QUARTER ENDED APRIL 4, 1997
                                        -------------------------------------------------------------------
                                                                     UNAUDITED
                                                                  (IN THOUSANDS)

                                                                      ACCUMULATED
                                        COMMON   PAID-IN   RETAINED   TRANSLATION             COMPREHENSIVE
                                        STOCK    CAPITAL   EARNINGS   ADJUSTMENT     TOTAL       INCOME
                                        ------   -------   --------   -----------    -----    -------------
Beginning balance at January 1,
  1997................................  $1,150   $  537    $13,078       $ (76)     $14,689
Comprehensive income
  Net income..........................                       1,456                    1,456       1,456
  Other comprehensive income
     Foreign currency translation
       adjustments....................                                    (193)        (193)       (193)
     Tax benefit......................                                                               69
                                                                                                 ------
Comprehensive income..................                                                           $1,332
                                                                                                 ======
Distribution to shareholders..........                        (475)                    (475)
                                        ------   ------    -------       -----      -------
Ending balance at April 4, 1997.......  $1,150   $  537    $14,059       $(269)     $15,477
                                        ======   ======    =======       =====      =======



                                                            QUARTER ENDED APRIL 4, 1998
                                        -------------------------------------------------------------------
                                                                     UNAUDITED
                                                                   (IN THOUSANDS)

                                                                      ACCUMULATED
                                        COMMON   PAID-IN   RETAINED   TRANSLATION             COMPREHENSIVE
                                        STOCK    CAPITAL   EARNINGS   ADJUSTMENT     TOTAL       INCOME
                                        ------   -------   --------   -----------    -----    -------------
Beginning balance at January 1,
  1998................................  $1,250   $1,412    $12,168       $(230)     $14,600
Comprehensive income
  Net income..........................                       1,284                    1,284       1,284
  Other comprehensive income
     Foreign currency translation
       adjustments....................                                    (163)        (163)       (163)
     Tax benefit......................                                                               65
                                                                                                 ------
Comprehensive income..................                                                           $1,186
                                                                                                 ======
Distribution to shareholders..........                        (475)                    (475)
                                        ------   ------    -------       -----      -------
Ending balance at April 4, 1998.......  $1,250   $1,412    $12,977       $(393)     $15,246
                                        ======   ======    =======       =====      =======


                            See accompanying notes.

                             TALON AUTOMOTIVE GROUP

            NOTES TO CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION


     The combined financial statements include the accounts of Talon Automotive Group, LLC ("Talon"), Hawthorne Metal Products Company ("Hawthorne"), J&R Manufacturing, Inc. ("J&R"), Veltri Metal Products Co. Veltri Holdings, Inc., Veltri Holdings No. 2 Inc., Veltri Holdings USA, Inc. (collectively, the "Veltri Group") and Production Stamping, Inc. ("PSI"). Veltri Metal Products Co., Veltri Holdings, Inc. and Veltri Holdings USA, Inc. are collectively referred to as the "Veltri Group" in these notes. The companies are affiliated through common ownership and are referred to herein collectively as the "Company". All significant intercompany transactions and account balances have been eliminated in combination.


     The quarter ended April 4, 1998 consists of 94 days and is consistent with the prior year. The Company reports quarterly financial information in thirteen-week increments and ends each respective quarter on the Saturday following the thirteenth week with the fiscal year ending December 31.

     The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended April 4, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the combined financial statements and footnotes thereto included in the Company's annual financial statements included elsewhere herein.


2. EFFECT OF ACCOUNTING PRONOUNCEMENTS



     In 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 is effective for fiscal years beginning after December 15, 1997. The Company has elected to adopt the requirements of these Standards effective December 31, 1997.



     In 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosure about Segments of an Enterprise and Related Information. The Statement supersedes Statement 14 and establishes standards for the way public business enterprises report selected information about operating segments in annual reports and interim financial reports issued to debtholders. Statement 131 is effective for fiscal years beginning after December 15, 1997. The Company is currently evaluating the proposed requirements of the Standard and has not determined the impact of the Standard, if any.


3. INVENTORIES

     Inventory is comprised of the following at April 4:

                                                                      1998       1997
                                                                      ----       ----
                                                                         UNAUDITED
       Raw material................................................  $ 5,861    $ 4,257
       Work in process.............................................    3,139      1,875
       Finished goods..............................................    4,676      2,156
       Pre-production tooling......................................    7,489     24,245
                                                                     -------    -------
       Total Inventory.............................................  $21,165    $32,534
                                                                     =======    =======

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)

4. COMMITMENTS AND CONTINGENCIES

     As of April 4, 1998, there were no significant changes to the status of commitments and contingencies presented in the footnotes to the financial statements for the fiscal year ended December 31, 1997.

5. SUBSEQUENT EVENTS


     The companies were reorganized on April 28, 1998, in connection with the issue of senior subordinated indebtedness in the amount of $120,000. A special distribution aggregating $10,000 was made concurrent with the debt placement, and deferred compensation amounting to $1,359 was incurred in connection with the distribution to shareholders.



     To effect the reorganization, Hawthorne and J&R merged with and into PSI and PSI changed its name to Talon Automotive Group, Inc. ("TAG, Inc."). Immediately thereafter, Talon, which was owned by Hawthorne and J&R, then merged with and into PSI.



     Simultaneously, VS Holdings No. 2 Inc. sold its 1% interest in Veltri Metal Products Co. back to such company. VS Holdings No. 2 Inc. then merged with and into VS Holdings, Inc., which owned all of the remaining outstanding stock of Veltri Metal Products Co., such that Veltri Metal Products Co. became a wholly owned subsidiary of VS Holdings, Inc. The shareholders of VS Holdings, Inc. then exchanged their shares in VS Holdings, Inc. for shares in TAG, Inc., and VS Holdings, Inc. thereupon became a wholly owned subsidiary of TAG, Inc. Accordingly, Veltri Metal Products Co. is an indirect, wholly owned subsidiary of TAG, Inc.



     Also, immediately thereafter, the shareholders of Veltri Holdings, USA, Inc. exchanged their shares in Veltri Holdings, USA, Inc. for shares in TAG, Inc., and Veltri Holdings, USA, Inc. also became a wholly owned subsidiary of TAG, Inc. The reorganization was accounted for retroactively as if it were a pooling of interest with no change made to the carrying bases of the assets and liabilities of the combined entities.



     On April 28, 1998, the Company also completed a refinancing. Concurrently with the refinancing, the Company retired substantially all existing long-term debt and recorded a $553 extraordinary loss, net of a $122 tax benefit, on the early extinguishment of debt.


     The equity ownership agreements of the companies were restated such that the resultant stock options in TAG, Inc. were equivalent to those currently existing in each of the affiliated companies. The deferred compensation agreements of the companies were amended to suspend further allocations of deferred compensation to participants.


     The Veltri Group, consisting of Veltri Metal Products Co., Veltri Holdings, Inc. as Veltri Holdings USA, Inc., have fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal, premium, if any, and interest with respect to the issue of senior subordinated indebtedness. Management does not believe that separate financial statements of each of the members of the Veltri Group are material to

                             TALON AUTOMOTIVE GROUP

                                 (IN THOUSANDS)


investors. Therefore, separate financial statements and other disclosure concerning the members of the Veltri Group have been omitted. Supplemental financial information for the Veltri Group is as follows:



                                                                        UNAUDITED
                                                                     1998      1997
                                                                     ----      ----
       As of April 4:
         Current assets...........................................  $31,240    45,266
         Non-current assets.......................................   26,920    24,375
         Current liabilities......................................   22,229    37,881
         Non-current liabilities..................................   33,455    30,492
       For the quarter period ended April 4:
         Net sales................................................   27,427    23,350
         Gross profit.............................................    5,440     4,466
         Net income...............................................    1,091     1,117


     The companies have a business services agreement with Talon L.L.C., an affiliated company owned by the Shareholders. Total fees incurred under this agreement were $287 for the quarters ended April 4, 1998 and 1997. Effective April 1, 1998, fees under this agreement were reduced from $1,150 to $500 per year.

     The Company also provides certain consulting and administrative services to G&L Industries, Inc., an affiliate of the Company. Total fees received under this agreement were $125 for the quarters ended April 4, 1998 and 1997. Effective May 1, 1998, fees under this consulting agreement were reduced from $500 to $450 per year.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Production Stamping, Inc.

     We have audited the accompanying balance sheets of Production Stamping, Inc. as of June 30, 1997 and 1996 and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Production Stamping, Inc. as of June 30, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Detroit, Michigan
March 20, 1998

                           PRODUCTION STAMPING, INC.

                            STATEMENTS OF OPERATIONS

                                                                               JULY 1, 1997    JULY 1, 1996
                                             YEAR ENDED JUNE 30,                    TO              TO
                                  -----------------------------------------    DECEMBER 7,     DECEMBER 31,
                                     1997           1996           1995            1997            1996
                                     ----           ----           ----        ------------    ------------
                                                                               (UNAUDITED)     (UNAUDITED)
Net sales.....................    $72,032,412    $68,839,438    $69,593,662    $32,015,243     $33,315,411
Cost of sales.................     61,857,664     62,358,188     65,961,624     28,222,225      28,354,360
                                  -----------    -----------    -----------    -----------     -----------
  Gross profit................     10,174,748      6,481,250      3,632,038      3,793,018       4,961,051
General and administrative
  expenses....................      7,218,595      4,019,094      3,545,403      3,502,131       4,029,639
                                  -----------    -----------    -----------    -----------     -----------
  Income (loss) from
     operations...............      2,956,153      2,462,156         86,635        290,887         931,412
Other income (expense):
  Interest expense............     (1,136,342)    (1,244,822)    (1,080,143)      (703,025)       (601,652)
  Other income................        643,620        211,463        406,865         25,441           8,250
                                  -----------    -----------    -----------    -----------     -----------
Income (loss) before income
  taxes and cumulative effect
  of change in accounting
  principle...................      2,463,431      1,428,797       (586,643)      (386,697)        338,010
Provision for income taxes:
  Current.....................        550,000        380,000         10,000          5,957         123,000
  Deferred....................        309,771        220,068       (295,322)       185,090              --
                                  -----------    -----------    -----------    -----------     -----------
                                      859,771        600,068       (285,322)       191,047         123,000
Income before cumulative
  effect of change in
  accounting principle........      1,603,660        828,729       (301,321)      (577,744)        215,010
Cumulative effect of change in
  accounting principle, net of
  income tax of $96,000.......             --             --        187,255             --              --
                                  -----------    -----------    -----------    -----------     -----------
Net income (loss).............    $ 1,603,660    $   828,729    $  (114,066)   $  (577,744)    $   215,010
                                  ===========    ===========    ===========    ===========     ===========

                            See accompanying notes.

                           PRODUCTION STAMPING, INC.

                                 BALANCE SHEETS

                                                                      JUNE 30,
                                                              -------------------------
                                                                 1997          1996
                                                                 ----          ----
                           ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $     4,186   $     2,699
  Accounts receivable:
     Trade..................................................    7,557,809     7,700,733
     Related party..........................................      316,093       142,354
  Inventories...............................................    5,410,885     4,019,647
  Prepaid expenses..........................................      337,725        89,865
  Notes and accounts receivable from officers...............       66,918        98,564
  Deferred income taxes.....................................      481,483       453,253
                                                              -----------   -----------
       Total current assets.................................   14,175,099    12,507,115
Property and equipment, net.................................   15,214,640    12,973,416
Other assets................................................       47,176        41,223
                                                              -----------   -----------
                                                              $29,436,915   $25,521,754
                                                              ===========   ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank line of credit.......................................  $ 6,211,508   $ 6,134,576
  Accounts payable..........................................   12,538,176    10,682,724
  Accrued liabilities.......................................    1,067,671     1,285,692
  Current portion of long term debt.........................    1,231,593       907,831
  Current portion of capital leases.........................      176,902       163,299
                                                              -----------   -----------
       Total current liabilities............................   21,225,850    19,174,122
Long term debt..............................................    2,856,898     2,617,294
Capital leases..............................................      158,127       211,560
Deferred income taxes.......................................      544,000       206,000
Other liabilities...........................................       11,502       245,900

STOCKHOLDERS' EQUITY
Common stock, $1 par value, 50,000 shares authorized, 30,000
  shares issued and outstanding.............................       30,000        30,000
Paid-in-capital.............................................      522,944       522,944
Retained earnings...........................................    4,087,594     2,513,934
                                                              -----------   -----------
                                                                4,640,538     3,066,878
                                                              -----------   -----------
                                                              $29,436,915   $25,521,754
                                                              ===========   ===========

                            See accompanying notes.

                           PRODUCTION STAMPING, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                COMMON STOCK
                                              -----------------    PAID-IN      RETAINED
                                              SHARES    AMOUNT     CAPITAL      EARNINGS       TOTAL
                                              ------    ------     -------      --------       -----
Balance at June 30, 1994..................    30,000    $30,000    $522,944    $1,829,271    $2,382,215
Net loss..................................                                       (114,066)     (114,066)
                                              ------    -------    --------    ----------    ----------
Balance at June 30, 1995..................    30,000     30,000     522,944     1,715,205     2,268,149
Dividend..................................                                        (30,000)      (30,000)
Net income................................                                        828,729       828,729
                                              ------    -------    --------    ----------    ----------
Balance at June 30, 1996..................    30,000     30,000     522,944     2,513,934     3,066,878
Dividend..................................                                        (30,000)      (30,000)
Net income................................                                      1,603,660     1,603,660
                                              ------    -------    --------    ----------    ----------
Balance at June 30, 1997..................    30,000    $30,000    $522,944    $4,087,594    $4,640,538
                                              ======    =======    ========    ==========    ==========

                            See accompanying notes.

                           PRODUCTION STAMPING, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                       CONDENSED
                                                                             ------------------------------
                                                                             JULY 1, 1997     JULY 1, 1996
                                           YEAR ENDED JUNE 30,                    TO               TO
                                -----------------------------------------     DECEMBER 7,     DECEMBER 31,
                                   1997           1996           1995            1997             1996
                                   ----           ----           ----        ------------     ------------
                                                                              (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).............  $ 1,603,660    $   828,729    $  (114,066)    $  (577,744)     $   215,010
Adjustments to reconcile net
  income to net cash provided
  by (used in) operating
  activities:
  Depreciation................    3,364,549      3,000,058      2,126,842
  Gain on disposal of property
     and equipment............     (354,427)       (43,197)       (29,334)
  Deferred taxes..............      309,770        220,069       (295,322)
Change in operating assets and
  liabilities:
  Accounts and notes
     receivable...............          831        854,185     (2,608,000)
  Inventories.................   (1,391,238)       471,619       (254,478)
  Prepaid expenses............     (247,860)        (7,510)        31,123
  Other assets................       (5,953)        (5,923)        21,698
  Accounts payable............    1,855,452       (878,883)     3,496,756
  Accrued liabilities.........     (218,023)       386,047        128,134
  Other liabilities...........     (234,398)        12,311         32,035
                                -----------    -----------    -----------     -----------      -----------
Net cash provided by (used in)
  operating activities........    4,682,363      4,837,505      2,535,388      (4,194,600)       1,923,051
INVESTING ACTIVITIES
  Purchase of property and
     equipment................   (5,605,844)    (4,856,749)    (4,528,906)     (3,086,949)      (2,352,981)
  Proceeds from the sale of
     property and equipment...      354,500        105,202         53,500          76,961
                                -----------    -----------    -----------     -----------      -----------
Net cash used in investing
  activities..................   (5,251,344)    (4,751,547)    (4,475,406)     (3,009,988)      (2,352,981)
FINANCING ACTIVITIES
  Net borrowings (payments) on
     line of credit...........       76,932     (1,009,800)     2,311,529       5,992,650         (304,479)
  Issuance of term debt.......    4,861,007      1,531,295      1,163,816       1,869,470          714,044
  Repayment of term debt......   (4,337,471)      (768,986)    (1,619,277)       (495,734)      (1,903,038)
  Dividend....................      (30,000)       (30,000)       (15,000)
                                -----------    -----------    -----------     -----------      -----------
Net cash provided by (used in)
  financing activities........      570,468       (277,491)     1,841,068       7,204,295       (1,493,473)
                                -----------    -----------    -----------     -----------      -----------
NET INCREASE (DECREASE) IN
  CASH AND EQUIVALENTS........        1,487       (191,533)       (98,950)           (293)            (176)
Cash and equivalents at
  beginning of year...........        2,699        194,232        293,182           4,186            2,699
                                -----------    -----------    -----------     -----------      -----------
Cash and equivalents at end of
  year........................  $     4,186    $     2,699    $   194,232     $     3,893      $     2,523
                                ===========    ===========    ===========     ===========      ===========
SUPPLEMENTAL CASH FLOW
  INFORMATION
Interest paid.................  $ 1,142,825    $ 1,258,886    $ 1,033,691
                                ===========    ===========    ===========
Income taxes paid.............  $   865,123    $   373,567    $   148,091
                                ===========    ===========    ===========


                            See accompanying notes.

                           PRODUCTION STAMPING, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Production Stamping, Inc. is a manufacturer of metal stampings with production facilities located in New Baltimore and Oxford, Michigan. The company's primary customer is General Motors Corporation.


BASIS OF PRESENTATION



     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month periods ended December 31, 1997 and 1996 are not necessarily indicative of the results that may be expected for a similar period ending December 31, 1998. For further information, refer to the combined financial statements of Talon Automotive Group and footnotes thereto included elsewhere herein.


CASH AND CASH EQUIVALENTS

     The company considers all short term investments with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost or market (first-in, first-out method), except for tooling in progress, which is determined on a specific identification basis.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are determined by the straight-line method over the following estimated useful lives:

Machinery and equipment.....................................    3 - 20
Forklifts and shop vehicles.................................    1 -  7
Vehicles....................................................    3 -  8
Furniture and fixtures......................................    5 -  8
Leasehold improvements......................................    3 - 40
Tools, dies and fixtures....................................    3 - 10

REVENUE RECOGNITION

     Revenue from sales is recorded upon shipment of product to the customer. The companies recognize revenue with respect to pre-production tooling contracts on the completed contract basis. Provisions are made for losses in the year in which the losses are first determinable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value. The fair value of the Company's bank line of credit and long term debt approximates the reported amounts at June 30, 1997 since their respective interest rates approximate the June 30, 1997 market rates for similar debt instruments.

                           PRODUCTION STAMPING, INC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. ACCOUNTS RECEIVABLE

     The allowance for doubtful accounts was $38,688 and $1,688 at June 30, 1997 and 1996, respectively.

3. NOTES AND ACCOUNTS RECEIVABLE -- OFFICERS

                                                                1997       1996
                                                                ----       ----
Note receivable from officer/stockholder, payable in
  monthly installments of $1,245 including interest at 10%,
  due in 1997..............................................    $ 6,073    $19,659
Note receivable from officer/stockholder, payable in
  monthly installments of $804 including interest at 9%,
  due in 1998..............................................      9,202     17,616
Loan from officer, payable in weekly installments of $200
  with no interest, due in 1998............................     31,643     41,289
Loan from officer, due on demand with no interest..........     20,000     20,000
                                                               -------    -------
                                                               $66,918    $98,564
                                                               =======    =======

4. INVENTORIES

     Inventories consist of the following at June 30:

                                                             1997          1996
                                                             ----          ----
Raw material and supplies.............................    $2,324,869    $1,390,611
Work-in-process.......................................       644,300       743,758
Finished goods........................................     1,495,389     1,319,515
Tooling in progress...................................       946,327       565,763
                                                          ----------    ----------
                                                          $5,410,885    $4,019,647
                                                          ==========    ==========

     In 1995, the Company changed its method of accounting for supplies and packaging inventories. The Company previously expensed supplies and packaging materials as they were purchased.

                           PRODUCTION STAMPING, INC.

5. PROPERTY AND EQUIPMENT

     Property, plant and equipment consists of the following at June 30:

                                                          1997            1996
                                                          ----            ----
Property and equipment:
  Machinery and equipment.........................    $ 20,774,817    $ 17,111,495
  Forklifts and shop vehicles.....................         593,896         589,184
  Tools, dies and fixtures........................       2,235,846       1,692,488
  Leasehold improvements..........................       3,278,794       2,816,075
  Office furniture and fixtures...................       1,700,606       1,311,871
  Vehicles........................................          36,687          70,791
  Construction in progress........................         786,776         871,150
  Property under capital leases...................         682,833         512,246
                                                      ------------    ------------
                                                        30,090,255      24,975,300
  Less: accumulated depreciation and
     amortization.................................     (14,875,615)    (12,001,884)
                                                      ------------    ------------
                                                      $ 15,214,640    $ 12,973,416
                                                      ============    ============

6. BANK LINE OF CREDIT

     The Company's bank line of credit, which has a balance of $6,211,508 as of June 30, 1997, provides for a maximum borrowing base of the lesser of (A) $13,500,000 or (B) 85% of eligible accounts receivable plus 60% of the eligible inventories (capping at $2,225,000), plus an additional borrowing base that fluctuates during the year. The line of credit bears interest at 0.50% over prime, and is secured by substantially all assets of the Company.

     The line of credit agreement requires the company to maintain specified current and long term debt to net worth ratios, and a minimum net worth. The Company is in compliance with all covenants as of June 30, 1997.

7. LONG TERM DEBT

                                                                 1997          1996
                                                                 ----          ----
Note payable in monthly installments of $82,452 plus
  interest at 0.75% over prime (9.25% at June 30, 1997),
  secured by equipment, due in 2000.........................  $ 3,113,870   $       --
Note payable in monthly installments of $12,561 plus
  interest at 0.75% over prime (9.25% at June 30, 1997),
  secured by equipment, due in 2001.........................      475,871           --
Note payable in monthly installments of $8,313 plus interest at 0.75% over prime (9.25% at June 30, 1997), secured by
  equipment, due in 2002....................................      498,750           --
Note payables with monthly installments ranging from $3,583
  to $32,898 through 2001, plus interest ranging from 0.25%
  to 0.75% over prime, secured by equipment.................           --    3,525,125
                                                              -----------   ----------
                                                                4,088,491    3,525,125
Less: current portion.......................................   (1,231,593)    (907,831)
                                                              -----------   ----------
                                                              $ 2,856,898   $2,617,294
                                                              ===========   ==========

                           PRODUCTION STAMPING, INC.

Annual maturities of long term debt are as follows:

  1998......................................................  $1,231,593
  1999......................................................   1,239,905
  2000......................................................   1,239,906
  2001......................................................     269,024
  2002 and thereafter.......................................     108,063
                                                              ----------
                                                              $4,088,491
                                                              ==========

8. CAPITAL LEASES

Property under capital leases is as follows:

                                                                1997        1996
                                                                ----        ----
  Equipment.................................................  $ 682,833   $ 512,246
  Less: accumulated depreciation............................   (343,959)   (131,696)
                                                              ---------   ---------
                                                              $ 338,874   $ 380,550
                                                              =========   =========

Future minimum lease payments under capital leases are as follows:

  1998......................................................  $213,495
  1999......................................................   179,678
  2000......................................................    14,941
                                                              --------
  Total minimum lease payments..............................   408,114
  Less: amounts representing interest.......................   (73,085)
                                                              --------
  Present value of net minimum lease payments...............  $335,029
                                                              ========

9. INCOME TAXES

The components of deferred income taxes is as follows:

                                                                  1997         1996         1995
                                                                  ----         ----         ----
  Deferred tax asset:
  Capitalized start-up costs................................    $ 312,493    $ 350,264    $453,322
  AMT credit................................................      163,000      126,000       2,000
  Other.....................................................        5,990      (23,011)     86,600
                                                                ---------    ---------    --------
  Total net deferred tax asset..............................      481,483      453,253     541,922
  Deferred tax liability:
  Property and equipment....................................     (544,000)    (206,000)    (74,600)
                                                                ---------    ---------    --------
  Net deferred tax liability................................    $ (62,517)   $ 247,253    $467,322
                                                                =========    =========    ========

     The reconciliation of income taxes computed at the statutory tax rates and the provision for income taxes is as follows:

                                                                  1997         1996        1995
                                                                  ----         ----        ----
Taxes at statutory rates....................................    $ 837,507    $485,791    $(199,459)
Other.......................................................       22,204     114,277      (85,863)
                                                                ---------    --------    ---------
                                                                $ 859,771    $600,068    $(285,322)
                                                                =========    ========    =========

                           PRODUCTION STAMPING, INC.

10. DEFINED BENEFIT PENSION PLAN

     The Company has a defined benefit pension plan which covers all of its employees not covered under the terms of a collective bargaining agreement and who meet the minimum qualifications. The benefits are based on years of service and the employee's compensation during employment. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions were intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The pension plan was frozen as of June 30, 1997. At that date, all participants became 100% vested in the accumulated benefits, but would not accrue any future benefits based on increases in compensation or additional years of service. The Company intends to terminate the plan and all benefits under the plan are expected to be paid to participants by June 30, 1998.

     The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at June 30:

                                                                   1997          1996
                                                                   ----          ----
Actuarial present value of benefit obligations:
  Accumulated benefit obligation. (all vested)..............    $1,718,743    $1,513,471
                                                                ==========    ==========
Projected benefit obligation for service rendered to date...    $1,718,743    $1,918,268
Plan assets at fair value, primarily listed stocks and U.S.
  bonds.....................................................     1,707,241     1,275,914
                                                                ----------    ----------
Projected benefit obligation in excess of plan assets.......        11,502       642,354
Unrecognized net gain from past experience different from
  that assumed and effects of changes in assumptions........            --      (148,593)
Unrecognized net obligation at July 1, 1995 being recognized
  over 15 years.............................................            --      (247,861)
                                                                ----------    ----------
Unfunded accrued pension cost...............................    $   11,502    $  245,900
                                                                ==========    ==========

     Net pension expense includes the following components:

                                                   1997         1996         1995
                                                   ----         ----         ----
Service cost-benefits earned during the
  period.....................................    $ 179,412    $ 141,549    $ 143,616
Interest cost on projected benefit
  obligation.................................      159,685      151,393      131,186
Actual return on plan assets.................     (212,744)    (180,226)    (142,069)
Net amortization and deferral................      131,999       92,580       75,533
                                                 ---------    ---------    ---------
Net period pension cost before curtailment...      258,352      205,296      208,266
Effect of curtailment........................     (242,480)          --           --
                                                 ---------    ---------    ---------
Net period pension cost......................    $  15,872    $ 205,296    $ 208,266
                                                 =========    =========    =========

     The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.0% and 6.0%, in 1997 and 1996. The expected long term rate of return on plan assets was 8.0% in each year.

11. DEFINED CONTRIBUTION PLANS

     The Company sponsors two defined contribution plans with deferred compensation (401k) provisions, one covering union employees, and one covering non-union employees. In May, 1996, the Company began matching 10% of certain union employee contributions, up to a maximum of $20 per employee per month. Total Company contributions for 1997, 1996 and 1995 aggregated $9,160, $2,900, and $2,900, respectively. There is no matching provision in the non-union plan.

                           PRODUCTION STAMPING, INC.

12. LEASE COMMITMENTS

     The Company leases two of its buildings from an officer of the Company. The leases, which provide for monthly rents of $30,238 and $3,800 plus taxes and insurance, expire November 1, 1998 and November 30, 2004, respectively. Rent expense for the years ended June 30, 1997, 1996 and 1995 aggregated $408,456 for each fiscal year.

     The Company has also guaranteed the related mortgage and land contract secured by the buildings it leases. Balances outstanding under these obligations at June 30, 1997 amounted to $2,286,200.

     The Company also leases two other facilities from unrelated parties. The leases provide for monthly rents of $30,578 and $6,160, plus taxes and insurance with provisions for annual increases. The leases expire on March 31, 2000 and June 30, 1998, respectively. Rent expense for 1997, 1996 and 1995 aggregated $426,980, $408,483, and $295,235, respectively.

     The Company also leases a warehouse from a related corporation which expires August 1, 1999 with a monthly rent of $12,000. Rent expense for 1997, 1996 and 1995 aggregated $144,000, $144,000, and $119,000, respectively.

     Minimum rentals due under operating leases:

1998........................................................    $1,006,177
1999........................................................       827,319
2000........................................................       504,544
2001........................................................        15,200
                                                                ----------
                                                                $2,353,240
                                                                ==========

13. EQUIPMENT PURCHASE COMMITMENTS

     The Company has committed to the purchase of two pieces of equipment for $1,800,000 to be delivered in September, 1997.

14. CONCENTRATION OF CREDIT RISK

     At June 30, 1997 and 1996, respectively, $4,652,000 and $6,007,000 of the
Company's accounts receivable were from General Motors Corporation.

15. RELATED PARTY TRANSACTIONS

     The Company subcontracts certain painting, welding and stamping activities to two entities owned by certain officers of the Company. The subcontract costs amounted to $1,222,000, $434,000 and $0 for the years ended June 30, 1997, 1996 and 1995, respectively. The related accounts payable amounted to $69,000 and $91,000 at June 30, 1997 and 1996, respectively. In addition, the Company has made advances to the subcontractors which amounted to $316,093 and $142,354 as of June 30, 1997 and 1996, respectively. The Company also leases two of its buildings and a warehouse from an officer of the Company and a related corporation, respectively (See Note 12).

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Veltri Group

     We have audited the accompanying combined balance sheet of Veltri Group as of November 8, 1996, and the related combined statements of operations, net capital deficiency, and cash flows for the period from January 1, 1996 to November 8, 1996. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Veltri Group at November 8, 1996, and the results of its operations and its cash flows for the period January 1, 1996 to November 8, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Detroit, Michigan
March 17, 1998

                                  VELTRI GROUP

                        COMBINED STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM JANUARY 1, 1996 TO NOVEMBER 8, 1996

Net sales...................................................    $67,680,901
Cost of products sold.......................................     55,581,817
                                                                -----------
     Gross profit...........................................     12,099,084
Selling, general and administrative expenses................      7,128,377
                                                                -----------
     Income from operations.................................      4,970,707
Other expenses (income):
  Interest..................................................      3,988,044
  Foreign currency..........................................       (455,799)
  Other.....................................................        563,344
                                                                -----------
Income before income taxes..................................        875,118
Provision for income taxes -- deferred......................        272,062
                                                                -----------
     Net income.............................................    $   603,056
                                                                ===========

                            See accompanying notes.

                                  VELTRI GROUP

                             COMBINED BALANCE SHEET
                                NOVEMBER 8, 1996

                                    ASSETS
CURRENT ASSETS
  Cash......................................................    $ 10,337,972
  Accounts receivable, less allowance of $167,300...........      13,463,360
  Inventory.................................................       3,974,637
  Income taxes receivable...................................          95,188
  Prepaid expenses and other assets.........................         151,144
                                                                ------------
       Total current assets.................................      28,022,301
Property, plant and equipment...............................      23,924,965
  Less accumulated depreciation.............................     (11,379,627)
                                                                ------------
                                                                  12,545,338
                                                                ------------
                                                                $ 40,567,639
                                                                ============
                    LIABILITIES AND NET CAPITAL DEFICIENCY
CURRENT LIABILITIES
  Note payable to bank......................................    $ 14,458,101
  Accounts payable..........................................      11,135,589
  Deferred tooling revenue..................................       2,045,946
  Accrued liabilities.......................................       4,257,797
  Current portion of long term debt.........................       1,445,243
                                                                ------------
       Total current liabilities............................      33,342,676
Long term debt..............................................       8,399,916
Deferred income tax.........................................         186,301
Due to shareholder..........................................         186,145
NET CAPITAL DEFICIENCY
Common stock................................................         144,867
Retained earnings (deficit).................................      (1,701,223)
Accumulated translation adjustment..........................           8,957
                                                                ------------
                                                                  (1,547,399)
                                                                ------------
                                                                $ 40,567,639
                                                                ============

                            See accompanying notes.

                                  VELTRI GROUP

            COMBINED STATEMENT OF CHANGES IN NET CAPITAL DEFICIENCY FOR THE PERIOD FROM JANUARY 1, 1996 TO NOVEMBER 8, 1996

                                                                RETAINED
                                                    COMMON      EARNINGS      TRANSLATION
                                                    STOCK       (DEFICIT)     ADJUSTMENT        TOTAL
                                                    ------      ---------     -----------       -----
Balance at January 1, 1996.....................    $144,867    $(2,757,393)     $12,799      $(2,599,727)
Capital contribution...........................          --        453,114           --          453,114
Net income.....................................          --        603,056           --          603,056
Foreign currency translation...................          --             --       (3,842)          (3,842)
                                                   --------    -----------      -------      -----------
Balance at November 8, 1996....................    $144,867    $(1,701,223)     $ 8,957      $(1,547,399)
                                                   ========    ===========      =======      ===========

                            See accompanying notes.

                                  VELTRI GROUP

                        COMBINED STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 1, 1996 TO NOVEMBER 8, 1996

OPERATING ACTIVITIES
Net income..................................................    $   603,056
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      1,309,254
  Deferred taxes............................................        (13,102)
Changes in operating assets and liabilities:
  Accounts receivable.......................................      2,668,122
  Inventories...............................................      2,361,073
  Prepaid expenses..........................................         78,977
  Income tax receivable.....................................        370,465
  Accounts payable..........................................       (253,669)
  Accrued liabilities.......................................      3,940,526
                                                                -----------
Net cash provided by operating activities...................     11,064,702
INVESTING ACTIVITIES
  Additions to property and equipment.......................     (1,111,228)
  Proceeds from sale of equipment...........................        223,436
                                                                -----------
Net cash used in investing activities.......................       (887,792)
FINANCING ACTIVITIES
  Payments on long term borrowings..........................     (7,426,432)
  Net increase in short term borrowings.....................      7,138,222
  Capital contribution......................................        453,114
                                                                -----------
Net cash provided by financing activities...................        164,904
                                                                -----------
Translation adjustment......................................         (3,842)
NET INCREASE IN CASH........................................     10,337,972
Cash at beginning of period.................................             --
                                                                -----------
Cash at end of period.......................................    $10,337,972
                                                                ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Note receivable from shareholder contributed to capital.....    $   453,114
                                                                ===========

                            See accompanying notes.

                                  VELTRI GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                NOVEMBER 8, 1996

1. BASIS OF ACCOUNTING


     The combined financial statements of Veltri Group (the Group) are presented in United States dollars and are prepared in accordance with accounting principles generally accepted in the United States. The Group (formerly known as Veltri International) conducts its operations in Canada and its functional currency is the Canadian dollar. The Group includes the accounts of the following companies, all of which are affiliated through common ownership:


          - Veltri Holdings Limited, and its subsidiary companies Veltri Stamping Corporation, Veltri Glencoe Ltd. and Talbot Assembly, Ltd.

          - North American Precision Tool Ltd.

          - Veltri Holdings U.S.A., Inc. (a U.S.A. Corporation)

          - MTJ Enterprises Inc. (a U.S.A. Corporation)

          - Andrea-Teresa-Frank, Inc. (a U.S.A. Corporation)

2. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     The Group is a manufacturer of metal stampings that are sold primarily to customers in the automotive industry. Sales to one customer accounted for approximately 82% of sales for the period.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, deposits in banks and short-term marketable securities with maturities of 90 days or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the combined balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value. The fair value of the Group's bank line of credit and long-term debt approximates the reported amounts at November 8, 1996 since their respective interest rates approximate current market rates for similar debt instruments.

INVENTORIES


     Inventories are stated at cost, not in excess of market, using the first-in, first-out (FIFO) method.


PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Straight-line and accelerated methods of depreciation are used for both financial reporting and income tax purposes.


REVENUE RECOGNITION AND PRE-PRODUCTION TOOLING



     Revenue from sales is recorded upon shipment of product to the customer. Pre-production tools used in Company operations are requisitioned by the Company's customers and are purchased from tool builders who construct the tools under Company supervision. Once customer approval is obtained for the manufacture of a new product, the Company is reimbursed by its customer for the cost of the tooling, at which time the tooling becomes the property of the customer. Provisions are made for losses in the year in which the losses are first

                                  VELTRI GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                NOVEMBER 8, 1996


determinable. Deferred tooling revenue includes progress billings of $1,659 and $21,140, net of pre-production tooling costs of $236 and $19,018 at December 31, 1996 and 1996, respectively. Deferred tooling revenue includes progress billings of $18,841,015, net of pre-production tooling costs of $16,795,069 at November 8, 1996.


FOREIGN CURRENCY TRANSLATION

     All balance sheet items have been translated from Canadian dollars into United States dollars at the rate of exchange in effect as of the balance sheet date. For revenues, expenses, gains and losses, an appropriate weighted average exchange rate for the period was used.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. INVENTORY

     Inventory consisted of the following at November 8 1996:

        Raw materials...............................................    $  956,889
        Work in process.............................................     1,003,592
        Finished goods..............................................       974,034
        Pre-production tooling......................................     1,040,122
                                                                        ----------
                                                                        $3,974,637
                                                                        ==========

4. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant and equipment is comprised of the following:

        Land........................................................    $   138,185
        Buildings and leasehold improvements........................      3,815,815
        Machinery and equipment.....................................     19,576,953
        Furniture and fixtures......................................        394,012
                                                                        -----------
                                                                         23,924,965
        Less accumulated depreciation...............................    (11,379,627)
                                                                        -----------
        Net carrying amount.........................................    $12,545,338
                                                                        ===========

5. BANK LINE OF CREDIT AND LONG TERM DEBT

     The Group has a $16,504,000 line of credit with a bank. The line of credit is secured by substantially all assets of the Group and bears interest at a base rate plus one percent (9.75% at November 8, 1996). The balance outstanding is $14,458,101 at November 8, 1996.

                                  VELTRI GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                NOVEMBER 8, 1996

     Long term debt consisted of the following:

Equipment capital lease obligation, bearing interest at an
  effective rate of 9.37% maturing in June, 1997. Interest
  and principal are payable monthly.........................    $  145,256
Term notes secured by the assets of the Group maturing in
  December 2000 and December 2001. The notes bear interest
  at the prime rate plus 1.0% (9.75% on November 8,
  1996).....................................................     9,699,903
                                                                ----------
                                                                 9,845,159
Amounts due within one year.................................    (1,445,243)
                                                                ----------
Total long term debt........................................    $8,399,916
                                                                ==========

     The amount due to shareholder bears interest at a Canadian chartered bank's prime rate plus 2.0% and is payable on demand. The shareholder's intention is not to seek repayment within the next fiscal period.

     The aggregate annual maturities of long-term debt over the next five years, are as follows:

1997........................................................    $1,445,243
1998........................................................     1,924,981
1999........................................................     2,024,980
2000........................................................     2,070,654
2001 and thereafter.........................................     2,379,301
                                                                ----------
                                                                $9,845,159
                                                                ==========

6. COMMITMENTS

     The Group leases facilities and equipment under operating leases with minimum rental commitments as of November 8, 1996 as follows:

1997........................................................    $  549,245
1998........................................................       153,463
1999........................................................       177,618
2000........................................................       290,200
2001........................................................       302,086
Thereafter..................................................       402,781
                                                                ----------
Total minimum lease payments................................    $1,875,393
                                                                ==========

     Rent expense aggregated $229,393 for the period ended November 8, 1996.

                                  VELTRI GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                NOVEMBER 8, 1996

7. CAPITAL STOCK

     Capital Stock is comprised of the following:


Veltri Holdings Limited 6.0%, non-cumulative, non voting
  redeemable Class A shares. Authorized 995,000 shares and
  issued 187,292 shares -- stated value.....................    $140,432
Veltri Holdings Limited variable rate to 12.0%, redeemable,
  retractable, non-voting, non-cumulative Class B shares.
  Authorized 1,000 shares and issued 1,000 shares -- stated
  value.....................................................       1,312
Veltri Holdings Limited common shares. Authorized unlimited
  number of shares and issued 100 shares -- stated value....          75
North American Precision Tool Ltd. common shares. Authorized
  unlimited number and issued 100 shares -- stated value....          75
Veltri Holdings U.S.A., Inc. $0.75 par value common shares.
  Authorized 1,000 shares and issued 1,000 shares...........         991
MTJ Enterprises, Inc. $0.75 par value common shares.
  Authorized and issued 1,000 shares........................         991
Andrea-Teresa-Frank, Inc. $0.75 par value common shares.
  Authorized and issued 1,000 shares........................         991
                                                                --------
                                                                $144,867
                                                                ========



     The Veltri Holdings Limited Class B shares are redeemable by the Company at a price of $5,400 per share and retractable at their stated value.



     The Veltri Holdings Class A shares are redeemable by the Company at a price of $0.75 per share.



     There are no redemption or retraction requirements for Class A or Class B shares.


8. INCOME TAXES

     The shareholder of the U.S.A. corporations included in these financial statements has elected to be treated under Subchapter S of the Internal Revenue Code, whereby any tax liability or tax recovery is the responsibility of the shareholder or is the shareholder's personal credit. The remainder of the Group is incorporated as a C Corporation and is subject to Canadian income tax.

     The components of deferred income taxes is as follows:

Liabilities:
  Depreciation..............................................    $1,336,641
  Other.....................................................        95,665
                                                                ----------
                                                                 1,432,306
Assets:
  Loss carry forward........................................     1,051,468
  Product warranty..........................................       194,537
                                                                ----------
                                                                 1,246,005
                                                                ----------
Net deferred tax liability..................................    $  186,301
                                                                ==========

                                  VELTRI GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                NOVEMBER 8, 1996

     The reconciliation of income taxes computed at the statutory tax rate and the provision for income taxes is as follows:

Taxes at statutory rates....................................    $311,717
Income not subject to corporate tax.........................     (39,655)
                                                                --------
                                                                $272,062
                                                                ========

     The Group had income tax loss carry forwards of approximately $3,084,000 at November 8, 1996, which expire in 2001.

9. SALE OF GROUP


     On November 8, 1996, the outstanding capital stock of all the entities constituting the Veltri Group, except MTJ Enterprises, Inc. ("MTJ") and Andrea-Teresa-Frank, Inc. ("ATF"), was acquired by Talon Automotive Group. The Group was amalgamated into Veltri Metal Products Co. An amalgamation is a commonly used method of merging Canadian companies. The Company performed an amalgamation to achieve certain tax benefits in Canada.

                          INDEPENDENT AUDITORS' REPORT

The Shareholders
Veltri International:

     We have audited the accompanying combined balance sheet of Veltri International as of December 31, 1995, and the related combined statements of operations and accumulated deficit, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Veltri International as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Detroit, Michigan
April 24, 1998

                              VELTRI INTERNATIONAL

                             COMBINED BALANCE SHEET

                                                              DECEMBER 31, 1995
                                                              -----------------
ASSETS (NOTE 5)
Current assets:
  Accounts receivable.......................................     $16,131,481
  Inventory (note 2)........................................       4,289,765
  Income taxes recoverable and deferred (note 8)............         266,250
  Prepaid expenses and other assets.........................         230,122
                                                                 -----------
                                                                  20,917,618
Property, plant and equipment, net (note 3).................      12,966,800
                                                                 -----------
                                                                 $33,884,418
                                                                 ===========
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Bank overdraft (note 5)...................................     $ 7,319,879
  Accounts payable..........................................       8,178,315
  Accrued liabilities.......................................       3,528,214
  Current portion of long-term debt (note 5)................      16,692,913
                                                                 -----------
                                                                  35,719,321
Long-term debt (note 5).....................................         107,286
Due to shareholder (note 4).................................         657,538
Shareholders' deficiency:
  Capital stock (note 6)....................................         144,867
  Accumulated deficit.......................................      (2,757,393)
  Currency translation adjustment...........................          12,799
                                                                 -----------
                                                                  (2,599,727)
Commitments (note 9)........................................
                                                                 -----------
                                                                 $33,884,418
                                                                 ===========

            See accompanying notes to combined financial statements.

                              VELTRI INTERNATIONAL

            COMBINED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1995
                                                                ------------
Net sales...................................................    $70,331,139
Cost of goods sold..........................................     59,227,501
                                                                -----------
     Gross profit...........................................     11,103,638
Selling, general and administrative.........................      8,481,102
Restructuring (note 7)......................................      3,840,740
                                                                -----------
Loss from operations........................................     (1,218,204)
Other expense (income):
  Interest, net.............................................      2,630,530
  Foreign exchange gain.....................................       (458,917)
                                                                -----------
Loss before taxes...........................................     (3,389,817)
Income tax benefit (note 8):
  Current...................................................         67,960
  Deferred..................................................        846,630
                                                                -----------
                                                                    914,590
                                                                -----------
Net loss....................................................     (2,475,227)
Accumulated deficit, beginning of year......................       (282,166)
                                                                -----------
Accumulated deficit, end of year............................    $(2,757,393)
                                                                ===========

            See accompanying notes to combined financial statements.

                              VELTRI INTERNATIONAL

                        COMBINED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1995
                                                                ------------
Cash flows from operating activities:
  Net loss..................................................    $(2,475,227)
  Adjustments of reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................      2,152,773
     Deferred income taxes..................................       (846,630)
     Gain on sale of property, plant and equipment..........        (35,692)
     Write down of property, plant and equipment............      1,678,917
     Foreign currency gain..................................       (307,764)
     Net changes in non-cash operating working capital
      balances:
       Accounts receivable..................................       (750,764)
       Inventory............................................          5,727
       Prepaid expenses and other assets....................          7,240
       Accounts payable and accrued liabilities.............      1,698,316
       Income taxes recoverable.............................        324,967
                                                                -----------
            Net cash provided by operating activities.......      1,451,863
Cash flows from investing activities:
  Purchase of capital assets................................     (1,728,264)
  Proceeds on disposal of capital assets....................        194,153
                                                                -----------
            Net cash used in investing activities...........     (1,534,111)
Cash flows from financing activities:
  Decrease in due to shareholder............................        (64,644)
  Repayments of long-term debt..............................       (181,161)
                                                                -----------
            Net cash used in financing activities...........       (245,805)
                                                                -----------
Increase in bank overdraft..................................       (328,053)
Bank overdraft, beginning of year...........................     (6,991,826)
                                                                -----------
Bank overdraft, end of year.................................    $(7,319,879)
                                                                ===========

            See accompanying notes to combined financial statements.

                              VELTRI INTERNATIONAL

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

     (a) Business

         Veltri International (the "Company") is primarily engaged in the manufacture of metal stampings for the automotive industry. Sales to one customer represented approximately 75% of sales for the year.

     (b) Basis of Presentation

         The combined financial statements include the accounts of the following companies, all of which are affiliated through common ownership:

         - Veltri Holdings Limited, and its subsidiary companies Veltri Stamping Corporation, Veltri Glencoe Ltd. and Talbot Assembly, Ltd.

         - North American Precision Tool Ltd.

         - Veltri Holdings U.S.A., Inc. (a U.S.A. Corporation)

         - MTJ Enterprises Inc. (a U.S.A. Corporation)

         - Andrea-Teresa-Frank, Inc. (a U.S.A. Corporation)

     (c) Cash and Cash Equivalents

         The Company considers all highly liquid debt instruments with an original maturity of three months or less to be a cash equivalent.

     (d) Inventory

         Finished goods, work in process and pre-production tooling are valued at the lower of cost or net realizable value. Raw materials are valued at the lower of cost or replacement cost.

     (e) Property, Plant and Equipment

         Property, plant and equipment are recorded at cost. Depreciation is calculated on a straight-line or accelerated basis over the estimated useful lives of the assets.

     (f) Revenue recognition

         The company recognizes revenue with respect to pre-production tooling contracts on the completed contract basis. A provision is made for the amount of any losses on these contracts in the year in which the losses are first determinable.

     (g) Foreign Currency Translation

         The functional currency of the Company's Canadian operations is the Canadian dollar. Assets and liabilities of these entity's are translated at the rates of exchange on the balance sheet data. Income and expense items are translated at average monthly rates of exchange.

     (h) Use of Estimates

         Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                              VELTRI INTERNATIONAL

                          YEAR ENDED DECEMBER 31, 1995

2. INVENTORY

     Inventory consisted of the following at December 31, 1995:

Raw materials...............................................    $1,128,097
Work in process.............................................       788,490
Finished goods..............................................     1,234,335
Pre-production tooling......................................       933,685
Returnable containers.......................................       205,158
                                                                ----------
                                                                $4,289,765
                                                                ==========

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is comprised of the following at December 31, 1995:

Land........................................................    $    300,871
Buildings and leasehold improvements........................       4,616,282
Machinery and equipment.....................................      17,848,853
Furniture and fixtures......................................         398,665
                                                                ------------
                                                                  23,164,671
Less accumulated depreciation...............................     (10,197,871)
                                                                ------------
                                                                $ 12,966,800
                                                                ============

4. DUE TO SHAREHOLDER

     The amount due to shareholder bears interest at a Canadian chartered bank's prime rate plus 2% and is payable on demand. The shareholder's intention is not to seek repayment within one year of the balance sheet date.

5. LONG-TERM DEBT

     Long-term debt is comprised of the following at December 31, 1995:

Canadian currency 12.55% Bankers' Acceptance, due January
  1996......................................................  $    733,138
Canadian currency 14.32% Bankers' acceptance, due January
  1996......................................................     1,466,276
LIBOR loan bearing interest at the LIBOR rate plus 2.5%, due
  February 1998.............................................     4,000,000
LIBOR loans bearing interest at the LIBOR rate plus 2.5%,
  due March 1996............................................     4,200,000
LIBOR loan bearing interest at the LIBOR rate plus 3%, due
  January 1996..............................................     5,000,000
10.5% demand mortgage payable...............................     1,094,233
Canadian currency equipment capital lease obligation,
  bearing interest at an effective rate of 9.37%, repayable
  monthly in blended payments of $25,062, due June 1997.....       306,552
                                                              ------------
                                                                16,800,199
Less current portion of long-term debt......................   (16,692,913)
                                                              ------------
Long term debt, excluding current portion...................  $    107,286
                                                              ============

     At December 31, 1995 the Company was not in compliance with several covenants in its banking agreement. As a result, all of the debt, excluding a portion of the capital lease obligation, has been deemed to be on a demand basis and is classified as a current liability on the balance sheet.

                              VELTRI INTERNATIONAL

                          YEAR ENDED DECEMBER 31, 1995

5. LONG-TERM DEBT -- (CONTINUED)
     The bankers' acceptances and LIBOR loans are secured by inventory, accounts receivable, and certain real estate holdings. Operating advances made to the Company from time to time, which are disclosed as part of cash overdraft on the balance sheet, bear interest at a Canadian chartered bank's prime rate plus 1.5% and are secured as previously described.

     The mortgage payable is secured by real property in the United States and the capital lease obligation is secured by the equipment to which it relates.

     Principal repayments required over the next three years on all long-term debt except the capital lease obligation are approximately as follows:

1996........................................................  $13,993,647
1997........................................................    1,000,000
1998........................................................    1,500,000

     The following is a schedule of future minimum lease payments under the capital lease obligation expiring June 1997 together with the balance of the obligation under capital lease.

1996........................................................  $   220,487
1997........................................................      110,243
                                                              -----------
                                                                  330,730
Less amount representing interest at 9.37%..................      (24,178)
                                                              -----------
Balance of the obligation...................................  $   306,552
                                                              ===========

6. CAPITAL STOCK

     Capital stock is comprised of the following at December 31, 1995:

Veltri Holdings Limited 6%, non-cumulative, non-voting
  redeemable Class A shares. Authorized 995,000 shares and
  issued 187,292 shares -- stated value.....................  $   140,432
Veltri Holdings Limited variable rate to 12%, redeemable,
  retractable, non-voting, non-cumulative Class B shares.
  Authorized 1,000 shares and issued 1,000 shares -- stated
  value.....................................................        1,312
Veltri Holdings Limited common shares. Authorized unlimited
  number of shares and issued 100 shares -- stated value....           75
North American Precision Tool Ltd. common shares. Authorized an unlimited number and issued 100 shares -- stated
  value.....................................................           75
Veltri Holdings U.S.A., Inc. $1 par value common shares.
  Authorized 1,000 shares and issued 1,000 shares...........          991
MTJ Enterprises, Inc. $1 par value common shares. Authorized
  and issued 1,000 shares...................................          991
Andrea-Teresa-Frank, Inc. $1 par value common shares.
  Authorized and issued 1,000 shares........................          991
                                                              -----------
                                                              $   144,867
                                                              ===========

     The Veltri Holdings Limited Class B shares are redeemable at a price of $5,400 per share. The Veltri Holdings Limited Class A shares are redeemable at a price of $0.75 per share.

                              VELTRI INTERNATIONAL

                          YEAR ENDED DECEMBER 31, 1995

7. RESTRUCTURING

     During 1995, the Company decided to cease operations at its plant in Indianapolis, Indiana and relocate certain of its business activities to plants in Windsor and Glencoe, Ontario. The restructuring costs associated with the shut-down and relocation of these operations, aggregating $3,840,740 are comprised of the following:

Contract settlement.........................................  $1,070,004
Write down of property, plant and equipment to estimated net
  realizable value..........................................   1,678,917
Severance...................................................     237,008
Other closing costs.........................................     854,811
                                                              ----------
                                                              $3,840,740
                                                              ==========

8. INCOME TAXES

     The shareholder of the U.S.A. corporations included in these financial statements has elected to be treated under Subchapter S of the Internal Revenue Code, whereby any tax liability or tax recovery is the responsibility of the shareholder.

     The components of deferred income taxes are as follows:

Assets:
  Loss carryforward.........................................  $  351,000
  Restructuring reserve.....................................     466,000
                                                              ----------
Less: valuation allowance...................................     (66,000)
                                                              ----------
                                                                 751,000
                                                              ----------
Liabilities:
  Depreciation..............................................     663,000
  Other.....................................................       2,000
                                                              ----------
                                                                 665,000
                                                              ----------
                                                              $   86,000
                                                              ==========

     At December 31, 1995, the Company had income tax loss carryforwards of approximately $975,000 which expire in 2000.

     The reconciliation of income taxes computed at the statutory rate and the provision for income taxes is as follows:

Tax benefit at statutory rates..............................  $1,207,000
Losses not subject to corporate tax.........................    (292,000)
                                                              ----------
                                                              $  915,000
                                                              ==========

9. COMMITMENTS

     The Company leases several premises and is committed to the following approximate annual costs over the next three years:

1996........................................................  $  422,000
1997........................................................     276,000
1998........................................................      67,000
                                                              ----------

                              VELTRI INTERNATIONAL

                          YEAR ENDED DECEMBER 31, 1995

10.  SUBSEQUENT EVENT

     On November 8, 1996, the outstanding capital stock of all the entities comprising Veltri International, except MTJ Enterprises Inc. and
Andrea-Teresa-Frank, Inc., was acquired by Talon Automotive Group. The Company was amalgamated into Veltri Metal Products Co.

             ------------------------------------------------------
             ------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS


                                              PAGE
                                              ----
Available Information.......................    2
Forward-Looking Information.................    2
Prospectus Summary..........................    4
Risk Factors................................   15
Use of Proceeds.............................   22
Capitalization..............................   23
The Exchange Offer..........................   24
Unaudited Pro Forma Condensed Combined
  Financial Information.....................   32
Notes to Unaudited Pro Forma Condensed
  Combined Financial Information............   33
Unaudited Pro Forma Condensed Combined
  Interim Financial Information.............   34
Notes to Unaudited Pro Forma Condensed
  Combined Interim Financial Information....   36
Selected Financial Data.....................   37
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   38
Business....................................   46
Management..................................   56
Principal Securityholders...................   61
Certain Relationships and Related
  Transactions..............................   63
Description of Senior Debt..................   65
Description of New Notes....................   67
Federal Income Tax Considerations Relating
  to the Exchange Offer.....................   93
Old Notes; Registration Rights..............   95
Book Entry; Delivery and Form...............   97
Plan of Distribution........................   98
Legal Matters...............................   99
Experts.....................................   99
Index to Financial Statements...............  F-1


     UNTIL        , 1998, (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                  $120,000,000

                      [TALON AUTOMOTIVE GROUP, INC. LOGO]

                          TALON AUTOMOTIVE GROUP, INC.

                   9 5/8% SENIOR SUBORDINATED NOTES DUE 2008

                               ------------------

                                   PROSPECTUS

                               ------------------

                               OFFER TO EXCHANGE
                           9 5/8% SENIOR SUBORDINATED
                            NOTES DUE 2008, SERIES A
                         FOR 9 5/8% SENIOR SUBORDINATED
                            NOTES DUE 2008, SERIES B


                                         , 1998


             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA") govern the indemnification of officers, directors and other persons. In this regard, the MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the Company or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful). Such indemnification may be made against (a) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, the Company) arising by reason of the fact that they were serving as a director, officer, employee or agent of the Company (or some other entity at the Company's request), and (b) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or office is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (a) and
(b) above be made only on a determination by a majority vote of a quorum of the Board of Directors comprised of members who were not parties to or threatened to be made parties to such action. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct set forth in the MBCA, and (ii) a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he or she is entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification. The Company's Articles of Incorporation do not provide indemnification rights.

     The Company's Bylaws contain indemnification provisions which provide that the Company shall, to the greatest extent permitted by Sections 561 through 569 of the MBCA, as amended, or any successor provisions thereto, indemnify any and all persons whom it shall have the power to indemnify under said sections from and against any and all expenses, liabilities or other matters referred to in or covered by said sections. The Bylaws also provide that the indemnification authorized by the Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person; provided, however, that such indemnification shall not be mandatory for any person seeking indemnity in connection with a proceeding voluntarily initiated by such person unless the proceeding was authorized by a majority vote of the entire Board of Directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT                                                                 SEQUENTIAL
NUMBER                      DESCRIPTION OF EXHIBITS                      PAGE NO.
-------                     -----------------------                     ----------
 3.1      Articles of Incorporation of Talon Automotive Group, Inc.
          (the "Company"), as amended, including Certificate of Merger dated as of November 27, 1997, Certificate of Assumed name dated as of April 9, 1998, Certificate of
          Merger/Consolidation dated as of April 28, 1998, and
          Certificates of Share Exchange dated as of April 28, 1998
 3.2      Articles of Incorporation of VS Holdings, Inc. ("VS
          Holdings"), as amended, including Certificate of
          Merger/Consolidation dated as of April 28, 1998, Certificate of Share Exchange dated as of April 28, 1998, and Articles of Share Exchange dated as of April 28, 1998
 3.3      Articles of Incorporation of Veltri Holdings USA, Inc.
          ("Veltri Holdings"), including Certificate of Share Exchange dated as of April 28, 1998
 3.4      Certificate of Status and Order of Amalgamation of Veltri
          Metal Products Co. ("Veltri Metal Products")
 3.5      By-laws of the Company
 3.6      By-laws of VS Holdings
 3.7      By-laws of Veltri Holdings
 3.8      Articles of Association of Veltri Metal Products Co.
 3.9      Agreement and Plan of Merger dated as of April 28, 1998 by and between VS Holdings and VS Holdings No. 2, Inc.
 3.10     Agreement and Plan of Merger dated as of April 28, 1998 by and between Production Stamping, Inc. ("PSI"), Hawthorne
          Metal Products Company ("Hawthorne"), and J&R Manufacturing
          Inc. ("J&R")
 3.11     Agreement and Plan of Merger dated as of April 28, 1998 by and between the Company and TAG L.L.C.
 3.12     Agreement and Plan of Share Exchange dated as of April 28,
          1998 by and between the Company and VS Holdings
 3.13     Agreement and Plan of Share Exchange dated as of April 28,
          1998 by and between the Company and Veltri Holdings
 4        Indenture dated as of April 28, 1998 by and among the
          Company, as Issuer, VS Holdings, Veltri Holdings, and Veltri
          Metal Products, as Guarantors, and U.S. Bank Trust National
          Association, as Trustee
 4.1      Form of 9 5/8% Senior Subordinated Note Due 2008, Series B
 4.2      Form of Guarantee
 5.1      Opinion of Dickinson Wright PLLC*
 5.2      Opinion of Timmis & Inman, L.L.P.*
10.1      Credit Agreement dated as of April 28, 1998 by and between the Company, as Borrower, and Comerica Bank, as Agent for
          the Lenders
10.2      Pledge Agreement dated as of April 28, 1998 by and between the Company and Comerica Bank
10.3      Mortgage Agreement dated as of April 28, 1998 by and between the Company and Comerica Bank
10.4      Security Agreements dated as of April 28, 1998 between each of the Company, VS Holdings, and Veltri Holdings and
          Comerica Bank

EXHIBIT                                                                 SEQUENTIAL
NUMBER    DESCRIPTION OF EXHIBITS                                        PAGE NO.
-------   -----------------------                                       ----------
10.5      Guaranty Agreements dated as of April 28, 1998 between each of the Company, VS Holdings, Veltri Metal Products and
          Veltri Holdings and Comerica Bank
10.6      Debenture Agreement dated as of April 28, 1998 by and
          between Veltri Metal Products and Comerica Bank
10.7      Debenture Pledge Agreement dated as of April 28, 1998 by and between Veltri Metal Products and Comerica Bank
10.8      Agreement dated as of April 28, 1998 by and among Michael T.
          J. Veltri ("Mr. Veltri"), Veltri Metal Products, VS
          Holdings, Veltri Holdings and the Company
10.9      Amended and Restated Promissory Note dated as of April 28,
          1998 by Veltri Metal Products in favor of Mr. Veltri
10.10     Unconditional Guaranty dated as of April 28, 1998 by the
          Company, VS Holdings, and Veltri Holdings in favor of Mr.
          Veltri
10.11     Security Agreement dated as of April 28, 1998 by the
          Company, its subsidiaries, VS Holdings and Veltri Holdings in favor of Mr. Veltri
10.12     Mortgage dated as of April 28, 1998 by and between the
          Company, as mortgagor, and Mr. Veltri, as mortgagee
10.13     First Amendment to Stock Purchase Agreement dated as of
          April 28, 1998 by and among Mr. Veltri, Veltri Metal
          Products, VS Holdings and Veltri Holdings
10.14     Intercreditor Agreement dated as of April 28, 1998 between and among Mr. Veltri and Comerica Bank
10.15     Registration Rights Agreement dated as of April 28, 1998 by and among the Company, VS Holdings, Veltri Holdings, and
          Veltri Metal Products, Salomon Brothers Inc and Credit
          Suisse First Boston Corporation
10.16     Stock Purchase Agreement dated as of November 8, 1996 by and among Mr. Veltri, Maria Veltri and the Company
10.17     Stock Purchase Agreement dated as of October 17, 1997, as
          amended, by and among the former shareholders of PSI and the
          Company
10.18     Purchase Agreement dated as of September 30, 1996 by and
          among the former shareholders of J&R and the Company
10.19     Employment Agreement dated as of November 27, 1995, as
          amended on January 1, 1998, by and between the Company and
          Delmar O. Stanley ("Mr. Stanley")
10.20     Employment Agreement dated as of November 8, 1996 by and
          between the Company and Mr. Veltri
10.21     Non-Compete Agreement dated as of November 8, 1996 by and
          between the Company and Mr. Veltri
10.22     Severance Agreement dated as of February 6, 1996 by and
          between the Company and David Woodward ("Mr. Woodward")
10.23     Severance Agreement dated as of February 7, 1996 by and
          between the Company and Kris Pfaehler
10.24     Consolidated Equity Ownership Plan and Agreements thereunder by and between the Company and each of Mr. Stanley, Mr.
          Woodward, Mr. Pfaehler, and Wayne C. Inman ("Mr. Inman")
10.25     Deferred Compensation Agreements by and between the Company and each of Mr. Stanley, Mr. Woodward, and Mr. Pfaehler
10.26     Talon L.L.C. 401(k) Plan, as amended

EXHIBIT                                                                 SEQUENTIAL
NUMBER                      DESCRIPTION OF EXHIBITS                      PAGE NO.
-------                     -----------------------                     ----------
10.27     Veltri Holdings 401(k) Plan
10.28     Executive Bonus Program of the Company
10.29     Lease Agreement by and between the Company and Maria Veltri dated August 1, 1994
10.30     Lease Agreement by and between the Company and Maria Veltri dated July 1, 1993
10.31     Amended and Restated Agreement dated as of April 28, 1998, by and between the Company and Talon L.L.C.
10.32     Loan and Facility Agreements dated as of April, 1997 between and among Veltri Metal Products and Export Development
          Corporation
12.1      Statement of Ratio of Earnings to Fixed Charges
12.2      Pro Forma Computation of Ratio of Earnings to Fixed Charges
21        Subsidiaries and Affiliates of the Company
23.1      Consent of Dickinson Wright PLLC (included in Exhibit 5.1)
23.4      Consent Timmis & Inman, L.L.P. (included in Exhibit 5.2)*
23.2      Consent of Ernst & Young for the Company
23.3      Consent of KPMG Peat Marwick LLP for Veltri International
25        Statement of Eligibility and Qualification, Form T-1, of
          U.S. Bank Trust National Association
99.1      Form of Letter of Transmittal
99.2      Form of Notice of Guaranteed Delivery


-------------------------

* Filed with this amendment



     (b) Financial Statement Schedules


     None.

     All financial statement schedules have been omitted since the required information is not present, is not present in amounts sufficient to require submission of the schedule or because the required information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b) 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan on the 5th day of August, 1998.

                                          TALON AUTOMOTIVE GROUP, INC.

                                          By:     /s/ DAVID J. WOODWARD

                                            ------------------------------------
                                            David J. Woodward
                                            Vice President of Finance,
                                            Chief Financial Officer and
                                            Treasurer


     Pursuant to the requirements of the Securities Act, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated and on August 5, 1998.



                  SIGNATURE                                                TITLE
                  ---------                                                -----

/s/ DELMAR O. STANLEY                               President, Chief Executive Officer and Director
---------------------------------------------       (Principal Executive Officer)
Delmar O. Stanley

/s/ DAVID J. WOODWARD                               Vice President of Finance, Chief Financial Officer,
---------------------------------------------       Treasurer and Director
David J. Woodward                                   (Principal Financial and Accounting Officer)

/s/ RANDOLPH J. AGLEY                               Chairman of the Board
---------------------------------------------
Randolph J. Agley

/s/ MICHAEL T. TIMMIS                               Vice Chairman of the Board
---------------------------------------------
Michael T. Timmis

/s/ WAYNE C. INMAN                                  Secretary and Director
---------------------------------------------
Wayne C. Inman

/s/ MICHAEL T.J. VELTRI                             Director
---------------------------------------------
Michael T.J. Veltri

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan on the 5th day of August, 1998.

                                          VELTRI METAL PRODUCTS CO.

                                          By:     /s/ DAVID J. WOODWARD

                                            ------------------------------------
                                            David J. Woodward
                                            Vice President of Finance
                                            and Treasurer


     Pursuant to the requirements of the Securities Act, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated and on August 5, 1998.


                  SIGNATURE                                                TITLE
                  ---------                                                -----

/s/ MICHAEL T. J. VELTRI                            President
---------------------------------------------       (Principal Executive Officer)
Michael T. J. Veltri

/s/ DAVID J. WOODWARD                               Vice President of Finance and, Treasurer
---------------------------------------------       (Principal Financial and Accounting Officer)
David J. Woodward

/s/ RANDOLPH J. AGLEY                               Director
---------------------------------------------
Randolph J. Agley

/s/ MICHAEL T. TIMMIS                               Director
---------------------------------------------
Michael T. Timmis

/s/ WAYNE C. INMAN                                  Vice President, Secretary and Director
---------------------------------------------
Wayne C. Inman

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan on the 5th day of August, 1998.

                                          VELTRI HOLDINGS USA, INC.

                                          By:     /s/ DAVID J. WOODWARD

                                            ------------------------------------
                                            David J. Woodward
                                            Vice President and Treasurer


     Pursuant to the requirements of the Securities Act, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated and on August 5, 1998.


                  SIGNATURE                                                TITLE
                  ---------                                                -----

/s/ MICHAEL T. J. VELTRI                            President (Principal Executive Officer)
---------------------------------------------
Michael T. J. Veltri

/s/ DAVID J. WOODWARD                               Vice President, Treasurer and Director
---------------------------------------------       (Principal Financial and Accounting Officer)
David J. Woodward

/s/ RANDOLPH J. AGLEY                               Director
---------------------------------------------
Randolph J. Agley

/s/ MICHAEL T. TIMMIS                               Director
---------------------------------------------
Michael T. Timmis

/s/ WAYNE C. INMAN                                  Vice President, Secretary and Director
---------------------------------------------
Wayne C. Inman

/s/ DELMAR O. STANLEY                               Director
---------------------------------------------
Delmar O. Stanley

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan on the 5th day of August, 1998.

                                          VS HOLDINGS, INC.

                                          By:     /s/ DAVID J. WOODWARD

                                            ------------------------------------
                                            David J. Woodward
                                            Vice President of Finance and
                                              Treasurer


     Pursuant to the requirements of the Securities Act, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated and on August 5, 1998.


                  SIGNATURE                                                TITLE
                  ---------                                                -----

/s/ DELMAR O. STANLEY                               President, Chief Executive Officer and Director
---------------------------------------------       (Principal Executive Officer)
Delmar O. Stanley

/s/ DAVID J. WOODWARD                               Vice President of Finance, Treasurer and Director
---------------------------------------------       (Principal Financial and Accounting Officer)
David J. Woodward

/s/ RANDOLPH J. AGLEY                               Director
---------------------------------------------
Randolph J. Agley

/s/ MICHAEL T. TIMMIS                               Director
---------------------------------------------
Michael T. Timmis

/s/ WAYNE C. INMAN                                  Vice President, Secretary and Director
---------------------------------------------
Wayne C. Inman

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 3.1      Articles of Incorporation of Talon Automotive Group, Inc.
          (the "Company"), as amended, including Certificate of Merger dated as of November 27, 1997, Certificate of Assumed name dated as of April 9, 1998, Certificate of
          Merger/Consolidation dated as of April 28, 1998, and
          Certificates of Share Exchange dated as of April 28, 1998
 3.2      Articles of Incorporation of VS Holdings, Inc. ("VS
          Holdings"), as amended, including Certificate of
          Merger/Consolidation dated as of April 28, 1998, Certificate of Share Exchange dated as of April 28, 1998, and Articles of Share Exchange dated as of April 28, 1998
 3.3      Articles of Incorporation of Veltri Holdings USA, Inc.
          ("Veltri Holdings"), including Certificate of Share Exchange dated as of April 28, 1998
 3.4      Certificate of Status and Order of Amalgamation of Veltri
          Metal Products Co. ("Veltri Metal Products")
 3.5      By-laws of the Company
 3.6      By-laws of VS Holdings
 3.7      By-laws of Veltri Holdings
 3.8      Articles of Association of Veltri Metal Products Co.
 3.9      Agreement and Plan of Merger dated as of April 28, 1998 by and between VS Holdings and VS Holdings No. 2, Inc.
 3.10     Agreement and Plan of Merger dated as of April 28, 1998 by and between Production Stamping, Inc. ("PSI"), Hawthorne
          Metal Products Company ("Hawthorne"), and J&R Manufacturing
          Inc. ("J&R")
 3.11     Agreement and Plan of Merger dated as of April 28, 1998 by and between the Company and TAG L.L.C.
 3.12     Agreement and Plan of Share Exchange dated as of April 28,
          1998 by and between the Company and VS Holdings
 3.13     Agreement and Plan of Share Exchange dated as of April 28,
          1998 by and between the Company and Veltri Holdings
 4        Indenture dated as of April 28, 1998 by and among the
          Company, as Issuer, VS Holdings, Veltri Holdings, and Veltri
          Metal Products, as Guarantors, and U.S. Bank Trust National
          Association, as Trustee
 4.1      Form of 9 5/8% Senior Subordinated Note Due 2008, Series B
 4.2      Form of Guarantee
 5.1      Opinion of Dickinson Wright PLLC*
 5.2      Opinion of Timmis & Inman, L.L.P.*
10.1      Credit Agreement dated as of April 28, 1998 by and between the Company, as Borrower, and Comerica Bank, as Agent for
          the Lenders
10.2      Pledge Agreement dated as of April 28, 1998 by and between the Company and Comerica Bank
10.3      Mortgage Agreement dated as of April 28, 1998 by and between the Company and Comerica Bank
10.4      Security Agreements dated as of April 28, 1998 between each of the Company, VS Holdings, and Veltri Holdings and
          Comerica Bank
10.5      Guaranty Agreements dated as of April 28, 1998 between each of the Company, VS Holdings, Veltri Metal Products and
          Veltri Holdings and Comerica Bank

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------
10.6      Debenture Agreement dated as of April 28, 1998 by and
          between Veltri Metal Products and Comerica Bank
10.7      Debenture Pledge Agreement dated as of April 28, 1998 by and between Veltri Metal Products and Comerica Bank
10.8      Agreement dated as of April 28, 1998 by and among Michael T.
          J. Veltri ("Mr. Veltri"), Veltri Metal Products, VS
          Holdings, Veltri Holdings and the Company
10.9      Amended and Restated Promissory Note dated as of April 28,
          1998 by Veltri Metal Products in favor of Mr. Veltri
10.10     Unconditional Guaranty dated as of April 28, 1998 by the
          Company, VS Holdings, and Veltri Holdings in favor of Mr.
          Veltri
10.11     Security Agreement dated as of April 28, 1998 by the
          Company, its subsidiaries, VS Holdings and Veltri Holdings in favor of Mr. Veltri
10.12     Mortgage dated as of April 28, 1998 by and between the
          Company, as mortgagor, and Mr. Veltri, as mortgagee
10.13     First Amendment to Stock Purchase Agreement dated as of
          April 28, 1998 by and among Mr. Veltri, Veltri Metal
          Products, VS Holdings and Veltri Holdings
10.14     Intercreditor Agreement dated as of April 28, 1998 between and among Mr. Veltri and Comerica Bank
10.15     Registration Rights Agreement dated as of April 28, 1998 by and among the Company, VS Holdings, Veltri Holdings, and
          Veltri Metal Products, Salomon Brothers Inc and Credit
          Suisse First Boston Corporation
10.16     Stock Purchase Agreement dated as of November 8, 1996 by and among Mr. Veltri, Maria Veltri and the Company
10.17     Stock Purchase Agreement dated as of October 17, 1997, as
          amended, by and among the former shareholders of PSI and the
          Company
10.18     Purchase Agreement dated as of September 30, 1996 by and
          among the former shareholders of J&R and the Company
10.19     Employment Agreement dated as of November 27, 1995, as
          amended on January 1, 1998, by and between the Company and
          Delmar O. Stanley ("Mr. Stanley")
10.20     Employment Agreement dated as of November 8, 1996 by and
          between the Company and Mr. Veltri
10.21     Non-Compete Agreement dated as of November 8, 1996 by and
          between the Company and Mr. Veltri
10.22     Severance Agreement dated as of February 6, 1996 by and
          between the Company and David Woodward ("Mr. Woodward")
10.23     Severance Agreement dated as of February 7, 1996 by and
          between the Company and Kris Pfaehler
10.24     Consolidated Equity Ownership Plan and Agreements thereunder by and between the Company and each of Mr. Stanley, Mr.
          Woodward, Mr. Pfaehler, and Wayne C. Inman ("Mr. Inman")
10.25     Deferred Compensation Agreements by and between the Company and each of Mr. Stanley, Mr. Woodward, and Mr. Pfaehler
10.26     Talon L.L.C. 401(k) Plan, as amended
10.27     Veltri Holdings 401(k) Plan
10.28     Executive Bonus Program of the Company
10.29     Lease Agreement by and between the Company and Maria Veltri dated August 1, 1994

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
10.30     Lease Agreement by and between the Company and Maria Veltri dated July 1, 1993
10.31     Amended and Restated Agreement dated as of April 28, 1998, by and between the Company and Talon L.L.C.
10.32     Loan and Facility Agreements dated as of April,1997 between and among Veltri Metal Products and Export Development
          Corporation
12.1      Statement of Ratio of Earnings to Fixed Charges
12.2      Pro Forma Computation of Ratio of Earnings to Fixed Charges
21        Subsidiaries and Affiliates of the Company
23.1      Consent of Dickinson Wright PLLC (included in Exhibit 5.1)
23.4      Consent Timmis & Inman, L.L.P. (included in Exhibit 5.2)*
23.2      Consent of Ernst & Young for the Company
23.3      Consent of KPMG Peat Marwick LLP for Veltri International
25        Statement of Eligibility and Qualification, Form T-1, of
          U.S. Bank Trust National Association
99.1      Form of Letter of Transmittal
99.2      Form of Notice of Guaranteed Delivery


-------------------------

* Filed with this amendment